[***] – Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

INDIVIOR PHARMACEUTICALS, INC.,

ARTEMIS MERGER SUB INC.,

and

SUPERNUS PHARMACEUTICALS, INC.

Dated August 1, 2026

i

3.20	Environmental Compliance and Conditions	46
3.21	Employment and Labor Matters	46
3.22	FDA and Regulatory Matters	47
3.23	Government Contracts	51
3.24	Brokerage	51
3.25	Disclosure	52
3.26	Board Approval; Vote Required	52
3.27	Takeover Statute	52
3.28	Opinion of Supernus’ Financial Advisor	53
3.29	No Other Representations and Warranties	53

Article IV REPRESENTATIONS AND WARRANTIES OF Indivior AND MERGER SUB		53

4.1	Organization and Corporate Power	53
4.2	Authorization; Valid and Binding Agreement	54
4.3	Capital Stock	54
4.4	Subsidiaries	55
4.5	No Breach	56
4.6	Consents, etc.	56
4.7	SEC Reports; Disclosure Controls and Procedures	57
4.8	No Undisclosed Liabilities	58
4.9	Absence of Certain Developments	58
4.10	Title to Properties	60
4.11	Tax Matters	61
4.12	Contracts and Commitments	62
4.13	Intellectual Property	64
4.14	Data Privacy	66
4.15	Litigation	67
4.16	Insurance	67
4.17	Employee Benefit Plans	68
4.18	Compliance with Law; Permits; Anti-Corruption Laws	70
4.19	Trade Laws	71
4.20	FTC Order	71
4.21	Environmental Compliance and Conditions	71
4.22	Employment and Labor Matters	72
4.23	FDA and Regulatory Matters	73
4.24	Government Contracts	76
4.25	Brokerage	77
4.26	Disclosure	77
4.27	Board Approval; Vote Required	77
4.28	Takeover Statute	78
4.29	Opinions of Indivior’s Financial Advisors	78
4.30	Merger Sub	78
4.31	Financing	78
4.32	No Other Representations and Warranties	79

Article V COVENANTS RELATING TO CONDUCT OF BUSINESS		80

5.1	Covenants of Supernus	80
5.2	Covenants of Indivior	84
5.3	Independent Operation; No Control Prior to Closing	87

Article VI ADDITIONAL COVENANTS OF THE PARTIES		88

6.1	Investigation	88
6.2	Registration Statement and Proxy Statement for Stockholder Approval	88
6.3	Stockholders’ Meetings	89
6.4	Non-Solicitation	91
6.5	Regulatory Approvals; Additional Agreements	97
6.6	Employee and Labor Matters	99
6.7	Indemnification of Officers and Directors	105
6.8	Public Disclosure	106
6.9	Nasdaq Listing of Additional Shares	107
6.10	Trading Symbol	107
6.11	Takeover Laws	107
6.12	Section 16	107
6.13	Qualifying Company Compliance	107
6.14	Certain Tax Matters	108
6.15	No Control of Other Party’s Business	108
6.16	Special Dividend	109
6.17	Financing	110
6.18	Certain Insurance Matters	115
6.19	Transaction Litigation	115
6.20	Resignation of Indivior Directors and Officers	116
6.21	FTC Order Compliance	116

Article VII CONDITIONS TO CLOSING		116

7.1	Conditions to All Parties’ Obligations	116
7.2	Conditions to Indivior’s and Merger Sub’s Obligations	117
7.3	Conditions to Supernus’ Obligations	118

Article VIII TERMINATION		118
8.1	Termination	118
8.2	Effect of Termination	121
8.3	Termination Fees	121

Article IX MISCELLANEOUS		123

9.1	Expenses	123
9.2	Amendment	123
9.3	Waiver	123
9.4	No Survival of Representations and Warranties	123
9.5	Entire Agreement; Counterparts	123
9.6	Applicable Law; Jurisdiction	124
9.7	Waiver of Jury Trial	124
9.8	Assignability	125
9.9	No Third Party Beneficiaries	125
9.10	Notices	125

9.11	Severability	126
9.12	Specific Performance	126
9.13	Debt Financing	127

EXHIBITS:

Exhibit A:	Form of Indivior Voting Agreement
Exhibit B:	Form of Supernus Voting Agreement
Exhibit C:	Form of Dividend Payment Rights Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated August 1, 2026, by and among Indivior Pharmaceuticals, Inc., a Delaware corporation (“Indivior”), Artemis Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Indivior (“Merger Sub”), and Supernus Pharmaceuticals, Inc., a Delaware corporation (“Supernus”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE I below.

WHEREAS, the parties wish to effect a business combination that is a merger of equals, and that, from and after the Effective Time (as defined herein), the combined enterprise will (a) be renamed and operate under the name Supernus, Inc., (b) have its shares trade under Supernus’ existing ticker symbol and (c) be governed in accordance with Section 2.5(b) hereof, subject to the terms and conditions set forth herein;

WHEREAS, the Indivior Board has unanimously: (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the Indivior Share Issuance, on the terms and subject to the conditions set forth in this Agreement; (b) determined that this Agreement, the Indivior Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, the Indivior Share Issuance and the Special Dividend, are fair to, and in the best interests of, Indivior and the Indivior Stockholders; (c) resolved to recommend to the Indivior Stockholders, the approval of the Indivior Share Issuance, on the terms and subject to the conditions set forth in this Agreement (the “Indivior Recommendation”); and (d) directed that the Indivior Share Issuance be submitted to the Indivior Stockholders for approval;

WHEREAS, the Supernus Board has unanimously: (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement; (b) determined that this Agreement, the Supernus Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, are fair to, and in the best interests of, Supernus and the Supernus Stockholders; (c) resolved to recommend to the Supernus Stockholders, the adoption of this Agreement, on the terms and subject to the conditions set forth in this Agreement (the “Supernus Recommendation”); and (d) directed that this Agreement be submitted to the Supernus Stockholders for adoption;

WHEREAS, the Merger Sub Board has unanimously: (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement; (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Merger Sub and the sole stockholder of Merger Sub; (c) resolved to recommend to the sole stockholder of Merger Sub, the adoption of this Agreement, on the terms and subject to the conditions set forth in this Agreement; and (d) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption;

WHEREAS, concurrently with the entry into this Agreement and as an inducement to Supernus entering into this Agreement, certain stockholders of Indivior have delivered to Supernus duly executed voting and support agreements substantially in the form attached hereto as Exhibit A (“Indivior Voting Agreements”), agreeing to certain matters with respect to the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the entry into this Agreement and as an inducement to Indivior entering into this Agreement, certain stockholders of Supernus have delivered to Indivior duly executed voting and support agreements substantially in the form attached hereto as Exhibit B (“Supernus Voting Agreements”), agreeing to certain matters with respect to the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, this Agreement will constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder and the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.4(a).

“Acquisition Proposal” shall mean any proposal, offer or inquiry, whether or not in writing, from any Person (other than Indivior or Supernus, as applicable, or any of its Affiliates, as applicable) or “group”, within the meaning of Section 13(d) of the Exchange Act for any transaction or series of transactions (other than the transactions contemplated by this Agreement) involving the: (a) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of such party and its Subsidiaries, taken as a whole; (b) direct or indirect issuance, acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole; (c) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person (other than Indivior or Supernus, as applicable, or any of its Affiliates, as applicable) or “group”, within the meaning of Section 13(d) of the Exchange Act, beneficially owning twenty percent (20%) or more of any class of equity securities of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole or (d) the sale, transfer, lease, exclusive license or other divestiture or disposition by such party of any business line, product line, Intellectual Property or other assets of such party or its Subsidiaries that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets (based on the fair market thereof) of such party and its Subsidiaries, taken as a whole, in each case of (a) through (d), other than the Merger and the transactions contemplated by this Agreement.

“Action” means any claim, demand, notice, action, suit, arbitration, proceeding, audit or investigation.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Closing Cash Dividend” has the meaning set forth in Section 6.16(b)(i).

“Alternative Dividend” has the meaning set forth in Section 6.16(b)(i).

“Alternative Dividend Right” has the meaning set forth in Section 6.16(b)(i).

“Alternative Dividend Scenario” has the meaning set forth in Section 6.17(j).

“Alternative Financing” has the meaning set forth in Section 6.17(f).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, and all other applicable anti-corruption/anti-bribery Laws.

“Antitrust Laws” means any antitrust, competition, or trade regulation Laws, including but not limited to the HSR Act, that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of actual or attempted monopolization, restraint of trade or other consequence, the effect of which may be to substantially lessen competition or tend to create a monopoly through merger or acquisition.

“Average Indivior Stock Price” shall mean the volume weighted average trading price per Indivior Share on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) for the five (5) consecutive Trading Days ending on (and including) the Trading Day that is three Trading Days prior to the date of the Effective Time.

“Book-Entry Share” has the meaning set forth in Section 2.11.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are closed in New York, New York.

“Capital Leases” means all obligations for capital leases (determined in accordance with GAAP).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986.

“Combined Company” means Indivior (to be known as Supernus, Inc., the name to be adopted in accordance with Section 2.5(a)) following the consummation of the Merger.

“Combined Company Board” has the meaning set forth in Section 2.5(b).

“Commitment Letter” has the meaning set forth in Section 4.31.

“Committed Financing” has the meaning set forth in Section 4.31.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated March 30, 2026, by and between Indivior and Supernus.

“Contingent Continuing Employee” has the meaning set forth in Section 6.6(a)(iv).

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“COVID-19” means SARS-CoV-2 or COVID-19, and any mutations or variations thereof (including any directly related health conditions).

“DEA” means the Drug Enforcement Administration or any successor agency thereto.

“Defaulting Party” has the meaning set forth in Section 8.3(f).

“DGCL” means the Delaware General Corporation Law.

“DPR Agreement” has the meaning set forth in Section 6.16(b)(i).

“Effect” has the meaning set forth in the definition of “Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 2.3.

“Employees” has the meaning set forth in Section 6.6(a).

“Environmental Laws” means all applicable federal, state, provincial, municipal, local and foreign Laws, statutes, regulations, ordinances and bylaws that have the force or effect of law, and all judicial and administrative Orders and determinations that are binding upon Supernus or Indivior, as applicable, and all policies, practices and guidelines of a Governmental Body that have, or are determined to have, the force of law, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date, and all authorizations, licenses and permits issued or required to be issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, or any successor federal statute thereto and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Supernus or Indivior, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Agency Agreement” has the meaning set forth in Section 2.12(a).

“Exchange Agent” has the meaning set forth in Section 2.12(a).

“Exchange Fund” has the meaning set forth in Section 2.12(b).

“Exchange Ratio” has the meaning set forth in Section 2.8(a)(ii).

“Excluded Party Listing” means a Governmental Body’s nonprocurement or procurement debarment and suspension system that records the most current information about persons who are excluded or disqualified from contracting with or receiving funding from a Governmental Body.

“Excluded Shares” has the meaning set forth in Section 2.8(a)(i).

“FAR” has the meaning set forth in Section 3.23(a).

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“FDA Fraud Policy” means the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto.

“Fee Letter” has the meaning set forth in Section 4.31.

“Financing” has the meaning set forth in Section 4.31.

“Financing Consent Rights” has the meaning set forth in Section 6.17.

“Financing Sources” means the Persons (including any lenders, investors, underwriters, initial purchasers, placement agents, arrangers, bookrunners or other financing sources) that have agreed, pursuant to the Commitment Letter and any joinders thereto or amendments, amendments and restatements, supplements or other modifications thereof or thereto, to provide, arrange, underwrite, place or otherwise participate in all or any portion of the Financing, together with their respective Affiliates and any of such Person’s or any of its Affiliates’ respective direct or indirect, former, current or future stockholders, members, general or limited partners, Representatives and their respective successors or assignees, together with any replacement or alternative financing obtained in accordance with Section 6.17.

“Forum” has the meaning set forth in Section 9.6(b).

“Fraud” means actual and intentional fraud under the common law of Delaware; provided, however, that “Fraud” shall not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness, or other similar theory.

“FTC” means the United States Federal Trade Commission.

“FTC Order” means the Stipulated Order for Permanent Injunction and Equitable Monetary Relief entered on November 20, 2020 by the United States District Court for the Western District of Virginia in Federal Trade Commission v. Indivior Inc., Case No. 1:20-cv-00036, together with any related written undertakings between Indivior (or any of its Subsidiaries) and the FTC or the United States Department of Justice, in each case as in effect on the date hereof and as it or they may be modified, amended, or extended from time to time.

“GAAP” means U.S. generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with Supernus’ or Indivior’s past practice, as applicable.

“Good Clinical Practices” means the applicable FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, including those contained in 21 C.F.R. Parts 11, 50, 54, 56 and 312, the International Council for Harmonisation’s (“ICH”) Guideline for Good Clinical Practice, and any similar state, local or foreign Laws, as applicable.

“Good Laboratory Practices” means applicable FDA regulations for conducting nonclinical laboratory studies, including those contained in 21 C.F.R. Part 58, the United States Animal Welfare Act, the ICH Guideline on Nonclinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals, the ICH Guideline on Safety Pharmacology Studies for Human Pharmaceuticals, and any similar state, local or foreign Laws, as applicable.

“Good Manufacturing Practices” means the applicable FDA standards for the methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packing, or holding of drugs, including those contained in 21 C.F.R. Parts 210-211, and medical devices, including those contained in 21 C.F.R. Part 820, and any similar state, local or foreign Laws, as applicable.

“Government Bid” means any offer made by Supernus or Indivior, as applicable, or any of their respective Affiliates (including their respective Subsidiaries) prior to the Closing Date which, if accepted, would result in a Government Contract.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other government or supranational authority or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court, arbitrator or other tribunal of any of the foregoing.

“Government Contract” means any Contract, including any basic ordering agreement, pricing agreement, letter agreement or other similar arrangement of any kind, between Supernus or Indivior, as applicable, or any of their respective Subsidiaries on the one hand, and (a) a Governmental Body of the United States, or (b) any prime contractor to a Governmental Body of the United States in its capacity as a prime contractor. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Hazardous Substance” means petroleum, or any fraction thereof, per- and poly-fluoroalkyl substances or any hazardous substance as defined in CERCLA or any waste, material or substance that is regulated, defined, designated or otherwise determined to be dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law.

“Healthcare Laws” means, to the extent related to the conduct of Indivior’s business or Supernus’ business, as applicable, as of the date hereof, the following: (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), the coverage and reimbursement provisions of Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act) and other government healthcare programs, including the Veterans Health Administration and the U.S. Department of Defense healthcare and contracting programs, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the criminal false claims statutes (18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §3801, et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h), and any other U.S. federal or state Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling or marketing of drug products, or that is related to remuneration (including ownership) to or by physicians or other healthcare providers (including kickbacks) or the disclosure or reporting of the same, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government healthcare programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing healthcare products or services; (ii) all applicable federal and state pharmaceutical pricing, rebate, reporting, and disclosure Laws, including those governing the Medicaid Drug Rebate Program, Medicare Parts B and D, the 340B Drug Pricing Program, TRICARE, the VA Federal Supply Schedule and Federal Ceiling Price Program, the Inflation Reduction Act of 2022, and state drug price transparency reporting requirements. (iii) all equivalent or similar Laws in any jurisdiction applicable to either party or its Products; and (iv) all regulations promulgated pursuant to such Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under Capital Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, however, that if such Person has not assumed any such obligations referred to in this clause (f), then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Parties” has the meaning set forth in Section 6.7(a).

“Indivior” has the meaning set forth in the Preamble.

“Indivior 401(k) Plan” has the meaning set forth in Section 6.6(a)(xi).

“Indivior Adverse Recommendation Change” has the meaning set forth in Section 6.4(e).

“Indivior Balance Sheet Date” means December 31, 2025.

“Indivior Board” means the board of directors of Indivior.

“Indivior Deferred Compensation Plan” has the meaning set forth in Section 6.6(a)(xi).

“Indivior Designees” has the meaning set forth in Section 2.5(b).

“Indivior Disclosure Letter” has the meaning set forth in Article IV.

“Indivior Employees” has the meaning set forth in Section 6.6(a).

“Indivior Equity Awards” means each Indivior RSU and Indivior PSU.

“Indivior Equity Plans” means Indivior’s 2026 Omnibus Equity Incentive Plan, as amended from time to time, Indivior’s 2024 Long-Term Incentive Plan, Indivior’s Long-Term Incentive Plan, and the Indivior Group Deferred Bonus Plan 2018.

“Indivior ESPP” means Indivior’s Amended and Restated U.S. Employee Stock Purchase Plan, as amended from time to time.

“Indivior ESPP Purchase Rights” means rights to acquire Indivior Shares under each Indivior ESPP.

“Indivior Fee Allocation Percentage” means 56.5%.

“Indivior IP Contracts” means any Contract (i) pursuant to which Indivior or any of its Subsidiaries (A) grants or has granted to any Person any license, covenant not to sue, option, or other right with respect to any Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice), (B) is or has been granted by any Person any license, covenant not to sue, option, or other right with respect to any Intellectual Property (other than commercially available, non-customized software licensed on a non-exclusive basis for a total annual fee of less than $50,000), or (C) has assigned or otherwise transferred ownership or any other rights in or to any Intellectual Property to or from any Person, or (ii) that restricts the ability of Indivior or any of its Subsidiaries to use, register, assert, or enforce Indivior Owned Intellectual Property or Indivior Licensed Intellectual Property.

“Indivior Licensed Intellectual Property” means all Intellectual Property that is licensed to Indivior or any of its Subsidiaries by a third party.

“Indivior Licenses” has the meaning set forth in Section 4.23(b).

“Indivior Material Adverse Effect” means a Material Adverse Effect of Indivior.

“Indivior Material Contract” has the meaning set forth in Section 4.12(c).

“Indivior Non-U.S. Subs” has the meaning set forth in Section 6.6(b).

“Indivior Notice of Change” has the meaning set forth in Section 6.4(f).

“Indivior Owned Intellectual Property” means all Intellectual Property that is owned (in whole or in part) by Indivior or any of its Subsidiaries, as applicable.

“Indivior Owned Real Property” has the meaning set forth in Section 4.10(b).

“Indivior Plan” means each Plan that Indivior or any of its Subsidiaries maintains, sponsors, provides benefits under or through, contributes to, is obligated to contribute to for the benefit of or provides benefits to or otherwise covers any current or former employee, officer, independent contractor or director of Indivior or any of its Subsidiaries (or their spouses, dependents, or beneficiaries) or with respect to which Indivior or any of its Subsidiaries has or may have any Liability, but excluding any plan, policy, program, arrangement or agreement in jurisdictions other than the U.S. solely to the extent the benefits provided thereunder are required to be provided by statute.

“Indivior Preferred Stock” means a share of preferred stock of Indivior, $0.01 par value per share.

“Indivior PSU” means each restricted stock unit granted under an Indivior Equity Plan that is subject to performance-based vesting restrictions.

“Indivior Real Property” has the meaning set forth in Section 4.10(b).

“Indivior Recommendation” has the meaning set forth in the Recitals.

“Indivior Registered Intellectual Property” has the meaning set forth in Section 4.13(a).

“Indivior RSU” means each restricted stock unit granted under an Indivior Equity Plan, that is subject to solely time-based vesting restrictions and not performance-based metrics.

“Indivior SEC Documents” has the meaning set forth in Section 4.7(a).

“Indivior Share” means a share of common stock of Indivior, $0.001 par value per share.

“Indivior Share Issuance” means the issuance of Indivior Shares in connection with the Merger as contemplated by this Agreement.

“Indivior Stockholder” means a holder of Indivior Shares.

“Indivior Stockholder Approval” has the meaning set forth in Section 4.27(b).

“Indivior Stockholders’ Meeting” has the meaning set forth in Section 6.3(b).

“Indivior Subsidiary Securities” has the meaning set forth in Section 4.4.

“Indivior Tax Counsel” has the meaning set forth in Section 6.14(b).

“Indivior Termination Fee” has the meaning set forth in Section 8.3(e).

“Indivior UK Option Plans” means the Amended and Restated Indivior UK Savings Related Share Option Plan, as amended from time to time and the Indivior UK Savings Related Share Option Plan.

“Indivior UK Option Plan Purchase Rights” means rights to acquire Indivior Shares under the Indivior UK Option Plans.

“Indivior Voting Agreement” has the meaning set forth in the Recitals.

“Intellectual Property” means all intellectual property and industrial rights arising in any jurisdiction throughout the world including those arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all reexaminations and extensions thereof; (ii) all trademarks, service marks, trade names, internet domain names, service names, brand names and trade dress rights, social media accounts and handles, and all goodwill associated therewith, and all applications, registrations and renewals thereof; (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights, and moral rights; (iv) trade secrets, know-how, formulae, processes, methods, techniques, data, databases, inventions (whether or not patentable), and other confidential or proprietary information; (v) software, including source code, object code and related documentation; and (vi) any other intellectual or industrial property rights, and all rights arising under applicable Law or Contract with respect to any of the foregoing.

“Intentional and Material Breach” means any material breach of this Agreement that is the consequence of any action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement.

“Intervening Event” means any event or development or change in circumstances that has a material effect on such party and its Subsidiaries, taken as a whole, first occurring or arising after the date of this Agreement to the extent that such event, development or change in circumstances (a) was neither known by the Supernus Board or the Indivior Board, as applicable, nor reasonably foreseeable by the Supernus Board or the Indivior Board, as applicable, as of or prior to the date of this Agreement and (b) does not relate to an Acquisition Proposal or a Superior Proposal or any inquiry or communications relating thereto; provided, however, that in no event shall the changes in the market price or trading volume of Supernus Shares or Indivior Shares or the fact that a party fails to meet, meets or exceeds internal or published projections, forecasts or revenue or earnings or other financial performance or results of operations predictions for any period be an Intervening Event (it being understood, however, that the underlying causes of such change or fact shall not be excluded by this proviso).

“Joint Proxy Statement” has the meaning set forth in Section 6.1(b).

“knowledge of Indivior” or “Indivior’s knowledge” shall mean, the actual knowledge of any of those individuals set forth in Section 1.1 of the Indivior Disclosure Letter.

“knowledge of Supernus” or “Supernus’ knowledge” shall mean, the actual knowledge of any of those individuals set forth in Section 1.1 of the Supernus Disclosure Letter.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, Order, ordinance, Permit, rule, regulation, guidance document or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including any Environmental Law.

“Lenders” has the meaning set forth in Section 4.31(a).

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or restriction.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development (each, an “Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate with all other Effects, a material adverse effect on the business, financial condition or results of operations of a party and its Subsidiaries, taken as a whole, other than any Effect arising out of or resulting from: (a) general business or economic conditions affecting the industry in which such party or any of its Subsidiaries operates, to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (b) any national or international political or social conditions, including the engagement by the U.S. in hostilities or the escalation thereof (whether or not pursuant to the declaration of a national emergency or war), the occurrence or the escalation of any military or terrorist attack upon the U.S. (including any internet or “cyber” attack or hacking), or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S. or any similar event, or geopolitical conflict, and military and/or governmental responses thereto, including the effects of economic sanctions, reverse sanctions, boycotts, reverse boycotts, commercial, currency and banking restrictions, reductions or cancellations in energy, technology or commercial product purchases, and the effects therefrom, in each case, to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (c) any natural disaster, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, changes in or effects in weather, meteorological conditions or climate, explosion, fire, act of God or other force majeure event, to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (d) any epidemic, disease outbreak or pandemic (including COVID-19), public health emergency or widespread occurrence of infectious disease, to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (e) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (f) changes in GAAP, to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (g) changes in Laws, rules, regulations, Orders, or other binding directives issued by any Governmental Body, to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (h) the taking of any action expressly contemplated hereby or the other agreements contemplated hereby or at the written request or with the written consent of the other party; (i) the public announcement or the execution of this Agreement or the pendency or consummation of the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that this clause (i) shall not apply to any representation or warranty of Supernus in Section 3.5 or Section 3.6 or of Indivior in Section 4.5 or Section 4.6 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger); (j) any failure, in and of itself, by either party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Material Adverse Effect unless otherwise excluded in this definition of “Material Adverse Effect”); (k) any change, in and of itself, in the market price or trading volume of the securities of either party (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Material Adverse Effect unless otherwise excluded in this definition of “Material Adverse Effect”); or (l) any litigation, claim or legal proceeding threatened or initiated against Indivior, Merger Sub, Supernus or any of their respective Subsidiaries, Affiliates, officers or directors, in each case, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and including the impact of any of the foregoing on any relationships with customers, suppliers, licensors, distributors, partners, providers, employees or regulators.

“Measurement Date” has the meaning set forth in Section 3.3(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.8(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” means the board of directors of Merger Sub.

“Merger Tax Opinion” has the meaning set forth in Section 6.14(b).

“Merger Tax Representation Letters” has the meaning set forth in Section 6.14(b).

“Misconduct Allegation” has the meaning set forth in Section 3.21.

“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Global Select Market and the Nasdaq Global Market, as applicable.

“Non-Defaulting Party” has the meaning set forth in Section 8.3(f).

“Non-U.S. Plan” means each Plan that is subject to the Laws of a jurisdiction other than the U.S. (whether or not U.S. Law also applies).

“Orange Book” means the Approved Drug Products with Therapeutic Equivalence Evaluations maintained by the FDA as of the date of this Agreement.

“Order” means any order, writ, injunction, judgment or decree.

“Organizational Documents” means the certificate of incorporation, articles of incorporation, articles of association, bylaws or other charter or organizational documents of a company or other entity.

“Permit” means any approval, clearance, authorization, certificate, consent, license, accreditation, Order or permits or other similar authorization of any Governmental Body or under any Law.

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are established in the consolidated financial statements of Supernus or Indivior, as applicable, in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practice in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the leased Supernus Real Property or Indivior Real Property, as applicable, which are not violated by the current use and operation of the leased Supernus Real Property or Indivior Real Property, as applicable; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased Supernus Real Property or Indivior Real Property, as applicable, which do not materially impair the occupancy, marketability or use of such real property for the purposes for which it is currently used or proposed to be used in connection with Supernus’ business or Indivior’s business, as applicable; (e) matters that would be disclosed by an accurate current survey of the leased Supernus Real Property or Indivior Real Property, which do not materially impair the occupancy, marketability or use of such real property for the purposes for which it is currently used or proposed to be used in connection with Supernus’ business or Indivior’s business, as applicable; (f) any other Liens (including any immaterial imperfections or immaterial irregularities of title) that, in the aggregate, do not materially impair the occupancy, marketability or use of such real property for the purposes for which it is currently used or proposed to be used in connection with Supernus’ business or Indivior’s business, as applicable; (g) Liens arising under workers’ compensation, unemployment insurance and social security; (h) purchase money Liens and Liens securing rental payments under Capital Leases; and (i) Liens set out in Section 1.1(p) of the Indivior Disclosure Letter or the Supernus Disclosure Letter as applicable.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof.

“Personal Data” means any information in a party’s or its Subsidiaries’ possession that identifies or could be used to identify an individual, household or device including information that constitutes “personal data,” “personal information” or similar term as defined by applicable Law.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any other compensation and benefit plan, policy, program, arrangement, agreement or payroll practice, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more Persons, including any stock purchase, stock option, restricted stock, other equity-based, profit-sharing, phantom equity, severance, separation, retention, employment, consulting, change in control, bonus, incentive, commission, deferred compensation, pension, supplemental retirement, employee loan, health, dental, vision, workers’ compensation, collective bargaining, disability, life insurance, death benefit, welfare, vacation, paid time off, leave of absence, employee assistance, legal services, tuition assistance, fringe benefit or other material benefit plan, policy, program, arrangement, agreement or payroll practice.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Products” means any product that Supernus or Indivior, as applicable, has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by Supernus or Indivior, as applicable.

“Qualified Offer” has the meaning set forth in Section 6.6(a)(iv).

“Registration Statement” has the meaning set forth in Section 6.1(b).

“Representative” means any director, officer, employee, accountant, consultant, legal counsel, financial advisor, agent or other representative of a party.

“Required Financial Information” has the meaning set forth in Section 6.17(h)(vii).

“Rights Agent” means Computershare Trust Company, N.A.

“Rollover Option” has the meaning set forth in Section 2.9(c).

“Rollover RSU” has the meaning set forth in Section 2.9(a).

“Sanctioned Country” means a country or territory that is itself subject to a comprehensive embargo and other territory-wide sanctions or with which dealings are otherwise broadly restricted, prohibited or made sanctionable under any Trade Laws, currently Cuba, Iran, North Korea, Syria (prior to July 1, 2025), and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine.

“Sanctioned Person” means any Person that (i) is listed on any Trade Laws-related list of designated or blocked persons (including without limitation the Specially Designated Nationals and Blocked Persons List), (ii) is located, ordinarily resident or organized in a Sanctioned Country, (iii) is, or is an agent, representative or instrumentality of, the government of any Sanctioned Country or the government of Venezuela or (iv) owned, 50% or more, or controlled by, or acting, directly or indirectly, for, on behalf of or for the benefit of any of the foregoing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations of the SEC promulgated thereunder.

“SOX” shall mean the Sarbanes-Oxley Act of 2002.

“Special Dividend” has the meaning set forth in Section 6.16(a)(i).

“Supernus” has the meaning set forth in the Preamble.

“Supernus Adverse Recommendation Change” has the meaning set forth in Section 6.4(b).

“Supernus Balance Sheet Date” means December 31, 2025.

“Supernus Board” means the board of directors of Supernus.

“Supernus Designees” has the meaning set forth in Section 2.5(b).

“Supernus Disclosure Letter” has the meaning set forth in Article III.

“Supernus Existing Loan Documents” means that certain Credit Line Agreement, dated February 8, 2023, among Supernus and UBS Bank USA, and all other loan documents related thereto and entered into with respect thereto, in each case, as amended from time to time.

“Supernus Employees” has the meaning set forth in Section 6.6(a).

“Supernus Equity Plans” means Supernus’ Amended and Restated 2021 Equity Incentive Plan, as amended from time to time and Supernus’ Third Amended and Restated 2012 Equity Incentive Plan, as amended.

“Supernus ESPP” means Supernus’ Second Amended and Restated 2012 Employee Stock Purchase Plan, as amended from time to time.

“Supernus ESPP Purchase Rights” means rights to acquire Supernus Shares under the Supernus ESPP.

“Supernus Fee Allocation Percentage” means 43.5%.

“Supernus IP Contracts” means any Contract (i) pursuant to which Supernus or any of its Subsidiaries (A) grants or has granted to any Person any license, covenant not to sue, option, or other right with respect to any Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice), (B) is or has been granted by any Person any license, covenant not to sue, option, or other right with respect to any Intellectual Property (other than commercially available, non-customized software licensed on a non-exclusive basis for a total annual fee of less than $50,000), or (C) has assigned or otherwise transferred ownership or any other rights in or to any Intellectual Property to or from any Person, or (ii) that restricts the ability of Supernus or any of its Subsidiaries to use, register, assert, or enforce any Supernus Owned Intellectual Property or Supernus Licensed Intellectual Property.

“Supernus Licensed Intellectual Property” means all Intellectual Property that is licensed to Supernus or any of its Subsidiaries by a third party.

“Supernus Licenses” has the meaning set forth in Section 3.22(b).

“Supernus Material Adverse Effect” means a Material Adverse Effect of Supernus.

“Supernus Material Contract” has the meaning set forth in Section 3.12(c).

“Supernus Notice of Change” has the meaning set forth in Section 6.4(c).

“Supernus Option” means each option to acquire Supernus Shares granted under a Supernus Equity Plan or pursuant to a stand-alone stock option agreement.

“Supernus Owned Intellectual Property” means all Intellectual Property that is owned (in whole or in part) by Supernus or any of its Subsidiaries, as applicable.

“Supernus Plan” means each Plan that Supernus or any of its Subsidiaries maintains, sponsors, provides benefits under or through, contributes to, is obligated to contribute to for the benefit of or provides benefits to or otherwise covers any current or former employee, officer, independent contractor or director of Supernus or any of its Subsidiaries (or their spouses, dependents, or beneficiaries) or with respect to which Supernus or any of its Subsidiaries has any Liability, but excluding any plan, policy, program, arrangement or agreement in jurisdictions other than the U.S. solely to the extent the benefits provided thereunder are required to be provided by statute.

“Supernus Preferred Stock” means a share of preferred stock of Supernus, $0.001 par value per share.

“Supernus PSU” means each restricted stock unit granted under a Supernus Equity Plan that is subject to performance-based vesting restrictions.

“Supernus Real Property” has the meaning set forth in Section 3.10(b).

“Supernus Recommendation” has the meaning set forth in the Recitals.

“Supernus Registered Intellectual Property” has the meaning set forth in Section 3.13(a).

“Supernus RSU” means each restricted stock unit granted under a Supernus Equity Plan that is subject to solely time-based vesting restrictions and not performance-based metrics.

“Supernus SEC Documents” has the meaning set forth in Section 3.7(a).

“Supernus Share” means a share of common stock of Supernus, $0.001 par value per share.

“Supernus Share Certificate” has the meaning set forth in Section 2.11.

“Supernus Stockholders” means all holders of Supernus Shares.

“Supernus Stockholder Approval” has the meaning set forth in Section 3.26(b).

“Supernus Stockholders’ Meeting” has the meaning set forth in Section 6.3(a).

“Supernus Subsidiary Securities” has the meaning set forth in Section 3.4.

“Supernus Tax Counsel” has the meaning set forth in Section 6.14(b).

“Supernus Termination Fee” has the meaning set forth in Section 8.3(e).

“Supernus Voting Agreement” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Superior Proposal” means, with respect to a party hereto, any bona fide written Acquisition Proposal (except the references in the definition thereof to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) with respect to such party, on terms that the board of directors of such party determines in good faith (after consultation with such party’s financial advisors and outside legal counsel and taking into account all relevant financial, legal and regulatory aspects of such Acquisition Proposal and this Agreement, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be more favorable from a financial point of view to such party and its stockholders (in their capacity as stockholders) as compared to the transactions contemplated by this Agreement (including any modifications to the terms of this Agreement pursuant to Section 6.4(e)).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction,” or “business combination” statute or regulation or other similar antitakeover laws of a state or any other Governmental Body, including Section 203 of the DGCL.

“Tax” or “Taxes” means: (a) any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not; and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by Contract or otherwise.

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including all information returns relating to Taxes of third parties, any claims for refund of Taxes and any amendments or supplements to any of the foregoing.

“Termination Date” has the meaning set forth in Section 8.1(d)(ii).

“Trade Laws” means all applicable import, export control, anti-boycott Laws, and economic sanctions or trade restrictions administered or enforced by the governments of the United States, the European Union or any member state thereof, or the United Kingdom (including His Majesty’s Treasury).

“Trading Day” shall mean a day on which Indivior Shares are traded on Nasdaq.

“Transaction Litigation” means any claim or legal proceeding (including any demand letter, individual action, class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving Indivior, Supernus, the Indivior Board or Supernus Board, any committee thereof and/or any of Indivior’s or Supernus’ directors or officers, each as applicable, relating directly or indirectly to this Agreement, the Merger or any of the transactions contemplated by this Agreement or disclosures of a party relating to the transactions contemplated by this Agreement including any such claim or legal proceeding based on allegations that the Indivior’s or Supernus’ entry into this Agreement, as applicable, or the terms and conditions of this Agreement or any of the transactions contemplated hereby constituted a breach of the fiduciary duties of any member of the Indivior Board or Supernus Board, any committee thereof or any officer of Indivior or Supernus, each as applicable.

“Transition Employees” has the meaning set forth in Section 6.6(a)(v).

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“U.S.” means the United States of America.

“WARN” has the meaning set forth in Section 3.21.

1.2 Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, Schedules, the Supernus Disclosure Letter, the Indivior Disclosure Letter, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Disclosure Letters, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b) Exhibits, Schedules, the Supernus Disclosure Letter and the Indivior Disclosure Letter to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” and “dollars” shall be deemed to refer to U.S. currency unless otherwise specifically provided.

(d) Any definition of or reference to any agreement, instrument, benefit plan or other document or any Law in this Agreement shall be construed as referring to such agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified.

(e) Any reference in this Agreement to a particular Law shall, where relevant, be construed to include any equivalent or substantially similar Law of any jurisdiction applicable to the relevant party or the transactions contemplated by this Agreement, together with any rules, regulations and other subordinate legislation promulgated under that Law.

(f) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(g) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a copy of the information or material referred to has been (i) provided to the party to whom such information or material is to be provided, including by means of being provided for review in the virtual data room set up by Supernus or Indivior, as applicable, in connection with the transactions contemplated by this Agreement or (ii) has been publicly filed with the SEC, in each case, at least twenty-four (24) hours prior to the date of this Agreement.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Supernus (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease, and Supernus shall continue as the surviving corporation (the “Surviving Corporation”). The Surviving Corporation shall continue to exist under the Laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises, unaffected by the Merger except as set forth in this Article II. Immediately following the Effective Time, but subject to Section 2.12(b), the Surviving Corporation shall be a wholly-owned subsidiary of Indivior.

2.2 Closing. The closing of the Merger (the “Closing”) shall be held remotely by exchange of documents and signatures (or their electronic counterparts) at a date and time to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) (such date the “Closing Date”), unless another date or time is mutually agreed upon in writing by the parties hereto.

2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL with respect to the Merger. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Indivior and Supernus in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to herein as the “Effective Time”).

2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.5 Certificate of Incorporation of Indivior; Corporate Governance Matters.

(a) The parties shall take all actions necessary so that, at or immediately prior to the Effective Time, Indivior shall cause the Indivior Board to amend Indivior’s certificate of incorporation, effective as of the Effective Time, to cause its name to be changed to Supernus, Inc.

(b) Indivior and Supernus shall take all necessary corporate action so that, effective as of the Effective Time: (i) the board of directors of the Combined Company (the “Combined Company Board”) shall consist of an even number of directors, comprised of an equal number of individuals designated by Indivior (the “Indivior Designees”) as set forth in Section 2.5(b)(i) of the Indivior Disclosure Letter and individuals designated by Supernus (the “Supernus Designees”) as set forth in Section 2.5(b)(i) of the Supernus Disclosure Letter, in each case, subject to each such individual’s willingness to serve and satisfaction of applicable Nasdaq independence and director-qualification requirements; (ii) the Chair of the Combined Company Board shall be an Indivior Designee, as set forth in Section 2.5(b)(ii) of the Indivior Disclosure Letter; (iii) the Chief Executive Officer, Chief Financial Officer, and other senior executive officers and members of the management team of Supernus immediately prior to the Effective Time shall serve as the Chief Executive Officer, Chief Financial Officer, and other senior executive officers and members of the management team of the Combined Company as set forth on Section 2.5(b)(iii) of the Supernus Disclosure Letter; and (iv) if, prior to the Effective Time, any Indivior Designee or Supernus Designee (or any individual designated as the Chair of the Combined Company Board) is unable or unwilling to serve, the party that designated such individual shall designate a replacement, subject to the same qualification requirements; provided, that (1)any replacement Indivior Designee or Chair of the Combined Company Board shall be subject to the prior written consent of Supernus (in its sole discretion) and (2) any replacement Supernus Designee shall be subject to the prior written consent of Indivior (in its sole discretion).

2.6 Certificate of Incorporation and Bylaws of Surviving Corporation. At the Effective Time, the parties shall take all necessary actions so that, at or immediately prior to the Effective Time, (a) the certificate of incorporation of Supernus shall, by virtue of the Merger, but subject to Section 6.7, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law; and (b) subject to Section 6.7, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter modified, changed or amended as provided therein or by applicable Law.

2.7 Directors and Officers of the Surviving Corporation and Other Subsidiaries.

(a) From and after the Effective Time, the directors and executive officers of the Surviving Corporation shall be the individuals designated as the directors and executive officers of the Surviving Corporation as set forth in Section 2.7(a) of the Supernus Disclosure Letter, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, appointed, designated or qualified, or until their earlier death, resignation or removal in accordance with such certificate of incorporation and bylaws of the Surviving Corporation.

(b) The parties shall take, or cause to be taken, all actions necessary so that, effective as of the Effective Time (or as promptly as practicable thereafter, to the extent required by applicable Law), the directors and officers of each Subsidiary of Indivior (other than the Surviving Corporation) are the individuals designated as the directors and officers of such Subsidiaries as set forth on Section 2.7(b) of the Supernus Disclosure Letter (as such designations may be supplemented or modified by Supernus between the date of this Agreement and the Closing Date in order to comply with applicable Law or to allocate titles among such individuals), in each case to hold office until their respective successors shall have been duly elected, appointed, designated or qualified, or until their earlier death, resignation or removal in accordance with the applicable organizational documents of such Subsidiaries. Without limiting the foregoing, (i) with respect to any non-U.S. Subsidiary of Indivior, Supernus may, between the date of this Agreement and the Closing Date, designate one or more additional directors (in addition to the directors specified in Section 2.7(b) of the Supernus Disclosure Letter) as necessary to comply with applicable non-U.S. Law, and (ii) with respect to all Subsidiaries of Indivior, the officers shall consist of the individuals specified in Section 2.7(b) of the Supernus Disclosure Letter, provided that Supernus may, between the date of this Agreement and the Closing Date, determine and designate the specific officer titles to be held by each such individual at each such Subsidiary. At the Closing, Indivior shall deliver, or cause to be delivered, to Supernus duly executed letters of resignation and/or evidence of removal, effective as of the Effective Time, of each director and officer of Indivior and each of its Subsidiaries who is not continuing in such capacity pursuant to Section 2.5(b) and Section 2.7(b) of the Supernus Disclosure Letter.

2.8 Treatment of Supernus Shares and Merger Sub Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Indivior, Merger Sub, Supernus or any holder of shares thereof:

(i) each Supernus Share held as of the Effective Time by (1) Supernus as treasury shares or (2) by Indivior, Merger Sub, or any direct or indirect wholly owned Subsidiary of Supernus or Indivior (collectively, the “Excluded Shares”), shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 2.9(a), Section 2.9(b) and Section 2.15, each Supernus Share outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be canceled and converted into the right to receive 1.5401 fully paid and nonassessable Indivior Shares (such ratio, as such number may be adjusted in accordance with this Article II, the “Exchange Ratio” and the consideration to be received in respect of each Supernus Share, the “Merger Consideration”); and

(iii) all shares of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding share of common stock of the Surviving Corporation, which share shall be held by Indivior.

(b) Notwithstanding any other provision of this Agreement, no fractional Indivior Shares shall be issued in connection with the Merger, no dividends or distributions of Indivior shall relate to such fractional share interests, no certificates for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as an Indivior Stockholder. Any Supernus Stockholder who would otherwise be entitled to receive a fraction of an Indivior Share pursuant to the Merger (after taking into account all Supernus Shares held immediately prior to the Effective Time by such holder) shall, in lieu of such fraction of a share and upon surrender of such Supernus Share Certificate or Book-Entry Shares, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest and subject to any required Tax withholding, determined by multiplying such fraction by the Average Indivior Stock Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional Indivior Share that would otherwise have been issuable as part of the Merger Consideration. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional Indivior Shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Indivior that would otherwise be caused by the issuance of fractional Indivior Shares.

2.9 Treatment of Supernus Equity Awards. At the Effective Time, by virtue of the Merger and without any further action on the part of Indivior, Merger Sub, Supernus or any holder of shares thereof:

(a) each Supernus RSU award that is then outstanding shall automatically, without any action on the part of the holder thereof, be assumed and converted into an award of restricted stock units of Indivior (each, a “Rollover RSU”) with the same terms and conditions that applied to such Supernus RSU award immediately prior to the Effective Time, including applicable vesting conditions (which, for the avoidance of doubt, shall include any rights accruing under the applicable Supernus Equity Plan as a result of the occurrence of a Covered Transaction (as defined therein)), relating to a number of Indivior Shares equal to the product, rounded down to the nearest whole number of Indivior Shares, of (A) the number of shares of Supernus Shares subject to such Supernus RSU award immediately prior to the Effective Time multiplied by (B) the Exchange Ratio;

(b) each Supernus PSU award that is then outstanding shall automatically, without any action on the part of the holder thereof, be assumed and converted into a Rollover RSU that is subject solely to time-based vesting, with such time-based vesting schedule to be provided by Supernus prior to the Effective Time, with the same other terms and conditions (including, for the avoidance of doubt, any applicable settlement timing and form of payment) that applied to such Supernus PSU award immediately prior to the Effective Time, (and, for the further avoidance of doubt, any performance-vesting conditions applicable to such Supernus PSU award shall cease to apply as of the Effective Time), relating to a number of Indivior Shares equal to the product, rounded down to the nearest whole number of Indivior Shares, of (A) the number of shares of Supernus Shares subject to such Supernus PSU award immediately prior to the Effective Time multiplied by (B) the Exchange Ratio.

(c) each Supernus Option that is then outstanding shall automatically, without any action on the part of the holder thereof, be assumed and converted into an option to acquire Indivior Shares (each, a “Rollover Option”) at an adjusted exercise price per share (as detailed below), subject to the same terms and conditions as were applicable to such Supernus Option immediately prior to the Effective Time (which, for the avoidance of doubt, shall include any rights accruing under the Supernus Equity Plan, as a result of the occurrence of a Covered Transaction (as defined therein)), including applicable vesting conditions; accordingly, effective as of the Effective Time: (A) each such Rollover Option shall be exercisable solely for Indivior Shares; (B) the number of Indivior Shares subject to each Rollover Option shall be determined by multiplying the number of shares of Supernus Shares subject to the Supernus Option immediately prior to the Effective Time by the Exchange Ratio and rounding down to the nearest whole number of Indivior Shares; and (C) the per share exercise price for the Indivior Shares issuable upon exercise of such Rollover Option shall be determined by dividing the per share exercise price for the shares of Supernus Shares subject to the Supernus Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and

(d) the parties shall take all actions that are necessary or desirable to effectuate the provisions of this Section 2.9, including obtaining board or committee consents or adopting or assuming a Supernus Equity Plan, as applicable, by Indivior. Indivior shall provide Supernus, and Supernus shall provide Indivior, with drafts of, and a reasonable opportunity to comment upon, all resolutions, option agreements and other written actions as may be required to effectuate the provisions of this Section 2.9.

2.10 Filing of S-8. Indivior shall file after the Closing Date, a registration statement on Form S-8 (or any successor form) with respect to the Indivior Shares issuable with respect to Rollover RSUs, Rollover PSUs and Rollover Options pursuant to Section 2.9(a), and shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long such Rollover RSUs, Rollover PSUs and Rollover Options remain outstanding.

2.11 Closing of Supernus Transfer Books. At the Effective Time: (a)(i) each certificate formerly representing any Supernus Share (other than an Excluded Share) (“Supernus Share Certificate”) and (ii) each uncertificated Supernus Share (“Book-Entry Share”) formerly representing any Supernus Share (other than an Excluded Share) shall cease to be outstanding and (other than any Excluded Shares) shall represent only the right to receive Indivior Shares (and cash in lieu of any fractional Indivior Shares) as contemplated by Section 2.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.15 and all holders of Supernus Share Certificates or Book-Entry Shares shall cease to have any rights as stockholders of Supernus; and (b) the stock transfer books of Supernus shall be closed with respect to all Supernus Shares outstanding immediately prior to the Effective Time. No further transfer of any such Supernus Shares shall be made on such stock transfer books after the Effective Time. If after the Effective Time, a valid certificate previously representing any Supernus Shares is presented to the Exchange Agent, to the Surviving Corporation or to Indivior, such Supernus Share Certificate shall be cancelled and shall be exchanged as provided in this Article II.

2.12 Exchange Fund; Exchange of Certificates.

(a) Prior to the Closing Date, Indivior and Supernus shall mutually select a bank or trust company, which may be the transfer agent for the Indivior Shares, to act as exchange agent in the Merger (the “Exchange Agent”), and, not later than the Effective Time, Indivior shall enter into an agreement with such bank or trust company, which agreement shall be reasonably acceptable to Supernus (the “Exchange Agency Agreement”), for the payment of the Merger Consideration as provided in Section 2.8.

(b) Indivior shall issue and deliver, prior to or concurrent with the Effective Time to the Exchange Agent solely for the account and benefit of the former Supernus Stockholders, (i) the maximum number of Indivior Shares that have become issuable pursuant to Section 2.8(a)(ii), and Section 2.9(a) for delivery to the Merger Consideration recipients entitled thereto (such Indivior Shares being the “Exchange Fund”) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 2.8(b) for delivery to the Merger Consideration recipients entitled thereto.

(c) At the Effective Time and without any action on the part of any holder, all Book-Entry Shares shall be deemed surrendered to the Exchange Agent and Indivior shall cause the Exchange Agent to: (i) deliver to each holder of Book-Entry Shares that number of uncertificated whole Indivior Shares that the holder is entitled to receive pursuant to this Article II and cancel such Book-Entry Shares; and (ii) mail to each holder of Book-Entry Shares a check in the amount of any cash payable in respect of such holder’s Book-Entry Shares pursuant to Section 2.8(b).

(d) As promptly as reasonably practicable after the Effective Time, but in any event within five (5) Business Days thereafter, Indivior shall cause the Exchange Agent to mail to the record holders of Supernus Share Certificates: (i) a notice advising such holder of the effectiveness of the Merger; (ii) a letter of transmittal in customary form and containing such provisions as Indivior and Supernus may reasonably specify (including a provision confirming that delivery of Supernus Share Certificates shall be effected, and risk of loss and title to the Supernus Shares shall pass, only upon delivery of such Supernus Share Certificates to the Exchange Agent); and (iii) instructions for use in effecting the surrender of the Supernus Share Certificates in exchange for the Indivior Shares, as provided in Section 2.8(a). Upon surrender of a Supernus Share Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Indivior, (A) the holder of such Supernus Share Certificate shall be entitled to receive in exchange a certificate or evidence of shares in book entry form representing the number of whole Indivior Shares that such holder has the right to receive pursuant to the provisions of Section 2.8(a) (and cash in lieu of any fractional Indivior Shares pursuant to Section 2.9(b) and (B) the Supernus Share Certificate so surrendered shall immediately be canceled. Until surrendered as contemplated by this Section 2.12(d), each Supernus Share Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Indivior Shares (and cash in lieu of any fractional Indivior Shares pursuant to Section 2.9(b)) as contemplated by this Article II and any distribution or dividend with respect to Indivior Shares, the record date for which is after the Effective Time. In the event of a transfer of ownership of Supernus Shares that is not registered in the transfer records of Supernus, a certificate or evidence of shares in book-entry form representing the proper number of Indivior Shares may be issued to a Person other than the Person in whose name the Supernus Share Certificate so surrendered is registered if such Supernus Share Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such issuances shall pay any transfer or other Taxes required by reason of the issuance of the Indivior Shares to a person other than the registered holder of such Supernus Shares or establish to the satisfaction of Indivior that such Taxes have been paid or are not applicable. If any Supernus Share Certificate shall have been lost, stolen or destroyed, Indivior may, in its discretion and as a condition precedent to the issuance of any certificate or evidence of shares in book-entry form representing Indivior Shares, require the owner of such lost, stolen or destroyed Supernus Share Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Indivior may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Indivior, or the Surviving Corporation with respect to such Supernus Share Certificate.

(e) All Indivior Shares to be issued and delivered to the Exchange Agent pursuant to this Section 2.12 shall be deemed issued and outstanding as of the Effective Time, and whenever a dividend or other distribution is declared by Indivior in respect of Indivior Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Indivior Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made with respect to the Indivior Shares with a record date after the Effective Time shall be paid to the holder of an unsurrendered Supernus Share Certificate with respect to the Indivior Shares that such holder has the right to receive pursuant to the Merger until such holder surrenders such Supernus Share Certificate in accordance with this Section 2.12. All such dividends and other distributions shall be paid by Indivior to the Exchange Agent after deduction of any applicable Taxes and shall be included in the Exchange Fund, in each case until the surrender of such Supernus Share Certificate in accordance with this Section 2.12. Subject to the effect of applicable Laws, following surrender of any such Supernus Share Certificate there shall be paid to the recordholder thereof, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such Indivior Shares and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Indivior Shares with a record date after the Effective Time but with a payment date subsequent to surrender.

(f) Any portion of the Exchange Fund that remains undistributed to holders of Supernus Share Certificates as of the date one (1) year after the Closing Date shall be delivered to Indivior upon demand, and any holders of Supernus Share Certificates who have not theretofore surrendered their Supernus Share Certificates to the Exchange Agent in accordance with this Section 2.12(f), as well as any holders of Book-Entry Shares who have not theretofore cashed any check payable to them in accordance with Section 2.9(b), shall thereafter look only to Indivior for satisfaction of their claims for Indivior Shares, cash in lieu of fractional Indivior Shares and any dividends or distributions with respect to Indivior Shares, subject to applicable abandoned property law, escheat law or similar Law.

(g) Neither Indivior, nor the Surviving Corporation shall be liable to any current or former Supernus Stockholder or to any other Person with respect to any Indivior Shares (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Law. If any Supernus Share Certificate shall not have been surrendered prior to five (5) years after the Closing Date (or immediately prior to such earlier date on which any Indivior Shares or any dividends or other distributions payable to the holder of such Supernus Share Certificate would otherwise escheat to or become the property of any Governmental Body), any Indivior Shares issuable upon the surrender of, or any dividends or other distributions in respect of, such Supernus Share Certificate shall, to the extent permitted by applicable Law, become the property of Indivior, free and clear of all claims or interest of any Person previously entitled thereto.

2.13 Withholding. Each of Supernus, Indivior, Merger Sub and the Surviving Corporation (as applicable) shall be entitled to deduct or withhold such amounts as it determines, in its sole discretion, are necessary to cover all required withholdings from the amounts payable (including Indivior Shares deliverable) under this Agreement in accordance with the Code and any other applicable Law, and the Exchange Agent shall be entitled to so deduct or withhold to the extent it is entitled as set forth in the general instructions in the letter of transmittal. Any such withheld or deducted amount shall be timely paid over to the appropriate Governmental Body and treated as though such amount had been paid to the Person in respect of whom such withholding was required.

2.14 Interest; No Liability. All payments made pursuant to this Article II shall be without interest. None of Indivior, Merger Sub, and the Surviving Corporation shall be liable to any Person in respect of any cash or securities delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar Law.

2.15 Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that Supernus changes the number of Supernus Shares issued and outstanding prior to the Effective Time or Indivior changes the number of Indivior Shares issued and outstanding prior to the Effective Time, in either case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the consideration paid in accordance with this Agreement, including the Exchange Ratio, shall be equitably adjusted to reflect such change.

2.16 Further Action. If, at any time after the Effective Time, any further action is determined by Indivior or Supernus to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to rights and property of Merger Sub and Supernus, the officers and directors of Indivior shall be further authorized to take such action. Indivior and the Surviving Corporation also shall take such further actions as may be necessary or desirable to ensure that the Exchange Agent sends out the letters of transmittal to Supernus Stockholders and issues certificates or evidence of shares in book-entry form representing Indivior Shares to such stockholders in accordance with Section 2.12.

2.17 No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to Supernus Stockholders in connection with the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SUPERNUS

Except as disclosed in (a) the Supernus SEC Documents furnished or filed prior to the date hereof (excluding any disclosures in any risk factors section or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure letter delivered by Supernus to Indivior prior to the execution and delivery of this Agreement (the “Supernus Disclosure Letter”) to the extent it makes reference to the particular Section or subsection of this Agreement to which exception is being taken (or to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to another Section or subsection of this Agreement), Supernus represents and warrants to Indivior as follows:

3.1 Organization and Corporate Power.

(a) Supernus is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated hereby to be executed, delivered and performed by Supernus and perform its obligations hereunder and thereunder. Each of the Subsidiaries of Supernus is a corporation or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization. Each of Supernus and its Subsidiaries has all requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Each of Supernus and its Subsidiaries has all authorizations, licenses and permits, necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and permits would not have a Supernus Material Adverse Effect. Each of Supernus and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Supernus Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of Supernus, as in effect as of the date hereof, have been heretofore made available to Indivior.

3.2 Authorization; Valid and Binding Agreement. Subject to obtaining the Supernus Stockholder Approval, the execution, delivery and performance of this Agreement by Supernus and each other agreement, document, instrument or certificate contemplated hereby to be executed, delivered and performed by Supernus and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Supernus, and no other corporate approvals on Supernus’ part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Indivior and Merger Sub, this Agreement constitutes a valid and binding obligation of Supernus, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights or general principles of equity affecting the availability of specific performance and other equitable remedies.

3.3 Capital Stock.

(a) The authorized capital stock of Supernus consists of (i) 130,000,000 Supernus Shares, $0.001 par value per share, of which, as of July 28, 2026 (the “Measurement Date”), 58,168,001 Supernus Shares were issued and outstanding and (ii) 65,000,000 Supernus Preferred Stock, of which, as of the Measurement Date, none were issued and outstanding. Between the Measurement Date and the date of this Agreement, there have been no issuances or grants of Supernus Shares, Supernus Options, Supernus RSUs, Supernus PSUs or Supernus ESPP Purchase Rights.

(b) Section 3.3(b) of the Supernus Disclosure Letter sets forth a true and complete list as of the Measurement Date of the outstanding Supernus Shares, Supernus Options, Supernus RSUs, Supernus PSUs and Supernus ESPP Purchase Rights (assuming that all participants in the Supernus ESPP as of the date hereof were to continue to participate through the next regularly scheduled exercise date under the Supernus ESPP), including, with respect to each Supernus Option, Supernus RSU award, Supernus PSU award and Supernus ESPP Purchase Right, the number of Supernus Shares issuable thereunder or with respect thereto, the holder thereof and the exercise price (if any), and Supernus has granted no other such awards since the Measurement Date and prior to the date of this Agreement.

(c) All of the outstanding Supernus Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Supernus Shares were issued in compliance in all material respects with all applicable Laws concerning the issuance of securities. Except as set forth in Section 3.3(b) of the Supernus Disclosure Letter, Supernus does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Supernus. Except as set forth in Section 3.3(b) of the Supernus Disclosure Letter, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of Supernus, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of Supernus, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require Supernus to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Supernus, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Supernus or (v) bonds, debentures, notes or other Indebtedness of Supernus having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of Supernus may vote.

(d) All of the outstanding Supernus Options, Supernus RSUs, Supernus PSUs and Supernus ESPP Purchase Rights have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.

(e) There are no stockholder agreements or voting trusts or other agreements or understandings to which Supernus is a party with respect to the voting, or restricting the transfer, of the capital stock or any other equity interest of Supernus. Supernus has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. No shares of capital stock of Supernus are held by any Subsidiary of Supernus.

(f) As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Supernus or any of its Subsidiaries is subject, a party to or otherwise bound.

3.4 Subsidiaries. Section 3.4 of the Supernus Disclosure Letter lists all of the Subsidiaries of Supernus, and for each Subsidiary the jurisdiction of formation. Each of the Subsidiaries of Supernus is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of the jurisdiction of its incorporation or organization, except where failure to be so duly incorporated or organized, validly existing and/or in good standing would not have a Material Adverse Effect. All of the outstanding shares of capital stock or equivalent equity interests of each of Supernus’ Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned of record and beneficially, directly or indirectly, by Supernus free and clear of all Liens (other than Permitted Liens). None of Supernus’ Subsidiaries has any other equity securities authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing. There are no outstanding or authorized options or other rights to acquire from any of Supernus’ Subsidiaries, or any obligations of any of Supernus’ Subsidiaries to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of any of Supernus’ Subsidiaries (collectively, “Supernus Subsidiary Securities”). There are no outstanding obligations of Supernus or its Subsidiaries to repurchase, redeem, or otherwise acquire any of the Supernus Subsidiary Securities, and there are no other options, calls, warrants, or other rights, relating to Supernus Subsidiary Securities to which Supernus or its Subsidiaries is a party. Except for the capital stock or other equity or voting interests of its Subsidiaries and as set forth on Section 3.4 of the Supernus Disclosure Letter, Supernus does not own, directly or indirectly, any material amount of capital stock or other equity or voting interests in any Person.

3.5 No Breach. Except with respect to clauses (b) and (c) for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a Supernus Material Adverse Effect, the execution, delivery and performance of this Agreement by Supernus and, subject to obtaining the Supernus Stockholder Approval, the consummation of the transactions contemplated hereby do not (a) conflict with or violate Supernus’ or any of its Subsidiaries’ Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 3.6 have been obtained and all filings and obligations described in Section 3.6 have been made, conflict with or violate any Law, statute, rule or regulation or Order, judgment or decree to which Supernus or its Subsidiaries or any of their properties or assets is subject, or (c) conflict with or result in any breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of Supernus or any of its Subsidiaries, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any Supernus Material Contract.

3.6 Consents, etc. Except as may be required by (a) the HSR Act, (b) the Exchange Act, (c) the Securities Act, (d) U.S. state securities Laws, (e) Nasdaq and (f) the DGCL, in each case, which requirements have or will be made in connection with the transactions contemplated hereby, (i) none of Supernus or any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (ii) no consent, approval or authorization of any Governmental Body is required to be obtained by Supernus or any of its Subsidiaries in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Supernus Material Adverse Effect.

3.7 SEC Reports; Disclosure Controls and Procedures.

(a) Supernus has filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated by reference therein) with the SEC required to be filed or furnished by Supernus since January 1, 2023 (the “Supernus SEC Documents”). As of their respective filing dates or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment: (i) each of the Supernus SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the Supernus SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Supernus SEC Documents, and, to the knowledge of Supernus, none of the Supernus SEC Documents is the subject of any outstanding SEC comment or investigation. No Subsidiary of Supernus is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(b) The consolidated financial statements (including all related notes and schedules) of Supernus and its consolidated Subsidiaries contained in the Supernus SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of Supernus and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Supernus and its consolidated Subsidiaries for the periods covered thereby.

(c) Supernus maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Supernus’ properties or assets. Since January 1, 2023, none of Supernus, Supernus’ independent accountants, the Supernus Board or its audit committee has received any oral or written notification of any (A) “significant deficiency” in the internal controls over financial reporting of Supernus, (B) “material weakness” in the internal controls over financial reporting of Supernus, or (C) fraud, whether or not material, that involves management or other employees of Supernus or its Subsidiaries who have a significant role in the internal controls over financial reporting of Supernus. Since January 1, 2023, any material change in internal control over financial reporting required to be disclosed in any Supernus SEC Document has been so disclosed.

(d) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Supernus are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Supernus in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Supernus, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Supernus to make the certifications required under the Exchange Act with respect to such reports.

(e) Since the Supernus Balance Sheet Date, (i) neither Supernus nor any of its Subsidiaries nor, to the knowledge of Supernus, any director, officer, employee, auditor, accountant or representative of Supernus or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Supernus or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Supernus or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the knowledge of Supernus, no attorney representing Supernus or any of its Subsidiaries, whether or not employed by Supernus or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by Supernus or any of its Subsidiaries or any of their officers, directors, employees or agents to any director or executive officer of Supernus.

(f) Supernus is in material compliance with the applicable listing and corporate governance rules and regulations of Nasdaq.

3.8 No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of Supernus as of March 31, 2026 included in the Supernus SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 3.8 of the Supernus Disclosure Letter, Supernus, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Supernus and its Subsidiaries prepared in accordance therewith (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have a Supernus Material Adverse Effect.

3.9 Absence of Certain Developments.

(a) Since the Supernus Balance Sheet Date, there has not been any Supernus Material Adverse Effect.

(b) Except as expressly contemplated by this Agreement, since the Supernus Balance Sheet Date, each of Supernus and its Subsidiaries has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and none of them has:

(i) amended or modified its Organizational Documents;

(ii) sold, leased, assigned, transferred or purchased any material tangible assets, in each case in a single or related series of transactions, except in the ordinary course of business consistent with past practice;

(iii) issued, sold, redeemed or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(iv) declared or paid any dividend or other distribution of the assets of Supernus;

(v) made or approved any material changes in its Plans or made any material changes in wages, salary, or other compensation, including severance, with respect to its current or former officers, directors or executive employees other than increases in base salaries and wages that are consistent with past practices or as required by applicable Law or any Supernus Plan;

(vi) paid, loaned or advanced (other than the payment of compensation and benefits in the ordinary course of business consistent with past practice or the payment, advance or reimbursement of business expenses in the ordinary course of business consistent with past practice or 401(k) plan loans) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business or other than at arm’s length;

(vii) except as required by applicable Law, adopted or materially amended any Supernus Plans;

(viii) hired or terminated any of its officers or employees with fixed annual compensation in excess of $300,000, with respect to non-officer employees, other than in the ordinary course of business consistent with past practice;

(ix) entered into, amended or modified any collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body;

(x) commenced or settled any Action in which the amount in dispute is in excess of $1,000,000;

(xi) made any material change in accounting principles, methods, procedures or policies, except as required by GAAP;

(xii) made, changed or revoked any material Tax election, or settled or compromised any material Tax claim or liabilities, or filed any substantially amended material Tax Return;

(xiii) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization or authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;

(xiv) except in the ordinary course of business consistent with past practice, incurred or discharged any Indebtedness;

(xv) made capital expenditures individually in excess of $750,000;

(xvi) suffered any material damage, destruction or loss, whether or not covered by insurance;

(xvii) sold, assigned, transferred, abandoned or allowed to lapse or expire any material Intellectual Property rights or other intangible assets owned, used or licensed by Supernus or any of its Subsidiaries in connection with any product of Supernus or any of its Subsidiaries or the operation of any of their businesses;

(xviii) been subject to any written claim or written threat of infringement, misappropriation or other violation by or against Supernus or any of its Subsidiaries of Intellectual Property rights of Supernus or any of its Subsidiaries or a third party;

(xix) materially reduced the amount of any insurance coverage provided by existing insurance policies; or

(xx) committed to do or take any of the actions described in the foregoing clauses (i) through (xix).

3.10 Title to Properties.

(a) Supernus and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of Supernus and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not constitute a Supernus Material Adverse Effect. To Supernus’ knowledge, all such items of tangible personal property are in normal operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.

(b) Supernus does not own any real property. The leased real property described in Section 3.10(b) of the Supernus Disclosure Letter (the “Supernus Real Property”) constitutes all of the real property used, occupied or leased by Supernus or its Subsidiaries. The Supernus Real Property leases are in full force and effect, and Supernus holds a valid and existing leasehold interest in the Supernus Real Property under each such applicable lease. Neither Supernus nor, to Supernus’ knowledge, any other party to the applicable Supernus Real Property leases is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by Supernus in any material respect under the Supernus Real Property leases, and, to Supernus’ knowledge, no event has occurred which, if not remedied, would result in a default by any party other than Supernus in any material respect under the Supernus Real Property leases.

3.11 Tax Matters.

(a) (i) Supernus and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) Supernus and its Subsidiaries have paid all material Taxes as due and payable (whether or not shown on any Tax Return) and, (iv) as of the Supernus Balance Sheet Date, any Liability of Supernus or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of Supernus in accordance with applicable accounting practices and procedures. Since the Supernus Balance Sheet Date, neither Supernus nor any of its Subsidiaries has incurred any material Liability for Taxes outside the ordinary course of business.

(b) No claim has been made in writing by any Governmental Body in a jurisdiction where Supernus or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Supernus or any of its Subsidiaries. Supernus and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither Supernus nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c) No material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Supernus or any of its Subsidiaries.

(d) There is no outstanding request for any extension of time for Supernus or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of Supernus or any of its Subsidiaries that is currently in force.

(e) Neither Supernus nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither Supernus nor any of its Subsidiaries (i) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was Supernus) or (ii) has Liability for the Taxes of any Person (other than Supernus or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(f) Neither Supernus nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Law).

(g) Neither Supernus nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income, or make any material adjustment under Section 481(a) of the Code, for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper use of any method of accounting for any taxable period ending on or prior to the Closing Date; (ii)

“closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or other Law) executed prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued outside the ordinary course of business on or prior to the Closing Date; (v) election under Section 108(i) of the Code; or (vi) the application of Section 965 of the Code.

(h) Neither Supernus nor any of its Subsidiaries has taken advantage of any relief or Tax deferral provisions or any carryback of net operating losses or similar Tax items related to COVID-19 for Tax purposes whether federal, state, local or foreign, including the CARES Act.

(i) Neither Supernus nor any of its Subsidiaries has knowledge of any facts, or has taken or plans to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

3.12 Contracts and Commitments.

(a) As of the date hereof, none of Supernus or any of its Subsidiaries is a party to or bound by any:

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Supernus or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Supernus’ Annual Report on Form 10-K for the year ended December 31, 2021, or any Supernus SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii) Contract (A) relating to the disposition or acquisition by Supernus or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement, other than in the ordinary course of business consistent with past practice, or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in liabilities to Supernus and its Subsidiaries in excess of $1,000,000 or (B) pursuant to which Supernus or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than Supernus’ Subsidiaries;

(iii) collective bargaining agreement or Contract with any labor union, trade organization or similar employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions);

(iv) any Contract for the engagement or employment of any employee or other Person on a full-time, part-time, consulting or other basis with (a) annual compensation equal to or in excess of $300,000 or (b) severance, change in control or other similar benefits;

(v) Contract establishing any joint ventures, partnerships or similar arrangements;

(vi) Contract (A) prohibiting or materially limiting the right of Supernus or any of its Subsidiaries to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating Supernus or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Supernus or any of its Subsidiaries on an exclusive basis to any Person or group of Persons or in any geographical area, but excluding any distribution, sales representative, sales agent or similar agreement under which Supernus or any of its Subsidiaries has granted a Person an exclusive geographical area and under which Supernus paid commissions less than $1,000,000 to such Person in 2025 or from whom Supernus received less than $1,000,000 from the sale of product to said Person in 2025;

(vii) each Government Contract, apart from Contracts with Centers for Medicare and Medicaid Services;

(viii) each Supernus IP Contract;

(ix) mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $1,000,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(x) Contract providing for any guaranty by Supernus or any of its Subsidiaries of third-party obligations (under which Supernus or any of its Subsidiaries has continuing obligations as of the date hereof) of $500,000 or more, other than any guaranty by Supernus or any of its Subsidiaries’ of obligations of Supernus or any of its Subsidiaries;

(xi) Contract between Supernus, on the one hand, and any Affiliate of Supernus (other than a Subsidiary of Supernus), on the other hand;

(xii) Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Supernus or its Subsidiaries;

(xiii) Contract under which Supernus and Supernus’ Subsidiaries are expected to make annual expenditures (excluding sales commissions) or receive annual revenues in excess of $1,000,000 during the current or a subsequent fiscal year; or

(xiv) Contract to enter into any Contract of the type described in the foregoing clauses (i) through (xiii).

(b) Indivior has been given access to a true and correct copy of all written Supernus Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Supernus Material Contract.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Supernus Material Adverse Effect, (i) Supernus is not in default under any Contract listed, or required to be listed, in Section 3.12(a) of the Supernus Disclosure Letter (each, a “Supernus Material Contract” and, collectively, the “Supernus Material Contracts”) and (ii) to Supernus’ knowledge, as of the date hereof, the parties other than Supernus or any of its Subsidiaries to each of the Supernus Material Contracts is not in default thereunder. Each Supernus Material Contract is legal and in full force and effect and is valid, binding and enforceable against Supernus and its Subsidiaries (to the extent party thereto) and, to Supernus’ knowledge, each other party thereto. As of the date hereof, no party to any Supernus Material Contract has given any written notice, or to the knowledge of Supernus, any notice (whether or not written) of termination or cancellation of any Supernus Material Contract or that it intends to seek to terminate or cancel any Supernus Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

3.13 Intellectual Property.

(a) All of the patents, domain names, registered trademarks and service marks, registered copyrights and applications for any of the foregoing, that are currently owned by or exclusively licensed to Supernus or any of its Subsidiaries (collectively, “Supernus Registered Intellectual Property”) are set forth in Section 3.13(a) of the Supernus Disclosure Letter, including for each item: (i) the record owner; (ii) the jurisdiction of issuance, registration, or application; (iii) the issuance, registration, or application number; and (iv) the date of issuance, registration, or filing. All assignments to Supernus or its Subsidiaries of patents constituting Supernus Owned Intellectual Property that are material to the business of Supernus and its Subsidiaries exist and have been properly executed and recorded. The Supernus Owned Intellectual Property and the Supernus Licensed Intellectual Property are each (A) subsisting and, to the knowledge of Supernus, valid and enforceable and (B) not subject to any outstanding order, judgment or decree. To the knowledge of Supernus, all registration, renewal, maintenance, and other payments that are or have become due with respect to each item of Supernus Registered Intellectual Property have been timely paid, and all documents, recordations, and certificates required to maintain Supernus Registered Intellectual Property in full force and effect have been timely filed with the relevant Governmental Body. Supernus has complied with all Laws regarding the duty of disclosure, candor and good faith in connection with each item included in Supernus Registered Intellectual Property to the extent required under applicable Law.

(b) To the knowledge of Supernus, the Supernus Owned Intellectual Property, together with any Supernus Licensed Intellectual Property constitutes all Intellectual Property used in and material to or otherwise necessary for Supernus’ or its Subsidiaries’ manufacture or sale of its Products or operation of the business of Supernus and its Subsidiaries. Supernus or one of its Subsidiaries (i) (A) solely and exclusively owns all rights, title and interests in and to all Supernus Owned Intellectual Property, free and clear of any Liens other than Permitted Liens, and (B) is the sole and exclusive licensee of all Supernus Licensed Intellectual Property, free and clear of all Liens other than Permitted Liens, (ii) possess legally sufficient, valid and enforceable rights to use all other Intellectual Property used in connection with or necessary to conduct Supernus’ and its Subsidiaries’ businesses; provided, however, that the foregoing shall not be interpreted as a representation of non-infringement of third-party Intellectual Property, which is dealt with exclusively in Section 3.13(e) below, and (iii) will continue to own, license or have the right to use all such Intellectual Property in clauses (i) and (ii) immediately following the Closing to the same extent as prior to the Closing.

(c) To the knowledge of Supernus, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously since January 1, 2023 infringed, misappropriated, diluted or otherwise violated, any material Supernus Owned Intellectual Property or any material Supernus Licensed Intellectual Property. Neither Supernus nor any of its Subsidiaries has brought or made any pending claim, demand, or Action, or sent any written notice to any Person, alleging any infringement, misappropriation, or other violation of any Supernus Owned Intellectual Property or Supernus Licensed Intellectual Property.

(d) No Person has provided written notice of a claim or pending Action or, to the knowledge of Supernus, threatened a claim or Action, challenging the ownership, validity, enforceability or scope of any Supernus Registered Intellectual Property, and no item of Supernus Registered Intellectual Property is the subject of any outstanding Order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which Supernus has received written notice. No Supernus Registered Intellectual Property is subject to any pending challenge or, to the knowledge of Supernus, any threatened challenge, to its validity, enforceability, scope, or title in any reissue, reexamination, inter partes review, post-grant review, covered business method review, cancellation, interference, or opposition proceeding before the United States Patent and Trademark Office or any comparable proceeding before any foreign Governmental Body.

(e) To Supernus’ knowledge, Supernus and its Subsidiaries, their Products and the business of Supernus and its Subsidiaries as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person since January 1, 2023. Supernus and its Subsidiaries have not, since January 1, 2023, received any charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that Supernus or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and, to the knowledge of Supernus, no such charge, complaint, claim, demand, notice or other communication has been threatened against Supernus or any of its Subsidiaries. There is no pending Action (or to the knowledge of Supernus, threatened Action), claim, or suit alleging any such infringement, misappropriation, dilution or violation.

(f) Supernus and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all Intellectual Property owned by Supernus or any of its Subsidiaries. Supernus and its Subsidiaries have taken commercially reasonable steps to maintain and protect the secrecy and confidentiality of all material trade secrets included in the Intellectual Property owned by Supernus or any of its Subsidiaries, including by maintaining appropriate physical, technical, and organizational security measures. To the knowledge of Supernus, no material trade secret owned by Supernus or any of its Subsidiaries has been disclosed or authorized to be disclosed to any third party other than pursuant to a written confidentiality agreement requiring such third party to maintain the confidentiality thereof. All employees, contractors and consultants who have created Intellectual Property used in the conduct of the business of Supernus or a Subsidiary as currently conducted have either (i) assigned to one or more of Supernus or its Subsidiaries all of their rights therein, to the full extent permitted by Law and to the extent such rights would not automatically vest with Supernus or one of its Subsidiaries by operation of Law, or (ii) with respect to consultants and contractors, assigned to one or more of Supernus or its Subsidiaries all of their rights in Supernus Registered Intellectual Property and granted Supernus or its Subsidiaries sufficient rights in all other such Intellectual Property to conduct the business of Supernus and its Subsidiaries as currently conducted. Each such employee, contractor, and consultant has executed a valid and enforceable written agreement pursuant to which such Person agrees to maintain the confidentiality of Supernus’ and its Subsidiaries’ trade secrets and other confidential or proprietary information.

(g) Section 3.13(g) of the Supernus Disclosure Letter sets forth, as of the date hereof, a true, correct, and complete list of all Supernus IP Contracts. Each Supernus IP Contract is legal, valid, and binding on Supernus or its applicable Subsidiary, and, to the knowledge of Supernus, each other party thereto, and is in full force and effect. Neither Supernus nor any of its Subsidiaries has received any written notice of termination or cancellation, or written notice of any breach or default, under any Supernus IP Contract, and neither Supernus nor any of its Subsidiaries has provided any written notice of termination or cancellation under any Supernus IP Contract. The consummation of the Merger and the other transactions contemplated by this Agreement will not (i) result in the early termination, cancellation, expiration, or acceleration of any Supernus IP Contract; (ii) require the payment of any additional fee or the provision of any additional consideration under any Supernus IP Contract; (iii) result in the loss, lapse, or impairment of, or any Lien on, any Intellectual Property owned by or licensed to Supernus or its Subsidiaries; (iv) result in any party thereto having the right to modify any rights or obligations thereunder; or (v) result in any obligation to grant, license, or otherwise make available to any Person any Intellectual Property, that would not otherwise exist absent such consummation.

3.14 Data Privacy.

(a) Supernus and its Subsidiaries (i) maintain commercially reasonable policies and procedures regarding the security, privacy, transfer and use of Personal Data that are designed to protect Personal Data from unauthorized access, use or disclosure, and (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Supernus Material Adverse Effect, since January 1, 2023, have been in compliance with all of Supernus’ and its Subsidiaries’ published and written policies, as applicable, governing the security, privacy, transfer and use of Personal Data, contractual obligations applicable to the processing of Personal Data and applicable Laws governing data privacy and data security.

(b) To Supernus’ knowledge, since January 1, 2023, (i) none of Supernus or any of its Subsidiaries has experienced any unauthorized access, acquisition, theft, destruction or compromise of any Personal Data, which, individually or in the aggregate, has had a Supernus Material Adverse Effect and (ii) there has not been any unauthorized intrusions or breaches of security into any Supernus information technology system used in the operation of the businesses of Supernus and its Subsidiaries, which, individually or in the aggregate, has had a Supernus Material Adverse Effect. To Supernus’ knowledge, since January 1, 2023, no third-party processing Personal Data on behalf Supernus has experienced a security breach affecting Personal Data of Supernus or its Subsidiaries, which, individually or in the aggregate, has had a Supernus Material Adverse Effect. Neither Supernus, its Subsidiaries, nor any third party acting at Supernus’ direction or authorization has paid any perpetrator of any actual or threatened security incident or cyber-attack, including a ransomware attack or a denial-of-service attack.

(c) To Supernus’ knowledge, since January 1, 2023, none of Supernus or any of its Subsidiaries has been under investigation by any state, federal, or foreign jurisdiction regarding its protection, storage, use, disclosure, and transfer of Personal Data.

(d) To Supernus’ knowledge, since January 1, 2023, none of Supernus or any of its Subsidiaries has received any material written claim, complaint, inquiry or notice from any governmental, regulatory or self-regulatory authority or entity, or any data subject, related to Supernus’ or its Subsidiaries’ collection, processing, use, storage, security, and/or disclosure of Personal Data, alleging that any of these activities are in violation of any applicable Laws governing data privacy and data security.

3.15 Litigation. There are no Actions pending, or to Supernus’ knowledge, threatened, against Supernus or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body, and Supernus and its Subsidiaries are not subject to or in violation of any outstanding judgment, Order or decree of any court or Governmental Body, in each case, that would, individually or in the aggregate, have a Supernus Material Adverse Effect. This Section 3.15 shall not apply to Taxes, with respect to which exclusively the representations and warranties in Section 3.11 shall apply.

3.16 Insurance. Section 3.16 of the Supernus Disclosure Letter lists each material insurance policy maintained by Supernus or any of its Subsidiaries or, to Supernus’ knowledge, under which Supernus is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are in full force and effect and shall continue in effect until the Closing Date, except, upon expiration of any such insurance policies prior thereto, as such insurance policies may be renewed or replaced with materially similar insurance policies in the ordinary course of business. Such insurance policies are sufficient, in all material respects in the aggregate, with the operation of Supernus’ or its Subsidiaries’ business for the industry in which it operates. Supernus is not in default with respect to its obligations under any such insurance policies and, to Supernus’ knowledge, there is no threatened termination of, or threatened premium increase with respect to, any of such policies, other than in connection with Supernus’ annual renewal process.

3.17 Employee Benefit Plans.

(a) Section 3.17 of the Supernus Disclosure Letter lists all current material Supernus Plans (other than (i) immaterial Non-U.S. Plans that are otherwise Supernus Plans or (ii) any at-will employment agreement or any services agreement terminable upon 30 days’ notice or less, in either case that does not provide for severance, notice of termination (or pay in lieu), change of control, retention or bonus pay or similar benefits (other than continuation coverage or other entitlements required by Law)).

(b) Each Supernus Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such Supernus Plan is so qualified, and Supernus is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Supernus Plan. The Supernus Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law; and Supernus has not become subject to any material Liability by reason of (i) a failure to provide any notice, (ii) a failure to make any contribution to a Supernus Plan intended to be qualified under Section 401(a) of the Code within the time prescribed for the contribution under ERISA, or (iii) a breach of fiduciary duty or prohibited transaction under ERISA or any other applicable Law, in each case with respect to a Supernus Plan.

(c) With respect to each current material Supernus Plan, Supernus has made available true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all non-routine correspondence with any Governmental Body relating to a Supernus Plan received or sent within the last three years, (vi) the most recent determination or opinion letter, (vii) the most recently filed Form 5500, (viii) the most recent actuarial valuation report, and (ix) the last three years of compliance testing results.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Supernus Material Adverse Effect, with respect to the Supernus Plans, (i) all required contributions to, and premiums payable in respect of, such Supernus Plan have been made or, to the extent not required to be made on or before the date hereof, have been properly accrued on Supernus’ financial statements in accordance with GAAP, and (ii) there are no Actions, audits, suits or claims pending or, to Supernus’ knowledge, threatened, other than routine claims for benefits.

(e) Neither Supernus nor any of its ERISA Affiliates has at any time in the past six (6) years sponsored or contributed to, or has or has had any Liability or obligation in respect of (whether contingent or otherwise) (i) any employee benefit plan (including any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA)) that is or was at any relevant time subject to Title IV of ERISA or Section 412 of the Code, (ii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither Supernus nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full. None of the Supernus Plans obligates Supernus or its Subsidiaries to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with Supernus or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law and coverage through the end of the month of termination of employment.

(f) Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any Person, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any Supernus Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Supernus Plan, (iv) require Supernus or its Subsidiaries to set aside any assets to fund any benefits under a Supernus Plan or result in the forgiveness in whole or in part of any outstanding loans made by Supernus to any Person, (v) limit the ability to amend or terminate any Supernus Plan or related trust or (vi) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code or Section 409A of the Code (or, in either case, any corresponding provision of state, local or foreign Tax law). Supernus has no obligation to pay any gross-up in respect of any Tax under Section 4999 of the Code or Section 409A of the Code (or, in either case, any corresponding provision of state, local or foreign Tax law).

(g) With respect to each Supernus Plan that is a Non-U.S. Plan, and except as would not reasonably be expected to have, individually or in the aggregate, a Supernus Material Adverse Effect, the fair market value of the assets of each funded Non-U.S. Plan, the liability of each insurer for any non-U.S. Plan funded through insurance or the book reserve established for any Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) with respect to all current or former participants under such Non-U.S. Plan according to the actuarial assumptions and valuation most recently used to determine employer contributions to such Non-U.S. Plan, and none of the contemplated transactions will cause such assets, insurance obligations or book reserves to be less than such benefit obligations. Each such Non-U.S. Plan required to be registered has been registered and has been maintained in all material respects in good standing with each applicable Governmental Body. No Supernus Plan that is a Non-U.S. Plan is a defined benefit pension plan.

(h) Each Supernus Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Supernus Plan is, or to Supernus’ knowledge, will be, subject to the penalties of Section 409A(a)(1) of the Code.

3.18 Compliance with Law; Permits; Anti-Corruption Laws.

(a) Supernus and each of its Subsidiaries hold all Permits required to operate their respective businesses as they are being conducted as of the date hereof, and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Supernus Material Adverse Effect, and no proceeding is pending or, to the knowledge of Supernus, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither Supernus nor any of its Subsidiaries is in material violation of, or in default under, any Law, in each case applicable to Supernus or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 3.18 shall not apply to Taxes, employee benefit plans, environmental matters, labor and employment matters or regulatory matters, which are the subjects exclusively of the representations and warranties in Section 3.11, Section 3.17, Section 3.20, Section 3.21 and Section 3.22, respectively.

(b) Supernus and its Subsidiaries are, and for the past six (6) years have been, in compliance with Anti-Corruption Laws.

(c) During the past six (6) years, neither Supernus nor any of its Subsidiaries nor, to the knowledge of Supernus, any of their respective directors, officers, employees or agents (in each case, while acting on behalf of Supernus or its Subsidiaries), has directly or indirectly used, offered, authorized, promised, provided, paid, requested, or received, whether directly or indirectly through a third party, on behalf of Supernus or its Subsidiaries or in connection with their business, any bribes, kickbacks, gifts, or anything else of value, regardless of form or amount, to any Person for any improper purpose, including for obtaining or retaining business or securing an improper business advantage.

(d) For the past six (6) years, neither Supernus nor any of its Subsidiaries, to Supernus’ knowledge, has been or is currently under any internal or Governmental Body review, investigation, inspection, or examination relating to their compliance with Anti-Corruption Laws, or has received any written notice or other communication from any Governmental Body regarding a violation of, or failure to comply with, any Anti-Corruption Laws.

(e) For the past six (6) years, Supernus and its Subsidiaries have not, to Supernus’ knowledge, been and are not now under any administrative, civil, or criminal investigation, prosecution, or indictment, and neither Supernus nor any of its Subsidiaries is party to any legal actions involving alleged false statements, false claims or other improprieties relating to their compliance with Anti-Corruption Laws.

(f) For the past six (6) years, Supernus and its Subsidiaries have maintained an adequate system or systems of internal controls reasonably designed to promote compliance with Anti-Corruption Laws.

(g) For the past six (6) years, neither Supernus nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Body with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

3.19 Trade Laws. Neither Supernus nor any of its Subsidiaries nor any of their respective directors, officers, employees or agents is a Sanctioned Person. Since April 24, 2019, (a) neither Supernus nor any of its Subsidiaries has directly or indirectly conducted any business or engaged in any transactions with a Sanctioned Person or in any Sanctioned Country in violation of Trade Laws and (b) each of Supernus and its Subsidiaries have been in material compliance with all Trade Laws and have obtained, satisfied the requirements of or are otherwise qualified to rely upon all necessary import and export licenses, consents, notices, waivers, approvals, orders, registrations, declarations or other authorizations, and made any filings with any Governmental Body, in each case required for the import, export, reexport or transfer of products, services, software or technologies. There are no pending or threatened claims against Supernus or any of its Subsidiaries nor any actions, conditions, facts or circumstances that would reasonably be expected to give rise to any material future claims with respect to the Trade Laws.

3.20 Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Supernus Material Adverse Effect: (a) each of Supernus and its Subsidiaries is and has been in compliance with all Environmental Laws; (b) each of Supernus and its Subsidiaries holds, and is and has been in compliance with, all authorizations, licenses and Permits required under Environmental Laws to operate its business at the Supernus Real Property as presently conducted; (c) none of Supernus or any of its Subsidiaries has received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees under Environmental Laws; (d) no Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored by Supernus or on, under or about any of the real property occupied or used by Supernus. Supernus has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the Supernus Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and (e) to Supernus’ knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by Supernus for which Supernus has, or may have, Liability.

3.21 Employment and Labor Matters. Supernus has made available a true and complete listing of all current Supernus employees and contractors as of the date of this Agreement, including for each: (a) their work location; (b) date of hire or engagement date; (c) annual base salary (or hourly wage rate, or other method of compensation as applicable); (d) job title or description of services; (e) employment or engagement status (e.g., as applicable, active or inactive, full-time or part-time employee or contractor, and non-exempt or exempt classification under the Fair Labor Standards Act or similar applicable Laws); (f) employing entity, (g) commission and bonus potential (if applicable), and (h) any visa or work permit status and the date of expiration, if applicable. Supernus is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions), and there are no such agreements which pertain to employees of Supernus in existence or in negotiation. No employees of Supernus are represented by a labor union, works council or other employee representative body (other than any statutorily mandated representation in non-U.S. jurisdictions). Since January 1, 2023, Supernus has not experienced any labor strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute. Supernus will not incur any notice, consultation or consent obligations with respect to any labor union, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby. There are no, and since January 1, 2023 there have been no, material Actions or any material disputes pending or, to Supernus’ knowledge, threatened between Supernus and any of its employees or independent contractors. There are no, and since January 1, 2023 there have been no material Actions or any material disputes pending or, to Supernus’ knowledge, threatened by or before any Governmental Body affecting Supernus concerning employment matters. There is no current campaign being conducted to solicit cards from or otherwise organize employees of Supernus or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of Supernus, and since January 1, 2023, Supernus has not been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation. Supernus is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, civil and/or human rights, harassment, discrimination and/or retaliation in employment, reasonable accommodation, unfair competition, affirmative action, pay equity, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. No allegation, complaint, charge or claim (formal or otherwise) of sexual or racial harassment, sexual assault, sexual or racial misconduct, sex/gender or racial discrimination or similar behavior (a “Misconduct Allegation”) has been made at any time since January 1, 2023 against any Person who is or was an officer, director, manager or supervisory-level employee of Supernus in such person’s capacity as such or, to the knowledge of Supernus, in any other capacity, nor are any Misconduct Allegations pending or, to the knowledge of Supernus, threatened. Since January 1, 2023, Supernus has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing relating directly or indirectly to any Misconduct Allegation against Supernus or any person who is or was an officer, director, manager, employee or independent contractor of Supernus. Except as set forth in Section 3.21 of the Supernus Disclosure Letter, there has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to Supernus within the twelve (12) months prior to the date hereof. As of the date hereof, to Supernus’ knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to Supernus or any of its Subsidiaries that such executive, key employee or group of employees intends to terminate employment with Supernus or any of its Subsidiaries within the twelve (12) months following the Closing Date.

3.22 FDA and Regulatory Matters.

(a) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Supernus Material Adverse Effect, Supernus is, and since January 1, 2023, has been, in compliance with all Healthcare Laws applicable to Supernus and its Products, including requirements relating to the development, clinical and nonclinical research and/or testing, manufacturing, processing, packaging, product approval or clearance, premarketing notification, labeling, import, export, advertising and promotion, record-keeping, adverse event or medical device reporting, reporting of corrections and removals, distribution, storage, marketing, commercialization and sale of Supernus’ Products, as applicable, and no officer, director, manager or managing director of Supernus, or to the knowledge of Supernus, any other Person, has engaged in any act on behalf of Supernus that violates any Healthcare Law. To Supernus’ knowledge, all contract manufacturers assisting in the manufacture of the Products or Product components are, and, since January 1, 2023, have been, in compliance with the FDA’s establishment registration and product listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or Product components for Supernus, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Supernus

Material Adverse Effect. Supernus has not received any written notification of any pending or threatened claim, subpoena, civil investigative demand, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other Action from any Governmental Body, including the Centers for Medicare & Medicaid Services and the U.S. Department of Health and Human Services Office of Inspector General, the U.S. Department of Justice, any U.S. Attorney’s Office or state Attorney General, or any comparable state or federal Governmental Body, or any other Person, alleging potential or actual non-compliance by, or Liability of, Supernus under any Healthcare Law.

(b) Supernus holds such Permits of Governmental Bodies required for the conduct of its business as currently conducted, including those Permits necessary to permit the development, preclinical and clinical testing, manufacture, processing, packaging, labeling, sale, importation, exportation, storage, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities with respect to each Product (collectively, the “Supernus Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have a Supernus Material Adverse Effect. Supernus has fulfilled and performed all of its obligations with respect to each Supernus License and is in material compliance with all terms and conditions of each Supernus License, and, to Supernus’ knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any Supernus License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have a Supernus Material Adverse Effect. Supernus has not received any written information or notification from the FDA or any other Governmental Body with jurisdiction over the development, preclinical and clinical research and/or testing, labeling, advertising, promotion, marketing, sale, use, handling and control, safety, efficacy, reliability, distribution, manufacturing, processing, packaging, importation, exportation, storage, shipment, or distribution of drug and medical device products which would reasonably be expected to lead to the denial of any application for marketing approval or clearance granted by or currently pending before the FDA or any other Governmental Body.

(c) All material filings, reports, documents, claims, submissions and notices submitted or required to be filed, maintained or furnished to the FDA, CMS, state or other Governmental Bodies have been timely submitted, filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including all claims, statements, adverse event reports, medical device reports, reports of recalls, corrections and removals, field alert reports, and recall communications with regard to the Products and any transparency reports. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for, or submitted in connection with, any and all requests for a Supernus License from the FDA or other Governmental Body relating to Supernus or its businesses or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.

(d) Supernus has not received any written notice or other communication from the FDA or any other Governmental Body contesting the regulatory classification, pre-market clearance or approval of, or the labeling and promotion of, any Supernus Products. No manufacturing site that assists in the manufacture of any Supernus Products or their components (whether Supernus-owned or operated or that of a contract manufacturer for any of Supernus’ Products or Product Components) has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition to the extent relating to any Supernus Products or their components. Neither Supernus nor, to Supernus’ knowledge, any manufacturing site that assists in the manufacture of any Supernus Products or their components (whether Supernus-owned or operated or that of a contract manufacturer for any of Supernus’ Products or Product Components) has received, since January 1, 2023, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or any other Governmental Body alleging, observing or asserting noncompliance with Good Manufacturing Practices or any other applicable Healthcare Laws or Supernus Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, in each case to the extent relating to any Supernus Products or their components, and, to Supernus’ knowledge, there is no such Action or proceeding pending or threatened.

(e) The FDA has not mandated, recommended or requested that Supernus recall any of its Products. There are no recalls of any of Supernus’ Products contemplated by Supernus or pending. Since January 1, 2023, there have been no recalls, field notifications, field alerts, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, IND safety reports or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to Supernus’ knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.

(f) Since January 1, 2023, all preclinical and nonclinical studies and clinical investigations or clinical trials that have been or are being conducted by or on behalf of Supernus, including any for submission to a FDA or any other Governmental Body, have been and are being conducted in compliance in all material respects with applicable study protocols and Healthcare Laws, rules and regulations, including the applicable requirements of Good Laboratory Practices or Good Clinical Practices. Since January 1, 2023, no preclinical, nonclinical, or clinical studies conducted by or on behalf of Supernus have been placed on clinical hold or terminated or suspended prior to completion. Since January 1, 2023, Supernus has not received any notice, correspondence or other communication from FDA or any other Governmental Body or clinical investigator requiring the termination, suspension or material modification of any ongoing clinical studies conducted by or on behalf of Supernus. Supernus has not been subject to any pending inquiry into disqualification, suspension or other restriction from participation in preclinical studies or clinical trials and, to the knowledge of Supernus, none of its contractors or agents who performed work in connection with the preclinical studies or clinical trials was subject to disqualification, suspension or other restriction that would have prevented their participation in preclinical studies or clinical trials for activities conducted with respect to any Supernus Product.

(g) Supernus is not the subject of any pending or, to the knowledge of Supernus, threatened investigation regarding Supernus or the Products by the FDA pursuant to the FDA Fraud Policy. Neither Supernus nor, to the knowledge of Supernus, any officer, employee or agent of Supernus has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy.

(h) Since January 1, 2023, (i) all necessary procurement and manufacturing quotas issued by DEA for the purchase, formulation and manufacture of Supernus’ Products have been obtained, and to the knowledge of Supernus, no such procurement and manufacturing quota restrictions are reasonably likely to result in a material manufacturing interruption or material reduction or suspension in the manufacture or timely delivery of the Supernus Products and (ii) except in the ordinary course of business, no purchase orders have been canceled or adjusted due to supply chain shortages or material manufacturing interruptions or procurement and manufacturing quota restrictions.

(i) All of Supernus’ contracts, participation in joint ventures and other business relationships with potential customers, prescribers, physicians or other healthcare professionals, distributors, patients, or other sources of orders or referrals, including any consulting, speaker, development, sponsorship, grant and royalty agreements with, and training events for, physicians, other healthcare professionals or providers, governmental representatives or healthcare entities or organizations, comply in all material respects with all Healthcare Laws.

(j) Neither Supernus nor, to the knowledge of Supernus, any of its officers, directors, managers, managing directors or employees is excluded from participation in any federal healthcare program as that term is defined by 42 U.S.C. § 1320a-7b(f), is debarred under 21 U.S.C. § 335a, or is restricted or prohibited from participation in any healthcare, procurement or non-procurement program or reimbursement system authorized, funded, administered or sponsored by any Governmental Body. Neither Supernus nor, to the knowledge of Supernus, any of its officers, directors, managers, managing directors, employees, or agents (i) has engaged in, been charged with or been investigated for any conduct that would reasonably be expected to result in exclusion from any federal healthcare program or debarment or any other sanction under similar foreign, state, or local applicable Law, or (ii) has otherwise engaged in any activities that would reasonably be expected to provide cause for civil, criminal or administrative penalties or sanctions or mandatory or permissive exclusion or debarment under any Healthcare Laws.

(k) Supernus has operated since January 1, 2023, a compliance program having all the elements of an effective compliance program identified in the Compliance Program Guidance for Pharmaceutical Manufacturers, 68 Fed. Reg. 23731 (May 5, 2003) issued by the Office of Inspector General for U.S. Department of Health and Human Services. There are no outstanding compliance complaints or reports, ongoing internal compliance investigations, or outstanding compliance corrective actions, in each case, that are material to the business of Supernus.

3.23 Government Contracts. With respect to each Government Contract to which Supernus is currently a party or has received final payment prior to the date hereof and to each Government Bid:

(a) Supernus and each of its Subsidiaries has complied and is in compliance in all material respects with all material terms and conditions of each Government Contract and Government Bid, including all incorporated clauses, provisions, certifications, representations, requirements, schedules, attachments, regulations and applicable laws, including without limitation the Truthful Cost or Pricing Data statute and the Federal Acquisition Regulations (“FAR”) to the extent applicable to the Government Contract;

(b) To the knowledge of Supernus, Supernus and each of its Subsidiaries has complied in all material respects with all material requirements of each applicable statute, rule, regulation, order or agreement with the U.S. Governmental Body pertaining to such Government Contract or Government Bid;

(c) All representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Bid in the System for Award Management were current, accurate and complete as of their effective date, and Supernus and each of its Subsidiaries has complied in all material respects with all such representations and certifications;

(d) Neither the U.S. Government nor any prime contractor has notified Supernus nor any of its Subsidiaries that Supernus or any of its Subsidiaries has materially breached or violated any statute, rule, regulation, certification, representation, clause, provision or requirement in a Government Contract;

(e) To the knowledge of Supernus, no reasonable basis exists to give rise to a material claim by a Governmental Body for fraud (as such concept is defined under the state or federal laws of the United States) in connection with any Government Contract; and

(f) Neither Supernus and each of its Subsidiaries, nor any of its officers, employees, agents, nor any “Principal” (as defined in FAR 52.209-5) of Supernus has been debarred, or suspended from participation in the award of contracts with any Governmental Body, or been the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Body, nor are any of them listed on the Excluded Party Listing, nor has any such debarment, suspension or exclusion proceeding or proposed Excluded Party Listing been initiated.

3.24 Brokerage. Other than as set forth in Section 3.24 of the Supernus Disclosure Letter and Cantor Fitzgerald & Co., no Person will be entitled to, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Supernus or any of its Subsidiaries. Indivior has been given access to a true and correct copy of all Contracts entitling any person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Supernus, together with all amendments, waivers or other changes thereto.

3.25 Disclosure. None of the information supplied or to be supplied by or on behalf of Supernus for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Supernus Stockholders, or at the time of the Supernus Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Supernus Stockholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Supernus makes no representation or warranty with respect to any information supplied by or to be supplied by Indivior that is included or incorporated by reference in the Joint Proxy Statement. The representations and warranties contained in this Section 3.25 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to Supernus in writing by Indivior specifically for use therein.

3.26 Board Approval; Vote Required.

(a) The Supernus Board, by resolutions duly adopted by a unanimous vote of all of the members of the Supernus Board at a meeting duly called and held, has duly (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement, the Supernus Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, are fair to, and in the best interests of, Supernus and the Supernus Stockholders, (iii) resolved to recommend to the Supernus Stockholders the adoption of this Agreement, on the terms and subject to the conditions set forth in this Agreement, and (iv) directed that this Agreement be submitted to the Supernus Stockholders for adoption, and, subject to Section 6.4, such resolutions have not been rescinded, modified or withdrawn in any way.

(b) The affirmative vote of the holders of a majority of all outstanding Supernus Shares entitled to vote thereon (the “Supernus Stockholder Approval”) is necessary to adopt this Agreement. Other than the Supernus Stockholder Approval, no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated thereby.

3.27 Takeover Statute. The Supernus Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement, the Supernus Voting Agreement and any of the transactions and other agreements contemplated hereby and thereby. No Takeover Law applies or purports to apply to the Merger, this Agreement, the Supernus Voting Agreement or any of the transactions or other agreements contemplated hereby or thereby.

3.28 Opinion of Supernus’ Financial Advisor. The Supernus Board has received the written opinion of Cantor Fitzgerald & Co. to the effect that, as of the date thereof and based upon and subject to the various matters, assumptions, qualifications, and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Supernus Shares.

3.29 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OF THIS AGREEMENT (AS MODIFIED BY THE Supernus DISCLOSURE LETTER), SUPERNUS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SUPERNUS HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN CONNECTION WITH INDIVIOR’S INVESTIGATION OF SUPERNUS, INDIVIOR HAS RECEIVED FROM OR ON BEHALF OF SUPERNUS CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF SUPERNUS AND CERTAIN BUSINESS PLAN INFORMATION OF SUPERNUS. SUPERNUS MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INDIVIOR AND MERGER SUB

Except as disclosed in (a) the Indivior SEC Documents furnished or filed prior to the date hereof (excluding any disclosures in any risk factors section or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure letter delivered by Indivior to Supernus prior to the execution and delivery of this Agreement (the “Indivior Disclosure Letter”) to the extent it makes reference to the particular Section or subsection of this Agreement to which exception is being taken (or to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to another Section or subsection of this Agreement), Indivior represents and warrants to Supernus as follows:

4.1 Organization and Corporate Power.

(a) Indivior is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated hereby to be executed, delivered and performed by Indivior and perform its obligations hereunder and thereunder. Each of the Subsidiaries of Indivior is a corporation or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization. Each of Indivior and its Subsidiaries has all requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Each of Indivior and its Subsidiaries has all authorizations, licenses and permits, necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and permits would not have an Indivior Material Adverse Effect. Each of Indivior and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have an Indivior Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of Indivior, as in effect as of the date hereof, have been heretofore made available to Supernus.

4.2 Authorization; Valid and Binding Agreement. Subject to obtaining the Indivior Stockholder Approval and the adoption of this Agreement by the sole stockholder of Merger Sub, the execution, delivery and performance of this Agreement by Indivior and Merger Sub and each other agreement, document, instrument or certificate contemplated hereby to be executed, delivered and performed by Indivior and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Indivior and Merger Sub, and no other corporate approvals on Indivior’s or Merger Sub’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Supernus, this Agreement constitutes a valid and binding obligation of Indivior and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights or general principles of equity affecting the availability of specific performance and other equitable remedies.

4.3 Capital Stock.

(a) The authorized capital stock of Indivior consists of (i) 700,000,000 Indivior Shares, of which, as of the Measurement Date, 118,013,649 Indivior Shares were issued and outstanding and (ii) 70,000,000 Indivior Preferred Stock, of which, as of the Measurement Date, none were issued and outstanding. Between the Measurement Date and the date of this Agreement, there have been no issuances or grants of Indivior Shares, Indivior PSUs, Indivior RSUs, Indivior ESPP Purchase Rights or Indivior UK Option Plan Purchase Rights.

(b) Section 4.3(b) of the Indivior Disclosure Letter sets forth a true and complete list as of the Measurement Date of the outstanding Indivior Shares, Indivior PSUs, Indivior RSUs, Indivior ESPP Purchase Rights (assuming that all participants in the Indivior ESPP as of the date hereof were to continue to participate through the next regularly scheduled exercise date under the Indivior ESPP) and Indivior UK Option Plan Purchase Rights (assuming that all participants in the Indivior UK Option Plans as of the date hereof were to continue to participate through the next regularly scheduled exercise date under the applicable Indivior UK Option Plan), including, with respect to each Indivior PSU, Indivior RSU, Indivior ESPP Purchase Right and Indivior UK Option Plan Purchase Right, the number of Indivior Shares issuable thereunder or with respect thereto, the holder thereof and the exercise price (if any), and Indivior has granted no other such awards since the Measurement Date and prior to the date of this Agreement.

(c) All of the outstanding Indivior Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Indivior Shares were issued in compliance in all material respects with all applicable Laws concerning the issuance of securities. Except as set forth in Section 4.3(b) of the Indivior Disclosure Letter, Indivior does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Indivior. Except as set forth in Section 4.3(b) of the Indivior Disclosure Letter, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of Indivior, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of Indivior, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require Indivior to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Indivior, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Indivior or (v) bonds, debentures, notes or other Indebtedness of Indivior having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of Indivior may vote.

(d) All of the outstanding Indivior PSUs, Indivior RSUs, Indivior ESPP Purchase Rights and Indivior UK Option Plan Purchase Rights have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.

(e) There are no stockholder agreements or voting trusts or other agreements or understandings to which Indivior is a party with respect to the voting, or restricting the transfer, of the capital stock or any other equity interest of Indivior. Indivior has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. No shares of capital stock of Indivior are held by any Subsidiary of Indivior.

(f) As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Indivior or any of its Subsidiaries is subject, a party to or otherwise bound.

(g) The Indivior Shares to be issued pursuant to this Agreement have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable, free of preemptive or similar rights, and issued in compliance with applicable securities Laws, and will be approved for listing on Nasdaq, subject to official notice of issuance.

4.4 Subsidiaries. Section 4.4 of the Indivior Disclosure Letter lists all of the Subsidiaries of Indivior, and for each Subsidiary the jurisdiction of formation. Each of the Subsidiaries of Indivior is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of the jurisdiction of its incorporation or organization, except where failure to be so duly incorporated or organized, validly existing and/or in good standing would not have a Material Adverse Effect. All of the outstanding shares of capital stock or equivalent equity interests of each of Indivior’s Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned of record and beneficially, directly or indirectly, by Indivior free and clear of all Liens (other than Permitted Liens). None of Indivior’s Subsidiaries has any other equity securities authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing. There are no outstanding or authorized options or other rights to acquire from any of Indivior’s Subsidiaries, or any obligations of any of Indivior’s Subsidiaries to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of any of Indivior’s Subsidiaries (collectively, “Indivior Subsidiary Securities”). There are no outstanding obligations of Indivior or its Subsidiaries to repurchase, redeem, or otherwise acquire any of the Indivior Subsidiary Securities, and there are no other options, calls, warrants, or other rights, relating to Indivior Subsidiary Securities to which Indivior or its Subsidiaries is a party. Except for the capital stock or other equity or voting interests of its Subsidiaries and as set forth on Section 4.4 of the Indivior Disclosure Letter, Indivior does not own, directly or indirectly, any material amount of capital stock or other equity or voting interests in any Person.

4.5 No Breach. Except with respect to clauses (b) and (c) for any conflicts, violations, breaches, defaults or other occurrences which would not constitute an Indivior Material Adverse Effect, the execution, delivery and performance of this Agreement by Indivior and, subject to obtaining the Indivior Stockholder Approval, the consummation of the transactions contemplated hereby do not (a) conflict with or violate Indivior’s or any of its Subsidiaries’ Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 4.6 have been obtained and all filings and obligations described in Section 4.6 have been made, conflict with or violate any Law, statute, rule or regulation or Order, judgment or decree to which Indivior or its Subsidiaries or any of their properties or assets is subject, or (c) conflict with or result in any breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of Indivior or any of its Subsidiaries, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any Indivior Material Contract.

4.6 Consents, etc. Except as may be required by (a) the HSR Act, (b) the Exchange Act, (c) the Securities Act, (d) U.S. state securities Laws, (e) Nasdaq and (f) the DGCL, in each case, which requirements have or will be made in connection with the transactions contemplated hereby, (i) none of Indivior or any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (ii) no consent, approval or authorization of any Governmental Body is required to be obtained by Indivior or any of its Subsidiaries in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have an Indivior Material Adverse Effect.

4.7 SEC Reports; Disclosure Controls and Procedures.

(a) Indivior has filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated by reference therein) with the SEC required to be filed or furnished by Indivior since January 1, 2023 (the “Indivior SEC Documents”). As of their respective filing dates or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment: (i) each of the Indivior SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the Indivior SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Indivior SEC Documents, and, to the knowledge of Indivior, none of the Indivior SEC Documents is the subject of any outstanding SEC comment or investigation. No Subsidiary of Indivior is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(b) The consolidated financial statements (including all related notes and schedules) of Indivior and its consolidated Subsidiaries contained in the Indivior SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of Indivior and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Indivior and its consolidated Subsidiaries for the periods covered thereby.

(c) Indivior maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Indivior’s properties or assets. Since January 1, 2023, none of Indivior, Indivior’s independent accountants, the Indivior Board or its audit committee has received any oral or written notification of any (A) “significant deficiency” in the internal controls over financial reporting of Indivior, (B) “material weakness” in the internal controls over financial reporting of Indivior, or (C) fraud, whether or not material, that involves management or other employees of Indivior or its Subsidiaries who have a significant role in the internal controls over financial reporting of Indivior. Since January 1, 2023, any material change in internal control over financial reporting required to be disclosed in any Indivior SEC Document has been so disclosed.

(d) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Indivior are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Indivior in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Indivior, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Indivior to make the certifications required under the Exchange Act with respect to such reports.

(e) Since the Indivior Balance Sheet Date, (i) neither Indivior nor any of its Subsidiaries nor, to the knowledge of Indivior, any director, officer, employee, auditor, accountant or representative of Indivior or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Indivior or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Indivior or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the knowledge of Indivior, no attorney representing Indivior or any of its Subsidiaries, whether or not employed by Indivior or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by Indivior or any of its Subsidiaries or any of their officers, directors, employees or agents to any director or executive officer of Indivior.

(f) Indivior is in material compliance with the applicable listing and corporate governance rules and regulations of Nasdaq.

4.8 No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of Indivior as of March 31, 2026, included in the Indivior SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 4.8 of the Indivior Disclosure Letter, Indivior, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Indivior and its Subsidiaries prepared in accordance therewith (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have an Indivior Material Adverse Effect.

4.9 Absence of Certain Developments.

(a) Since the Indivior Balance Sheet Date, there has not been any Indivior Material Adverse Effect.

(b) Except as expressly contemplated by this Agreement, since the Indivior Balance Sheet Date, each of Indivior and its Subsidiaries has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and none of them has:

(i) amended or modified its Organizational Documents;

(ii) sold, leased, assigned, transferred or purchased any material tangible assets, in each case in a single or related series of transactions, except in the ordinary course of business consistent with past practice;

(iii) issued, sold, redeemed or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(iv) declared or paid any dividend or other distribution of the assets of Indivior;

(v) made or approved any material changes in its Plans or made any material changes in wages, salary, or other compensation, including severance, with respect to its current or former officers, directors or executive employees other than increases in base salaries and wages that are consistent with past practices or as required by applicable Law or any Indivior Plan;

(vi) paid, loaned or advanced (other than the payment of compensation and benefits in the ordinary course of business consistent with past practice or the payment, advance or reimbursement of business expenses in the ordinary course of business consistent with past practice or 401(k) plan loans) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business or other than at arm’s length;

(vii) except as required by applicable Law, adopted or materially amended any Indivior Plans;

(viii) hired or terminated any of its officers or employees with fixed annual compensation in excess of $300,000, with respect to non-officer employees, other than in the ordinary course of business consistent with past practice;

(ix) entered into, amended, or modified any collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body;

(x) commenced or settled any Action in which the amount in dispute is in excess of $1,000,000;

(xi) made any material change in accounting principles, methods, procedures or policies, except as required by GAAP;

(xii) made, changed or revoked any material Tax election, or settled or compromised any material Tax claim or liabilities, or filed any substantially amended material Tax Return;

(xiii) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization or authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;

(xiv) except in the ordinary course of business consistent with past practice, incurred or discharged any Indebtedness;

(xv) made capital expenditures individually in excess of $750,000;

(xvi) suffered any material damage, destruction or loss, whether or not covered by insurance;

(xvii) sold, assigned, transferred, abandoned or allowed to lapse or expire any material Intellectual Property rights or other intangible assets owned, used or licensed by Indivior or any of its Subsidiaries in connection with any product of Indivior or any of its Subsidiaries or the operation of any of their businesses;

(xviii) been subject to any written claim or written threat of infringement, misappropriation or other violation by or against Indivior or any of its Subsidiaries of Intellectual Property rights of Indivior or any of its Subsidiaries or a third party;

(xix) materially reduced the amount of any insurance coverage provided by existing insurance policies; or

(xx) committed to do or take any of the actions described in the foregoing clauses (i) through (xix).

4.10 Title to Properties.

(a) Indivior and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of Indivior and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not constitute an Indivior Material Adverse Effect. To Indivior’s knowledge, all such items of tangible personal property are in normal operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.

(b) The Indivior Owned Real Property and leased real property described in Section 4.10(b) of the Indivior Disclosure Letter (the “Indivior Real Property”) constitutes all of the real property owned, used, occupied or leased by Indivior or its Subsidiaries. The Indivior Real Property leases are in full force and effect, and Indivior holds a valid and existing leasehold interest in the Indivior Real Property under each such applicable lease. Neither Indivior nor, to Indivior’s knowledge, any other party to the applicable Indivior Real Property leases is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by Indivior in any material respect under the Indivior Real Property leases, and, to Indivior’s knowledge, no event has occurred which, if not remedied, would result in a default by any party other than Indivior in any material respect under the Indivior Real Property leases. Indivior or an Indivior Subsidiary has good and marketable fee simple title (or the equivalent in any applicable foreign jurisdiction) to each real property owned by Indivior or an Indivior Subsidiary (such real property, collectively, the “Indivior Owned Real Property”), free and clear of all Liens (other than Permitted Liens), except as has not been and would not reasonably be expected to have, individually or in the aggregate, an Indivior Material Adverse Effect. Since January 1, 2023, neither Indivior nor any Indivior Subsidiary has received written notice of any pending condemnation proceeding with respect to any Indivior Owned Real Property, and, to the knowledge of Indivior, no such proceeding is threatened.

4.11 Tax Matters.

(a) (i) Indivior and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) Indivior and its Subsidiaries have paid all material Taxes as due and payable (whether or not shown on any Tax Return) and, (iv) as of the Indivior Balance Sheet Date, any Liability of Indivior or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of Indivior in accordance with applicable accounting practices and procedures. Since the Indivior Balance Sheet Date, neither Indivior nor any of its Subsidiaries has incurred any material Liability for Taxes outside the ordinary course of business.

(b) No claim has been made in writing by any Governmental Body in a jurisdiction where Indivior or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Indivior or any of its Subsidiaries. Indivior and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither Indivior nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c) No material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Indivior or any of its Subsidiaries.

(d) There is no outstanding request for any extension of time for Indivior or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of Indivior or any of its Subsidiaries that is currently in force.

(e) Neither Indivior nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither Indivior nor any of its Subsidiaries (i) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was Indivior) or (ii) has Liability for the Taxes of any Person (other than Indivior or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(f) Neither Indivior nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Law).

(g) Neither Indivior nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income, or make any material adjustment under Section 481(a) of the Code, for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper use of any method of accounting for any taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or other Law) executed prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued outside the ordinary course of business on or prior to the Closing Date; (v) election under Section 108(i) of the Code; or (vi) the application of Section 965 of the Code.

(h) Neither Indivior nor any of its Subsidiaries has taken advantage of any relief or Tax deferral provisions or any carryback of net operating losses or similar Tax items related to COVID-19 for Tax purposes whether federal, state, local or foreign, including the CARES Act.

(i) Neither Indivior nor any of its Subsidiaries has knowledge of any facts, or has taken or plans to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

(j) Neither Indivior nor any of its Subsidiaries has taken or omitted to take any action that could reasonably be expected to cause Indivior UK Limited to not be a “qualifying company” within the meaning of section 357B of the UK Corporation Tax Act 2010.

4.12 Contracts and Commitments.

(a) Except as set forth in Section 4.12(a) of the Indivior Disclosure Letter, as of the date hereof, none of Indivior or any of its Subsidiaries is a party to or bound by any:

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Indivior or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Indivior’s Annual Report on Form 10-K for the year ended December 31, 2021, or any Indivior SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii) Contract (A) relating to the disposition or acquisition by Indivior or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement, other than in the ordinary course of business consistent with past practice, or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in liabilities to Indivior and its Subsidiaries in excess of $1,000,000 or (B) pursuant to which Indivior or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than Indivior’s Subsidiaries;

(iii) collective bargaining agreement or Contract with any labor union, trade organization or similar employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions);

(iv) any Contract for the engagement or employment of any employee or other Person on a full-time, part-time, consulting or other basis with (a) annual compensation equal to or in excess of $300,000 or (b) severance, change in control or other similar benefits;

(v) Contract establishing any joint ventures, partnerships or similar arrangements;

(vi) Contract (A) prohibiting or materially limiting the right of Indivior or any of its Subsidiaries to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating Indivior or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Indivior or any of its Subsidiaries on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which Indivior or any of its Subsidiaries has granted a Person an exclusive geographical area and under which Indivior paid commissions less than $1,000,000 to such Person in 2025 or from whom Indivior received less than $1,000,000 from the sale of product to said Person in 2025;

(vii) each Government Contract, apart from Contracts with Centers for Medicare and Medicaid Services;

(viii) each Indivior IP Contract;

(ix) mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $1,000,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(x) Contract providing for any guaranty by Indivior or any of its Subsidiaries of third-party obligations (under which Indivior or any of its Subsidiaries has continuing obligations as of the date hereof) of $500,000 or more, other than any guaranty by Indivior or any of its Subsidiaries’ of obligations of Indivior or any of its Subsidiaries;

(xi) Contract between Indivior, on the one hand, and any Affiliate of Indivior (other than a Subsidiary of Indivior), on the other hand;

(xii) Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Indivior or its Subsidiaries;

(xiii) Contract under which Indivior and Indivior’s Subsidiaries are expected to make annual expenditures (excluding sales commissions), or receive annual revenues in excess of $1,000,000 during the current or a subsequent fiscal year; or

(xiv) Contract to enter into any Contract of the type described in the foregoing clauses (i) through (xiii).

(b) Supernus has been given access to a true and correct copy of all written Indivior Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Indivior Material Contract.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have an Indivior Material Adverse Effect, (i) Indivior is not in default under any Contract listed, or required to be listed, in Section 4.12(a) of the Indivior Disclosure Letter (each, a “Indivior Material Contract” and, collectively, the “Indivior Material Contracts”) and (ii) to Indivior’s knowledge, as of the date hereof, the parties other than Indivior or any of its Subsidiaries to each of the Indivior Material Contracts is not in default thereunder. Each Indivior Material Contract is legal and in full force and effect and is valid, binding and enforceable against Indivior and its Subsidiaries (to the extent party thereto) and, to Indivior’s knowledge, each other party thereto. As of the date hereof, no party to any Indivior Material Contract has given any written notice, or to the knowledge of Indivior, any notice (whether or not written) of termination or cancellation of any Indivior Material Contract or that it intends to seek to terminate or cancel any Indivior Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

4.13 Intellectual Property.

(a) All of the patents, domain names, registered trademarks and service marks, registered copyrights and applications for any of the foregoing, that are currently owned by or exclusively licensed to Indivior or any of its Subsidiaries (collectively, “Indivior Registered Intellectual Property”) are set forth in Section 4.13(a) of the Indivior Disclosure Letter, including for each item: (i) the record owner; (ii) the jurisdiction of issuance, registration, or application; (iii) the issuance, registration, or application number; and (iv) the date of issuance, registration, or filing. All assignments to Indivior or its Subsidiaries of patents constituting Indivior Owned Intellectual Property that are material to the business of Indivior and its Subsidiaries exist and have been properly executed and recorded. The Indivior Owned Intellectual Property and the Indivior Licensed Intellectual Property are each (A) subsisting and, to the knowledge of Indivior, valid and enforceable and (B) not subject to any outstanding order, judgment or decree. To the knowledge of Indivior, all registration, renewal, maintenance, and other payments that are or have become due with respect to each item of Indivior Registered Intellectual Property have been timely paid, and all documents, recordations, and certificates required to maintain Indivior Registered Intellectual Property in full force and effect have been timely filed with the relevant Governmental Body. Indivior has complied with all Laws regarding the duty of disclosure, candor and good faith in connection with each item included in Indivior Registered Intellectual Property to the extent required under applicable Law.

(b) To the knowledge of Indivior, the Indivior Owned Intellectual Property, together with any Indivior Licensed Intellectual Property constitutes all Intellectual Property used in and material to or otherwise necessary for Indivior’s or its Subsidiaries’ manufacture or sale of its Products or operation of the business of Indivior and its Subsidiaries. Indivior or one of its Subsidiaries (i) (A) solely and exclusively owns all rights, title and interests in and to all Indivior Owned Intellectual Property, free and clear of any Liens other than Permitted Liens, and (B) is the sole and exclusive licensee of all Indivior Licensed Intellectual Property, free and clear of all Liens other than Permitted Liens, (ii) possess legally sufficient, valid and enforceable rights to use all other Intellectual Property used in connection with or necessary to conduct Indivior’s and its Subsidiaries’ businesses; provided, however, that the foregoing shall not be interpreted as a representation of non-infringement of third-party Intellectual Property, which is dealt with exclusively in Section 4.13(e) below, and (iii) will continue to own, license or have the right to use all such Intellectual Property in clauses (i) and (ii) immediately following the Closing to the same extent as prior to the Closing.

(c) To the knowledge of Indivior, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously since January 1, 2023 infringed, misappropriated, diluted or otherwise violated, any material Indivior Owned Intellectual Property or any material Indivior Licensed Intellectual Property. Neither Indivior nor any of its Subsidiaries has brought or made any pending claim, demand, or Action, or sent any written notice to any Person, alleging any infringement, misappropriation, or other violation of any Indivior Owned Intellectual Property or Indivior Licensed Intellectual Property.

(d) No Person has provided written notice of a claim or pending Action or, to the knowledge of Indivior, threatened a claim or Action, challenging the ownership, validity, enforceability or scope of any Indivior Registered Intellectual Property, and no item of Indivior Registered Intellectual Property is the subject of any outstanding Order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which Indivior has received written notice. No Indivior Registered Intellectual Property is subject to any pending challenge or, to the knowledge of Indivior, any threatened challenge to its validity, enforceability, scope, or title in any reissue, reexamination, inter partes review, post-grant review, covered business method review, cancellation, interference, or opposition proceeding before the United States Patent and Trademark Office or any comparable proceeding before any foreign Governmental Body.

(e) To Indivior’s knowledge, Indivior and its Subsidiaries, their Products and the business of Indivior and its Subsidiaries as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person since January 1, 2023. Indivior and its Subsidiaries have not, since January 1, 2023, received any charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that Indivior or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and, to the knowledge of Indivior, no such charge, complaint, claim, demand, notice or other communication has been threatened against Indivior or any of its Subsidiaries. There is no pending Action (or to the knowledge of Indivior, threatened Action), claim, or suit alleging any such infringement, misappropriation, dilution or violation.

(f) Indivior and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all Intellectual Property owned by Indivior or any of its Subsidiaries. Indivior and its Subsidiaries have taken commercially reasonable steps to maintain and protect the secrecy and confidentiality of all material trade secrets included in the Intellectual Property owned by Indivior or any of its Subsidiaries, including by maintaining appropriate physical, technical, and organizational security measures. To the knowledge of Indivior, no material trade secret owned by Indivior or any of its Subsidiaries has been disclosed or authorized to be disclosed to any third party other than pursuant to a written confidentiality agreement requiring such third party to maintain the confidentiality thereof. All employees, contractors and consultants who have created Intellectual Property used in the conduct of the business of Indivior or a Subsidiary as currently conducted have either (i) assigned to one or more of Indivior or its Subsidiaries all of their rights therein, to the full extent permitted by Law and to the extent such rights would not automatically vest with Indivior or one of its Subsidiaries by operation of Law, or (ii) with respect to consultants and contractors, assigned to one or more of Indivior or its Subsidiaries all of their rights in Indivior Registered Intellectual Property and granted Indivior or its Subsidiaries sufficient rights in all other such Intellectual Property to conduct the business of Indivior and its Subsidiaries as currently conducted. Each such employee, contractor, and consultant has executed a valid and enforceable written agreement pursuant to which such Person agrees to maintain the confidentiality of Indivior’s and its Subsidiaries’ trade secrets and other confidential or proprietary information.

(g) Section 4.13(g) of the Indivior Disclosure Letter sets forth, as of the date hereof, a true, correct, and complete list of all Indivior IP Contracts. Each Indivior IP Contract is legal, valid, and binding on Indivior or its applicable Subsidiary, and, to the knowledge of Indivior, each other party thereto, and is in full force and effect. Neither Indivior nor any of its Subsidiaries has received any written notice of termination or cancellation, or written notice of any breach or default, under any Indivior IP Contract, and neither Indivior nor any of its Subsidiaries has provided any written notice of termination or cancellation under any Indivior IP Contract. The consummation of the Merger and the other transactions contemplated by this Agreement will not (i) result in the early termination, cancellation, expiration, or acceleration of any Indivior IP Contract; (ii) require the payment of any additional fee or the provision of any additional consideration under any Indivior IP Contract; (iii) result in the loss, lapse, or impairment of, or any Lien on, any Intellectual Property owned by or licensed to Indivior or its Subsidiaries; (iv) result in any party thereto having the right to modify any rights or obligations thereunder; or (v) result in any obligation to grant, license, or otherwise make available to any Person any Intellectual Property, that would not otherwise exist absent such consummation.

4.14 Data Privacy.

(a) Indivior and its Subsidiaries (i) maintain commercially reasonable policies and procedures regarding the security, privacy, transfer and use of Personal Data that are designed to protect Personal Data from unauthorized access, use or disclosure, and (ii) except as would not, individually or in the aggregate, reasonably be expected to have an Indivior Material Adverse Effect, since January 1, 2023, have been in compliance with all of Indivior’s and its Subsidiaries’ published and written policies, as applicable, governing the security, privacy, transfer and use of Personal Data, contractual obligations applicable to the processing of Personal Data and applicable Laws governing data privacy and data security.

(b) To Indivior’s knowledge, since January 1, 2023, (i) none of Indivior or any of its Subsidiaries has experienced any unauthorized access, acquisition, theft, destruction or compromise of any Personal Data, which, individually or in the aggregate, has had an Indivior Material Adverse Effect and (ii) there has not been any unauthorized intrusions or breaches of security into any Indivior information technology system used in the operation of the businesses of Indivior and its Subsidiaries, which, individually or in the aggregate, has had an Indivior Material Adverse Effect. To Indivior’s knowledge, since January 1, 2023, no third-party processing Personal Data on behalf Indivior has experienced a security breach affecting Personal Data of Indivior or its Subsidiaries, which, individually or in the aggregate, has had an Indivior Material Adverse Effect. Neither Indivior, its Subsidiaries, nor any third party acting at Indivior’s direction or authorization has paid any perpetrator of any actual or threatened security incident or cyber-attack, including a ransomware attack or a denial-of-service attack.

(c) To Indivior’s knowledge, since January 1, 2023, none of Indivior or any of its Subsidiaries has been under investigation by any state, federal, or foreign jurisdiction regarding its protection, storage, use, disclosure, and transfer of Personal Data.

(d) To Indivior’s knowledge, since January 1, 2023, none of Indivior or any of its Subsidiaries has received any material written claim, complaint, inquiry or notice from any governmental, regulatory or self-regulatory authority or entity, or any data subject, related to the Indivior’s or its Subsidiaries’ collection, processing, use, storage, security, and/or disclosure of Personal Data, alleging that any of these activities are in violation of any applicable Laws governing data privacy and data security.

4.15 Litigation. There are no Actions pending, or to Indivior’s knowledge, threatened, against Indivior or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body, and Indivior and its Subsidiaries are not subject to or in violation of any outstanding judgment, Order or decree of any court or Governmental Body, in each case, that would, individually or in the aggregate, have an Indivior Material Adverse Effect. This Section 4.15 shall not apply to Taxes, with respect to which exclusively the representations and warranties in Section 4.11 shall apply.

4.16 Insurance. Section 4.16 of the Indivior Disclosure Letter lists each material insurance policy maintained by Indivior or any of its Subsidiaries or, to Indivior’s knowledge, under which Indivior is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are in full force and effect and shall continue in effect until the Closing Date, except, upon expiration of any such insurance policies prior thereto, as such insurance policies may be renewed or replaced with materially similar insurance policies in the ordinary course of business. Such insurance policies are sufficient, in all material respects in the aggregate, with the operation of Indivior’s or its Subsidiaries’ business for the industry in which it operates. Indivior is not in default with respect to its obligations under any such insurance policies and, to Indivior’s knowledge, there is no threatened termination of, or threatened premium increase with respect to, any of such policies, other than in connection with Indivior’s annual renewal process.

4.17 Employee Benefit Plans.

(a) Section 4.17 of the Indivior Disclosure Letter lists all current material Indivior Plans (other than (i) immaterial Non-U.S. Plans that are otherwise Indivior Plans or (ii) any at-will employment agreement or any services agreement terminable upon 30 days’ notice or less, in either case that does not provide for severance, notice of termination (or pay in lieu), change of control, retention or bonus pay or similar benefits (other than continuation coverage or other entitlements required by Law)).

(b) Each Indivior Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such Indivior Plan is so qualified, and Indivior is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Indivior Plan. The Indivior Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law; and Indivior has not become subject to any material Liability by reason of (i) a failure to provide any notice, (ii) a failure to make any contribution to an Indivior Plan intended to be qualified under Section 401(a) of the Code within the time prescribed for the contribution under ERISA, or (iii) a breach of fiduciary duty or prohibited transaction under ERISA or any other applicable Law, in each case with respect to an Indivior Plan.

(c) With respect to each current material Indivior Plan, Indivior has made available true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all non-routine correspondence with any Governmental Body relating to an Indivior Plan received or sent within the last three years; (vi) the most recent determination or opinion letter; (vii) the most recently filed Form 5500; (viii) the most recent actuarial valuation report; and (ix) the last three years of compliance testing results.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, an Indivior Material Adverse Effect, with respect to the Indivior Plans, (i) all required contributions to, and premiums payable in respect of, such Indivior Plan have been made or, to the extent not required to be made on or before the date hereof, have been properly accrued on Indivior’s financial statements in accordance with GAAP, and (ii) there are no Actions, audits, suits or claims pending or, to Indivior’s knowledge, threatened, other than routine claims for benefits.

(e) Neither Indivior nor any of its ERISA Affiliates has at any time in the past six (6) years sponsored or contributed to, or has or has had any Liability or obligation in respect of (whether contingent or otherwise) (i) any employee benefit plan (including any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA)) that is or was at any relevant time subject to Title IV of ERISA or Section 412 of the Code, (ii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither Indivior nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full. None of the Indivior Plans obligates Indivior or its Subsidiaries to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with Indivior or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law and coverage through the end of the month of termination of employment.

(f) Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any Person, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any Indivior Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Indivior Plan, (iv) require Indivior or its Subsidiaries to set aside any assets to fund any benefits under an Indivior Plan or result in the forgiveness in whole or in part of any outstanding loans made by Indivior to any Person, (v) limit the ability to amend or terminate any Indivior Plan or related trust or (vi) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code or Section 409A of the Code (or, in either case, any corresponding provision of state, local or foreign Tax law). Indivior has no obligation to pay any gross-up in respect of any Tax under Section 4999 of the Code or Section 409A of the Code (or, in either case, any corresponding provision of state, local or foreign Tax law).

(g) With respect to each Indivior Plan that is a Non-U.S. Plan, and except as would not reasonably be expected to have, individually or in the aggregate, an Indivior Material Adverse Effect, the fair market value of the assets of each funded Non-U.S. Plan, the liability of each insurer for any non-U.S. Plan funded through insurance or the book reserve established for any Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) with respect to all current or former participants under such Non-U.S. Plan according to the actuarial assumptions and valuation most recently used to determine employer contributions to such Non-U.S. Plan, and none of the contemplated transactions will cause such assets, insurance obligations or book reserves to be less than such benefit obligations. Each such Non-U.S. Plan required to be registered has been registered and has been maintained in all material respects in good standing with each applicable Governmental Body. No Indivior Plan that is a Non-U.S. Plan is a defined benefit pension plan.

(h) Each Indivior Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Indivior Plan is, or to Indivior’s knowledge, will be, subject to the penalties of Section 409A(a)(1) of the Code.

4.18 Compliance with Law; Permits; Anti-Corruption Laws.

(a) Indivior and each of its Subsidiaries hold all Permits required to operate their respective businesses as they are being conducted as of the date hereof, and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have an Indivior Material Adverse Effect, and no proceeding is pending or, to the knowledge of Indivior, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither Indivior nor any of its Subsidiaries is in material violation of, or in default under, any Law, in each case applicable to Indivior or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 4.18 shall not apply to Taxes, employee benefit plans, environmental matters, labor and employment matters or regulatory matters, which are the subjects exclusively of the representations and warranties in Section 4.11, Section 4.17, Section 4.21, Section 4.22 and Section 4.23, respectively.

(b) Indivior and its Subsidiaries are, and for the past six (6) years have been, in compliance with Anti-Corruption Laws.

(c) During the past six (6) years, neither Indivior nor any of its Subsidiaries nor, to the knowledge of Indivior, any of their respective directors, officers, employees or agents (in each case, while acting on behalf of Indivior or its Subsidiaries), has directly or indirectly used, offered, authorized, promised, provided, paid, requested, or received, whether directly or indirectly through a third party, on behalf of Indivior or its Subsidiaries or in connection with their business, any bribes, kickbacks, gifts, or anything else of value, regardless of form or amount, to any Person for any improper purpose, including for obtaining or retaining business or securing an improper business advantage.

(d) For the past six (6) years, neither Indivior nor any of its Subsidiaries, to Indivior’s knowledge, has been or are currently under any internal or Governmental Body review, investigation, inspection, or examination relating to their compliance with Anti-Corruption Laws, or has received any written notice or other communication from any Governmental Body regarding a violation of, or failure to comply with, any Anti-Corruption Laws.

(e) For the past six (6) years, Indivior and its Subsidiaries have not, to Indivior’s knowledge, been and are not now under any administrative, civil, or criminal investigation, prosecution, or indictment, and neither Indivior nor any of its Subsidiaries is party to any legal actions involving alleged false statements, false claims or other improprieties relating to their compliance with Anti-Corruption Laws.

(f) For the past six (6) years, Indivior and its Subsidiaries have maintained an adequate system or systems of internal controls reasonably designed to promote compliance with Anti-Corruption Laws.

(g) For the past six (6) years, neither Indivior nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Body with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

4.19 Trade Laws. Neither Indivior nor any of its Subsidiaries nor any of their respective directors, officers, employees or agents is a Sanctioned Person. Since April 24, 2019, (a) neither Indivior nor any of its Subsidiaries has directly or indirectly conducted any business or engaged in any transactions with a Sanctioned Person or in any Sanctioned Country in violation of Trade Laws and (b) each of Indivior and its Subsidiaries have been in material compliance with all Trade Laws and have obtained, satisfied the requirements of or are otherwise qualified to rely upon all necessary import and export licenses, consents, notices, waivers, approvals, orders, registrations, declarations or other authorizations, and made any filings with any Governmental Body, in each case required for the import, export, reexport or transfer of products, services, software or technologies. There are no pending or threatened claims against Indivior or any of its Subsidiaries nor any actions, conditions, facts or circumstances that would reasonably be expected to give rise to any material future claims with respect to the Trade Laws.

4.20 FTC Order. Indivior and each of its Subsidiaries is, and since the date of entry of the FTC Order has been, in compliance with all material requirements of the FTC Order. Neither Indivior nor any of its Subsidiaries has received any written notice or other written communication from the FTC or any other Governmental Body alleging any violation of, non-compliance with, or failure to perform under the FTC Order, and, to the knowledge of Indivior, there is no pending or threatened investigation, audit, action, or proceeding by the FTC or any other Governmental Body to enforce, modify, or hold Indivior or any of its Subsidiaries in contempt of the FTC Order. Section 4.20 of the Indivior Disclosure Letter identifies each notification, report, or other submission made to the FTC under the FTC Order since the effectiveness of the FTC Order.

4.21 Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have an Indivior Material Adverse Effect: (a) each of Indivior and its Subsidiaries is and has been in compliance with all Environmental Laws; (b) each of Indivior and its Subsidiaries holds, and is and has been in compliance with, all authorizations, licenses and Permits required under Environmental Laws to operate its business at the Indivior Real Property as presently conducted; (c) none of Indivior or any of its Subsidiaries has received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees under Environmental Laws; (d) no Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored by Indivior or on, under or about any of the real property occupied or used by Indivior. Indivior has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the Indivior Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and (e) to Indivior’s knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by Indivior for which Indivior has, or may have, Liability.

4.22 Employment and Labor Matters. Indivior has made available a true and complete listing of all current Indivior employees and contractors as of the date of this Agreement, including for each: (a) their work location; (b) date of hire or engagement date; (c) annual base salary (or hourly wage rate, or other method of compensation as applicable); (d) job title or description of services; (e) employment or engagement status (e.g., as applicable, active or inactive, full-time or part-time employee, or contractor, and non-exempt or exempt classification under the Fair Labor Standards Act or similar applicable Laws); (f) employing entity; (g) commission and bonus potential (if applicable); and (h) any visa or work permit status and the date of expiration, if applicable. Indivior is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions), and there are no such agreements which pertain to employees of Indivior in existence or in negotiation. No employees of Indivior are represented by a labor union, works council or other employee representative body (other than any statutorily mandated representation in non-U.S. jurisdictions). Since January 1, 2023, Indivior has not experienced any labor strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute. Indivior will not incur any notice, consultation or consent obligations with respect to any labor union, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby. There are no, and since January 1, 2023 there have been no, material Actions or any material disputes pending or, to Indivior’s knowledge, threatened between Indivior and any of its employees or independent contractors. There are no, and since January 1, 2023 there have been no material Actions or any material disputes pending or, to Indivior’s knowledge, threatened by or before any Governmental Body affecting Indivior concerning employment matters. There is no current campaign being conducted to solicit cards from or otherwise organize employees of Indivior or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of Indivior, and, since January 1, 2023, Indivior has not been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation. Indivior is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, civil and/or human rights, harassment, discrimination and/or retaliation in employment, reasonable accommodation, unfair competition, affirmative action, pay equity, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), WARN and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. No Misconduct Allegation has been made at any time since January 1, 2023 against any Person who is or was an officer, director, manager or supervisory-level employee of Indivior in such person’s capacity as such or, to the knowledge of Indivior, in any other capacity, nor are any Misconduct Allegations pending or, to the knowledge of Indivior, threatened. Since January 1, 2023, Indivior has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing relating directly or indirectly to any Misconduct Allegation against Indivior or any person who is or was an officer, director, manager, employee or independent contractor of Indivior. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to Indivior within the twelve (12) months prior to the date hereof. As of the date hereof, to Indivior’s knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to Indivior or any of its Subsidiaries that such executive, key employee or group of employees intends to terminate employment with Indivior or any of its Subsidiaries within the twelve (12) months following the Closing Date.

4.23 FDA and Regulatory Matters.

(a) Except as has not and would not reasonably be expected to have, individually or in the aggregate, an Indivior Material Adverse Effect, Indivior is, and since January 1, 2023, has been, in compliance with all Healthcare Laws applicable to Indivior and its Products, including requirements relating to the development, clinical and nonclinical research and/or testing, manufacturing, processing, packaging, labeling, import, export, advertising and promotion, record-keeping, adverse event reporting, distribution, storage, marketing, commercialization and sale of Indivior’s Products, as applicable, and no officer, director, manager or managing director of Indivior, or to the knowledge of Indivior, any other Person, has engaged in any act on behalf of Indivior that violates any Healthcare Law. To Indivior’s knowledge, all contract manufacturers assisting in the manufacture of the Products are, and, since January 1, 2023, have been, in compliance with the FDA’s establishment registration and product listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products for Indivior, except as has not and would not reasonably be expected to have, individually or in the aggregate, an Indivior Material Adverse Effect. Indivior has not received any written notification of any pending or threatened claim, subpoena, civil investigative demand, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other Action from any Governmental Body, including the Centers for Medicare & Medicaid Services and the U.S. Department of Health and Human Services Office of Inspector General, the U.S. Department of Justice, any U.S. Attorney’s Office or state Attorney General, or any comparable state or federal Governmental Body, or any other Person, alleging potential or actual non-compliance by, or Liability of, Indivior under any Healthcare Law.

(b) Indivior holds such Permits of Governmental Bodies required for the conduct of its business as currently conducted, including those Permits necessary to permit the development, preclinical and clinical testing, manufacture, processing, packaging, labeling, sale, importation, exportation, storage, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities with respect to each Product (collectively, the “Indivior Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have an Indivior Material Adverse Effect. Indivior has fulfilled and performed all of its obligations with respect to each Indivior License and is in material compliance with all terms and conditions of each Indivior License, and, to Indivior’s knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any Indivior License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have an Indivior Material Adverse Effect. Indivior has not received any written information or notification from the FDA or any other Governmental Body with jurisdiction over the development, preclinical and clinical research and/or testing, labeling, advertising, promotion, marketing, sale, use, handling and control, safety, efficacy, reliability, distribution, manufacturing, processing, packaging, importation, exportation, storage, shipment, or distribution of drug products which would reasonably be expected to lead to the denial of any application for marketing approval granted by or currently pending before the FDA or any other Governmental Body.

(c) All material filings, reports, documents, claims, submissions and notices submitted or required to be filed, maintained or furnished to the FDA, CMS, state or other Governmental Bodies have been timely submitted, filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including all claims, statements, adverse event reports, field alert reports, and recalls communications with regard to the Products and any transparency reports. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for, or submitted in connection with, any and all requests for an Indivior License from the FDA or other Governmental Body relating to Indivior or its businesses or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.

(d) Indivior has not received any written notice or other communication from the FDA or any other Governmental Body contesting the approval of, or the labeling and promotion of, any Indivior Products. No manufacturing site which assists in the manufacture of any Indivior Products or their components (whether Indivior-owned or operated or that of a contract manufacturer for any Indivior Products or their components) has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition to the extent relating to any Indivior Products or their components. Neither Indivior nor, to Indivior’s knowledge, any manufacturing site which assists in the manufacture of any Indivior Products or their components (whether Indivior-owned or operated or that of a contract manufacturer for any Indivior Products or their components) has received, since January 1, 2023, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or any other Governmental Body alleging, observing or asserting noncompliance with Good Manufacturing Practices or any other applicable Healthcare Laws or Indivior Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, in each case to the extent relating to any Indivior Products or their components, and, to Indivior’s knowledge, there is no such Action or proceeding pending or threatened.

(e) The FDA has not recommended or requested that Indivior recall any of its Products. There are no recalls of any of Indivior’s Products contemplated by Indivior or pending. Since January 1, 2023, there have been no recalls, field notifications, field alerts, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, IND safety reports or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product, or seizures ordered or adverse regulatory actions taken (or, to Indivior’s knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or any facilities where Products are developed, designed, tested, manufactured, assembled, processed, packaged or stored.

(f) Since January 1, 2023, all preclinical and nonclinical studies and clinical investigations or clinical trials that have been or are being conducted by or on behalf of Indivior, including any for submission to a FDA or any other Governmental Body, have been and are being conducted in compliance in all material respects with applicable study protocols and Healthcare Laws, rules and regulations, including the applicable requirements of Good Laboratory Practices or Good Clinical Practices. Since January 1, 2023, no preclinical, nonclinical, or clinical studies conducted by or on behalf of Indivior have been placed on clinical hold or terminated or suspended prior to completion. Since January 1, 2023, Indivior has not received any notice, correspondence or other communication from FDA or any other Governmental Body or clinical investigator requiring the termination, suspension or material modification of any ongoing clinical studies conducted by or on behalf of Indivior. Indivior has not been subject to any pending inquiry into disqualification, suspension or other restriction from participation in preclinical studies or clinical trials and, to the knowledge of Indivior, none of its contractors or agents who performed work in connection with the preclinical studies or clinical trials was subject to disqualification, suspension or other restriction that would have prevented their participation in preclinical studies or clinical trials for activities conducted with respect to any Indivior Product.

(g) Indivior is not the subject of any pending or, to the knowledge of Indivior, threatened investigation regarding Indivior or the Products by the FDA pursuant to the FDA Fraud Policy. Neither Indivior nor, to the knowledge of Indivior, any officer, employee or agent of Indivior has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy.

(h) Since January 1, 2023, (i) all necessary procurement and manufacturing quotas issued by DEA for the purchase, formulation and manufacture of Indivior’s Products have been obtained, and to the knowledge of Indivior, no such procurement and manufacturing quota restrictions are reasonably likely to result in a material manufacturing interruption or material reduction or suspension in the manufacture or timely delivery of the Indivior Products and (ii) except in the ordinary course of business, no purchase orders have been canceled or adjusted due to supply chain shortages or material manufacturing interruptions or procurement and manufacturing quota restrictions.

(i) All of Indivior’s contracts, participation in joint ventures and other business relationships with potential customers, prescribers, physicians or other healthcare professionals, distributors, patients, or other sources of orders or referrals, including any consulting, speaker, development, sponsorship, grant and royalty agreements with, and training events for, physicians, other healthcare professionals or providers, governmental representatives or healthcare entities or organizations, comply in all material respects with all Healthcare Laws.

(j) Neither Indivior nor, to the knowledge of Indivior, any of its officers, directors, managers, managing directors or employees is excluded from participation in any federal healthcare program as that term is defined by 42 U.S.C. § 1320a-7b(f), is debarred under 21 U.S.C. § 335a, or is restricted or prohibited from participation in any healthcare, procurement or non-procurement program or reimbursement system authorized, funded, administered or sponsored by any Governmental Body. Neither Indivior nor, to the knowledge of Indivior, any of its officers, directors, managers, managing directors, employees, or agents (i) has engaged in, been charged with or been investigated for any conduct that would reasonably be expected to result in exclusion from any federal healthcare program or debarment or any other sanction under similar foreign, state, or local applicable Law, or (ii) has otherwise engaged in any activities that would reasonably be expected to provide cause for civil, criminal or administrative penalties or sanctions or mandatory or permissive exclusion or debarment under any Healthcare Laws.

(k) Indivior has operated since January 1, 2023, a compliance program having all the elements of an effective compliance program identified in the Compliance Program Guidance for Pharmaceutical Manufacturers, 68 Fed. Reg. 23731 (May 5, 2003) issued by the Office of Inspector General for U.S. Department of Health and Human Services. There are no outstanding compliance complaints or reports, ongoing internal compliance investigations, or outstanding compliance corrective actions, in each case, that are material to the business of Indivior.

4.24 Government Contracts. With respect to each Government Contract to which Indivior is currently a party or has received final payment prior to the date hereof and to each Government Bid:

(a) To the knowledge of Indivior, Indivior and each of its Subsidiaries has complied and is in compliance in all material respects with all terms and conditions of each Government Contract and Government Bid, including all incorporated clauses, provisions, certifications, representations, requirements, schedules, attachments, regulations and applicable laws, including without limitation the Truthful Cost or Pricing Data statute and FAR to the extent applicable to the Government Contract;

(b) To the knowledge of Indivior, Indivior and each of its Subsidiaries has complied in all material respects with all material requirements of each applicable statute, rule, regulation, order or agreement with the U.S. Governmental Body pertaining to such Government Contract or Government Bid;

(c) All representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Bid in the System for Award Management were current, accurate and complete as of their effective date, and Indivior and each of its Subsidiaries has complied in all material respects with all such representations and certifications;

(d) Neither the U.S. Government nor any prime contractor has notified Indivior nor any of its Subsidiaries that Indivior or any of its Subsidiaries has materially breached or violated any statute, rule, regulation, certification, representation, clause, provision or requirement in a Government Contract;

(e) To the knowledge of Indivior, no reasonable basis exists to give rise to a material claim by a Governmental Body for fraud (as such concept is defined under the state or federal laws of the United States) in connection with any Government Contract; and

(f) Neither Indivior and each of its Subsidiaries, nor any of its officers, employees, agents, nor any “Principal” (as defined in FAR 52.209-5) of Indivior has been debarred, or suspended from participation in the award of contracts with any Governmental Body, or been the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Body, nor are any of them listed on the Excluded Party Listing, nor has any such debarment, suspension or exclusion proceeding or proposed Excluded Party Listing been initiated.

4.25 Brokerage. Other than Jefferies LLC and Piper Sandler & Co., no Person will be entitled to, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Indivior or any of its Subsidiaries. Supernus has been given access to a true and correct copy of all Contracts entitling any person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Indivior, together with all amendments, waivers or other changes thereto.

4.26 Disclosure. None of the information supplied or to be supplied by or on behalf of Indivior for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Indivior Stockholders, or at the time of the Indivior Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Indivior Stockholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Indivior makes no representation or warranty with respect to any information supplied by or to be supplied by Supernus that is included or incorporated by reference in the Joint Proxy Statement. The representations and warranties contained in this Section 4.26 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to Indivior in writing by Supernus specifically for use therein.

4.27 Board Approval; Vote Required.

(a) The Indivior Board, by resolutions duly adopted by a unanimous vote of all of the members of the Indivior Board at a meeting duly called and held, has duly (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the Indivior Share Issuance, on the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement, the Indivior Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, the Indivior Share Issuance and the Special Dividend, are fair to, and in the best interests of, Indivior and the Indivior Stockholders, (iii) resolved to recommend to the Indivior Stockholders the approval of the Indivior Share Issuance, on the terms and subject to the conditions set forth in this Agreement, and (iv) directed that the Indivior Share Issuance be submitted to the Indivior Stockholders for approval, and, subject to Section 6.4, such resolutions have not been rescinded, modified or withdrawn in any way.

(b) The affirmative vote of a majority in voting power of the outstanding Indivior Shares present in person or represented by proxy at the Indivior Stockholders’ Meeting and entitled to vote on the proposal to approve the Indivior Share Issuance (the “Indivior Stockholder Approval”) is necessary to approve the Indivior Share Issuance. Other than the Indivior Stockholder Approval, no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated thereby.

4.28 Takeover Statute. The Indivior Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement, the Indivior Voting Agreement and any of the transactions and other agreements contemplated hereby and thereby. No Takeover Law applies or purports to apply to the Merger, this Agreement, the Indivior Voting Agreement or any of the transactions or other agreements contemplated hereby or thereby.

4.29 Opinions of Indivior’s Financial Advisors. The Indivior Board has received separate opinions from Jefferies LLC and Piper Sandler & Co. to the effect that, as of the date of such opinion and based upon and subject to the various matters, assumptions, qualifications and limitations set forth in their respective opinions, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Indivior.

4.30 Merger Sub. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business and has incurred no liabilities or obligations whatsoever, in each case other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.31 Financing.

(a) Indivior has delivered to Supernus true, correct and complete copies of (i) an executed commitment letter, dated as of the date hereof, from the lenders (the “Lenders”) party thereto (such commitment letter, including all exhibits, schedules, annexes, joinders and amendments thereto, together with the below-defined Fee Letter, collectively, the “Commitment Letter”) pursuant to which the Lenders party thereto have agreed, subject only to the terms and conditions expressly set forth therein, to provide the debt financing for the purposes of funding the amount set forth in the Commitment Letter (the debt financing pursuant to the Commitment Letter shall be referred to herein as the “Committed Financing”), and (ii) any fee letters, dated as of the date hereof, associated with the Commitment Letter (including all exhibits, schedules, annexes, joinders and amendments thereto, collectively, the “Fee Letter”).

(b) The Commitment Letter has been duly and validly executed and delivered by Indivior and, to the Knowledge of Indivior and Supernus, each of the other parties thereto, and as of the date hereof, the Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of Indivior and, to the Knowledge of Indivior and Supernus, each of the other parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights or general principles of equity affecting the availability of specific performance and other equitable remedies. As of the date hereof, (i) the Commitment Letter in the form delivered to Supernus has not been terminated, rescinded, amended, restated, supplement, waived or modified on or prior to date hereof, (ii) no such termination, rescission, amendment, restatement, supplement, waiver or modification is contemplated by Indivior, except amendments, amendments and restatements, modifications, supplements and joinders (including, without limitation to add lenders, lead arrangers, co-managers, bookrunners, syndication agents, Financing Sources or any Person with similar or other roles or titles, to reallocate commitments among such parties to the Commitment Letter, to include additional loan facilities, or to facilitate the syndication of the debt financing described in the Commitment Letter, in each case to the extent contemplated by the terms of the Commitment Letter) that in each case do not reduce the aggregate amount of Financing below the amount provided by the Commitment Letter on the date hereof or impose new or additional conditions precedent to the funding of the Financing, and (iii) the aggregate amount of commitments contained in the Commitment Letter have not been withdrawn, terminated, rescinded or reduced in any respect, and no such withdrawal, termination, rescission or reduction is contemplated, in each case of clauses (i) through (iii), other than as permitted in Section 6.17. As of the date hereof, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of Indivior or, to the Knowledge of Indivior or Supernus, any of the other parties thereto, under the Commitment Letter, (ii) constitute a failure to satisfy a condition on the part of Indivior or, to the Knowledge of Indivior or Supernus, any of the Lenders party thereto required to be satisfied prior to the date hereof or (iii) result in any portion of the amounts to be funded in accordance with the Commitment Letter being unavailable on the Closing Date.

(c) As of the date hereof, assuming the satisfaction of conditions to the Merger set forth in Section 7.1, Section 7.2 and Section 7.3, (i) neither Indivior nor Supernus has reason to believe that any of the conditions to the Committed Financing contemplated in the Commitment Letter will not be satisfied on a timely basis (and, in any event, at or prior to Closing) and (ii) neither Indivior nor Supernus have Knowledge of any reason that the full amount of the Committed Financing will not be made available to Indivior on the Closing Date. As of the date hereof, Indivior has fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Commitment Letter. There are no conditions precedent or other contingencies directly or indirectly related to the funding of the full amount of the Committed Financing pursuant to the Commitment Letter, other than as expressly set forth in the Commitment Letter. There are no side letters or other agreements, contracts or arrangements related to the funding of the Committed Financing, other than as expressly set forth in the Commitment Letter delivered to Supernus on or prior to the date hereof.

4.32 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OF THIS AGREEMENT (AS MODIFIED BY THE INDIVIOR DISCLOSURE LETTER), INDIVIOR MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND INDIVIOR HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN CONNECTION WITH SUPERNUS’ INVESTIGATION OF INDIVIOR, SUPERNUS HAS

RECEIVED FROM OR ON BEHALF OF INDIVIOR CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF INDIVIOR AND CERTAIN BUSINESS PLAN INFORMATION OF INDIVIOR. INDIVIOR MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of Supernus.

(a) Except (i) as set forth in Section 5.1(a) of the Supernus Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly required by this Agreement or (iv) with the prior written consent of Indivior (which consent shall not be unreasonably delayed, withheld or conditioned), from the date hereof until the earlier of the Effective Time and the date this Agreement is validly terminated in accordance with ARTICLE VIII (the “Pre-Closing Period”), Supernus and its Subsidiaries shall conduct the business and operations of Supernus and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice. During the Pre-Closing Period, Supernus shall, promptly upon learning of the same, notify Indivior (A) of any change, occurrence, effect, condition, fact, event or circumstance known to Supernus that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to Supernus, to result in a Supernus Material Adverse Effect and (B) any matter reasonably likely to constitute a failure by Supernus of any of the conditions contained in Section 7.2(a) or Section 7.2(b).

(b) Except (i) as set forth on Section 5.1(b) of the Supernus Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly required by this Agreement or (iv) with the prior written consent of Indivior (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, Supernus shall not and shall not permit any of its Subsidiaries, to:

(i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Supernus Options, Supernus RSUs, Supernus PSUs or Supernus ESPP Purchase Rights with respect thereto except, in each case:

(A) for the withholding of Supernus Shares to satisfy the exercise price or Tax obligations with respect to awards granted pursuant to the Supernus Equity Plans;

(B) for the declaration and payment of dividends by a direct or indirect wholly-owned Subsidiary of Supernus solely to its parent;

(C) in connection with intercompany purchases of capital stock or share capital among one or more of Supernus and its Subsidiaries; or

(D) for the purpose of fulfilling its obligations under the Supernus ESPP, to the extent consistent with past practice;

(ii) (A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of (1) any shares of beneficial interests, capital stock or other ownership interest in Supernus or any of its Subsidiaries, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest or (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities; or (B) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan except, in each case of clause (A) or (B) hereof, (I) for issuances of Supernus Shares in respect of (x) any exercise of Supernus Options outstanding on the date hereof or (y) the exercise of any Supernus ESPP Purchase Rights under the terms of the Supernus ESPP as in effect on the date hereof, (II) for the issuance or sale of Supernus Shares pursuant to the exercise of Supernus Options or the vesting of or delivery of shares under Supernus RSUs or Supernus PSUs, in accordance with their terms as of the date hereof, (III) for transactions solely between or among Supernus and its wholly-owned Subsidiaries; provided, that this clause (III) shall not permit the sale, transfer, assignment, pledge, encumbrance or other disposition of any capital stock, beneficial interest or other equity or economic interest in any Subsidiary of Supernus to any Person, or (IV) for the grant of the awards in accordance with Section 5.1(b)(ii) of the Supernus Disclosure Letter;

(iii) except as required by a Supernus Plan or as otherwise required by applicable Law: (A) increase the compensation or other benefits payable or provided to any of Supernus’ or any of its Subsidiaries’ officers, directors, independent contractors, leased personnel or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees; (B) enter into, materially amend or terminate any employment termination, change of control, severance, retention or other Contract with any current or former employee, independent contractor or leased personnel of Supernus or any of its Subsidiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case, consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty); (C) other than (1) routine annual renewals of, or design changes to, health and welfare benefit plans in the ordinary course of business consistent with past practice that do not materially increase the cost of coverage to Supernus and its Subsidiaries, taken as a whole, and (2) as expressly contemplated by this Agreement, establish, adopt, enter into, materially amend or terminate any Supernus Plan for the benefit of any current or former officers, employees, independent contractors, leased personnel or any of their beneficiaries (exclusive of (I) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case, consistent with past practice, or (II) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty); provided, however, that this clause (C) shall not apply to any transaction, deal, retention or completion bonus plan or arrangement adopted in connection with the transactions contemplated by this Agreement and as expressly permitted by this Agreement or in accordance with the terms of this Agreement or Section 5.1(b)(iii) of the Supernus Disclosure Letter; or (D) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization;

(iv) amend, or propose to amend, or permit the adoption of any material amendment to any of the Organizational Documents of Supernus or any of its Subsidiaries;

(v) effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of Supernus or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(vii) make any capital expenditure except for (A) expenditures required by existing Contracts or (B) expenditures made in the ordinary course of business consistent with past practice;

(viii) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for (A) the purchase of assets from suppliers or vendors in the ordinary course of business or (B) transactions with a value less than $1,000,000 in any single instance or $2,500,000 in the aggregate;

(ix) except in the ordinary course of business consistent with past practice, (A) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person, incur any Lien (other than Permitted Liens) or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (1) intercompany transactions or arrangements among one or more of Supernus and its Subsidiaries, and (2) short-term Indebtedness incurred in the ordinary course of business consistent with past practice; (B) make any loans or advances to any other Person other than intercompany transactions or arrangements among one or more of Supernus and its Subsidiaries or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements among one or more of Supernus and its Subsidiaries;

(x) (A) enter into any Contract that would materially restrict, after the Effective Time, Indivior and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area or (B) other than in the ordinary course of business consistent with past practice or except as set forth in Section 5.1(b)(x) of the Supernus Disclosure Letter, enter into, waive, release or assign any rights or claims under, or renew (other than automatic renewals), modify in any material respect or terminate (other than termination by natural expiration), any Supernus Material Contract (other than intercompany transactions, agreements or arrangements among one or more of Supernus and its Subsidiaries);

(xi) (A) except in the ordinary course of business consistent with past practice, sell, transfer, assign, mortgage, encumber or otherwise dispose of any assets with a fair market value in excess of $1,000,000 in the aggregate; or (B) sell, transfer, assign, pledge, encumber or otherwise dispose of (1) any shares or other equity or economic interests in any of its Subsidiaries or (2) any material assets of any of its Subsidiaries, in each case to any Person (including Supernus or any of its Subsidiaries);

(xii) except for the settlement of any Paragraph IV certification litigation or any action relating to an ANDA filing, commence, pay, discharge, settle, compromise or satisfy any pending or threatened litigation, arbitration, proceedings or claims other than any monetary settlement entered in the ordinary course of business consistent with past practice in an amount less than $1,000,000 in any single instance or $2,500,000 in the aggregate;

(xiii) change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xiv) (A) make, change or revoke any material Tax election with respect to Supernus or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to Supernus or any of its Subsidiaries, in each case other than in the ordinary course of business consistent with past practices, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) affecting any material Tax Liability or refund of material Taxes with respect to Supernus or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to Supernus or any of its Subsidiaries, (E) settle or compromise any material Tax Liability or refund of material Taxes with respect to Supernus or any of its Subsidiaries or (F) take, prior to the Effective Time, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code;

(xv) sell, assign, license (including sublicense), fail to diligently prosecute or maintain, waive, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any Lien (other than a Permitted Lien) on, any Intellectual Property, including any pending patent application that is included in Supernus Registered Intellectual Property, other than (A) non-exclusive licenses granted in the ordinary course of business consistent with past practice to customers, vendors, contractors, or service providers, or (B) for the purpose of abandoning, allowing to lapse or otherwise disposing of immaterial, obsolete or worthless assets;

(xvi) voluntarily add, amend, or withdraw any Orange Book patent listing with respect to any Product, or take any action that would reduce the period of any regulatory exclusivity applicable to any Product;

(xvii) cease to maintain insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of Supernus and its Subsidiaries, to the extent available on commercially reasonable terms; or

(xviii) agree or commit to take any of the actions described in clauses (i) through (xvii) of this Section 5.1(b).

5.2 Covenants of Indivior.

(a) Except (i) as set forth in Section 5.2(a) of the Indivior Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly required by this Agreement, or (iv) with the prior written consent of Supernus (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, Indivior and its Subsidiaries shall conduct the business and operations of Indivior and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice. During the Pre-Closing Period, Indivior shall, promptly upon learning of the same, notify Supernus (A) of any change, occurrence, effect, condition, fact, event or circumstance known to Indivior that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to Indivior, to result in an Indivior Material Adverse Effect and (B) any matter reasonably likely to constitute a failure by Indivior of any of the conditions contained in Section 7.3(a) or Section 7.3(b).

(b) Except (i) as set forth on Section 5.2(b) of the Indivior Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly required by this Agreement or (iv) with the prior written consent of Supernus (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, Indivior shall not and shall not permit any of its Subsidiaries, to:

(i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Indivior PSUs, Indivior RSUs, Indivior ESPP Purchase Rights or Indivior UK Option Plan Purchase Rights with respect thereto except, in each case:

(A) for the withholding of Indivior Shares to satisfy the exercise price or Tax obligations with respect to awards granted pursuant to the Indivior Equity Plans;

(B) for the declaration and payment of dividends by a direct or indirect wholly-owned Subsidiary of Indivior solely to its parent;

(C) in connection with intercompany purchases of capital stock or share capital among one or more of Indivior and its Subsidiaries;

(D) for the purpose of fulfilling its obligations under the Indivior ESPP or the Indivior UK Option Plans, to the extent consistent with past practice; or

(E) the Special Dividend (or Alternative Dividend, as applicable) in accordance with the terms hereof.

(ii) (A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of (1) any shares of beneficial interests, capital stock or other ownership interest in Indivior or any of its Subsidiaries, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest or (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities; or (B) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan except, in each case of clause (A) or (B) hereof, (I) for issuances of Indivior Shares in respect of the exercise of any Indivior ESPP Purchase Rights or any Indivior UK Option Plan Purchase Rights under the terms of the Indivior ESPP or the Indivior UK Option Plans, respectively, as in effect on the date hereof, (II) for the issuance or sale of Indivior Shares pursuant to the vesting of or delivery of shares under Indivior Equity Awards, in accordance with their terms as of the date hereof, (III) for transactions solely between or among Indivior and its wholly-owned Subsidiaries or (IV) for the grant of the awards in accordance with Section 5.2(b)(ii) of the Indivior Disclosure Letter;

(iii) except as required by an Indivior Plan or as otherwise required by applicable Law: (A) increase the compensation or other benefits payable or provided to any of Indivior’s or any of its Subsidiaries’ officers, directors, independent contractors, leased personnel or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees; (B) enter into, materially amend or terminate any employment termination, change of control, severance, retention or other Contract with any current or former employee, independent contractor or leased personnel of Indivior or any of its Subsidiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case, consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty); (C) other than (1) routine annual renewals of, or design changes to, health and welfare benefit plans in the ordinary course of business consistent with past practice that do not materially increase the cost of coverage to Indivior and its Subsidiaries, taken as a whole, and (2) as expressly contemplated by this Agreement, establish, adopt, enter into, materially amend or terminate any Indivior Plan for the benefit of any current or former officers, employees, independent contractors, leased personnel or any of their beneficiaries (exclusive of (I) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case, consistent with past practice, or (II) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty); provided, however, that this clause (C) shall not apply to any transaction, deal, retention or completion bonus plan or arrangement adopted in connection with the transactions contemplated by this Agreement and as expressly permitted by this Agreement or in accordance with the terms of this Agreement or Section 5.2(b)(iii) of the Indivior Disclosure Letter; or (D) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization;

(iv) amend, or propose to amend, or permit the adoption of any material amendment to any of the Organizational Documents of Indivior or any of its Subsidiaries;

(v) effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of Indivior or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(vii) make any capital expenditure except for (A) expenditures required by existing Contracts or (B) expenditures made in the ordinary course of business consistent with past practice;

(viii) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for (A) the purchase of assets from suppliers or vendors in the ordinary course of business or (B) transactions with a value less than $1,000,000 in any single instance or $2,500,000 in the aggregate;

(ix) except in the ordinary course of business consistent with past practice, (A) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person, incur any Lien (other than Permitted Liens) or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (1) intercompany transactions or arrangements among one or more of Indivior and its Subsidiaries, and (2) short-term Indebtedness incurred in the ordinary course of business consistent with past practice; (B) make any loans or advances to any other Person other than intercompany transactions or arrangements among one or more of Indivior and its Subsidiaries or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements among one or more of Indivior and its Subsidiaries;

(x) (A) enter into any Contract that would materially restrict, after the Effective Time, Indivior and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area or (B) other than in the ordinary course of business consistent with past practice, enter into, waive, release or assign any rights or claims under, or renew (other than automatic renewals), modify in any material respect or terminate (other than termination by natural expiration), any Indivior Material Contract (other than intercompany transactions, agreements or arrangements among one or more of Indivior and its Subsidiaries);

(xi) (A) except in the ordinary course of business consistent with past practice, sell, transfer, assign, mortgage, encumber or otherwise dispose of any assets with a fair market value in excess of $1,000,000 in the aggregate; or (B) sell, transfer, assign, pledge, encumber or otherwise dispose of (1) any shares or other equity or economic interests in any of its Subsidiaries or (2) any material assets of any of its Subsidiaries, in each case to any Person (including Indivior or any of its Subsidiaries);

(xii) except for the settlement of any Paragraph IV certification litigation or any action relating to an ANDA filing, commence, pay, discharge, settle, compromise or satisfy any pending or threatened litigation, arbitration, proceedings or claims other than any monetary settlement entered in the ordinary course of business consistent with past practice in an amount less than $1,000,000 in any single instance or $2,500,000 in the aggregate;

(xiii) change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xiv) (A) make, change or revoke any material Tax election with respect to Indivior or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to Indivior or any of its Subsidiaries, in each case other than in the ordinary course of business consistent with past practices, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) affecting any material Tax Liability or refund of material Taxes with respect to Indivior or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to Indivior or any of its Subsidiaries, (E) settle or compromise any material Tax Liability or refund of material Taxes with respect to Indivior or any of its Subsidiaries or (F) take, prior to the Effective Time, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code;

(xv) sell, assign, license (including sublicense), fail to diligently prosecute or maintain, waive, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any Lien (other than a Permitted Lien) on, any Intellectual Property, including any pending patent application that is included in Indivior Registered Intellectual Property, other than (A) non-exclusive licenses granted in the ordinary course of business consistent with past practice to customers, vendors, contractors, or service providers, or (B) for the purpose of abandoning, allowing to lapse or otherwise disposing of immaterial, obsolete or worthless assets;

(xvi) voluntarily add, amend, or withdraw any Orange Book patent listing with respect to any Product, or take any action that would reduce the period of any regulatory exclusivity applicable to any Product;

(xvii) cease to maintain insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of Indivior and its Subsidiaries, to the extent available on commercially reasonable terms; or

(xviii) agree or commit to take any of the actions described in clauses (i) through (xvii) of this Section 5.2(b).

5.3 Independent Operation; No Control Prior to Closing. Notwithstanding anything to the contrary in this Article V or elsewhere in this Agreement, nothing contained in this Agreement shall give Indivior, Supernus or Merger Sub, directly or indirectly, the right to control, influence or direct the day-to-day, future, strategic or other business or operations of any other party (other than with respect to Indivior’s control of Merger Sub) or its Subsidiaries at any time prior to the Effective Time.

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

6.1 Investigation.

(a) Upon reasonable notice, each of Supernus and Indivior shall afford to the other party and to the Representatives of such other party reasonable access (at the requesting party’s cost) during normal business hours, during the Pre-Closing Period, to its and its Subsidiaries’ personnel, facilities and properties, Contracts, commitments, books and records and any reports, schedules or other documents filed or received by it pursuant to the requirements of applicable Law and with such additional financing, operating and other data and information regarding it and its Subsidiaries, as the other party or any of its Representatives may reasonably request in connection with their activities in order to facilitate the completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither Supernus nor Indivior nor their respective Subsidiaries shall be required to provide the access or information contemplated by this Section 6.1 if it would (i) unreasonably disrupt the operations of such party or any of its Subsidiaries, (ii) cause a violation of any agreement to which such party or any of its Subsidiaries is a party (provided, that Indivior or Supernus, as the case may be, has used commercially reasonable efforts to find an alternative way to provide the access or information contemplated by this Section 6.1), (iii) cause a risk of a loss of privilege to such party or any of its Subsidiaries, (iv) constitute a violation of any applicable Law or (v) otherwise disclose competitively sensitive material. For the avoidance of doubt, nothing in this Section 6.1 shall require either party to provide, and neither party shall provide, dedicated office space or similar on-site accommodations to the other party or its Representatives at its facilities during the Pre-Closing Period, it being understood that any on-site access shall be limited to temporary workspace and meeting space as reasonably necessary to facilitate the activities contemplated by this Agreement.

(b) The parties hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement; provided that, notwithstanding the foregoing, the parties may disclose such Confidential Information to any actual or prospective Financing Sources (and, in each case, to their respective counsel and auditors) to the extent reasonably necessary to facilitate the Financing, so long as such prospective Financing Sources (A) agree to be bound by the Confidentiality Agreement as if parties thereto or (B) are subject to other confidentiality undertakings that are at least as restrictive on such actual or prospective Financing Source as the confidentiality restrictions set forth in the Confidentiality Agreement.

6.2 Registration Statement and Proxy Statement for Stockholder Approval. As soon as reasonably practicable following the execution of this Agreement and in any event within forty-five (45) days after the date of this Agreement, (a) Indivior and Supernus shall jointly prepare a joint proxy statement (the “Joint Proxy Statement”) in preliminary form, which shall contain each of the Indivior Recommendation and Supernus Recommendation (unless, in either case, an Indivior Adverse Recommendation Change or a Supernus Adverse Recommendation Change, as applicable, has occurred in compliance with this Agreement), and (b) Indivior shall prepare and file with the SEC in form and substance reasonably acceptable to each party (i) a registration statement on Form S-4, in which the Joint Proxy Statement shall be included and (ii) a prospectus relating to the Indivior Shares to be offered and sold pursuant to this Agreement and the Merger (such registration statement together with the amendments and supplements thereto, the “Registration Statement”). Each of Indivior and Supernus shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the transactions contemplated by this Agreement, including the Merger. Each of Indivior and Supernus shall use its respective reasonable best efforts to mail the Joint Proxy Statement to its respective stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Indivior shall use reasonable best efforts to take any action required to be taken under any applicable state securities Laws and other applicable Laws in connection with the issuance of Indivior Shares pursuant to this Agreement, and each party shall furnish all information concerning Supernus, Indivior, and the holders of capital stock of Supernus and Indivior, as applicable, as may be reasonably requested by another party in connection with any such action or the preparation, filing or distribution of the Joint Proxy Statement. No filing of, or amendment or supplement to, or material correspondence to the SEC or its staff with respect to, the Registration Statement shall be made by Indivior, and no filing of, or amendment or supplement to, or material correspondence to the SEC or its staff with respect to, the Joint Proxy Statement shall be made by Supernus, Indivior or any of their respective Subsidiaries, in each case unless (x) the other party has been provided a reasonable opportunity to review and comment thereon and (y) such filing, amendment, supplement or correspondence is in form and substance reasonably acceptable to each party; provided, however, that clause (y) of the foregoing shall not apply with respect to information relating to a Supernus Adverse Recommendation Change or an Indivior Adverse Recommendation Change in compliance with this Agreement. Indivior shall advise Supernus, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Indivior Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Indivior and Supernus shall advise the other, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Supernus or Indivior, or any of their respective Affiliates, officers or directors, is discovered by Supernus or Indivior which should be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to either Indivior Stockholders or Supernus Stockholders, as applicable.

6.3 Stockholders’ Meetings.

(a) Supernus shall take any and all actions necessary in accordance with applicable Law and Supernus’ Organizational Documents to duly give notice of, convene and hold a meeting of the Supernus Stockholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purpose of obtaining the Supernus Stockholder Approval (the “Supernus Stockholders’ Meeting”). Subject to Sections 6.4(b) and

6.4(c), Supernus shall, through the Supernus Board, recommend that the Supernus Stockholders adopt this Agreement and shall use reasonable best efforts to solicit from the Supernus Stockholders proxies in favor of the adoption of this Agreement and to take all other actions necessary or advisable to secure the Supernus Stockholder Approval. Subject to Sections 6.4(b) and 6.4(c) and the remainder of this Section 6.3(a), Supernus may only postpone or adjourn the Supernus Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Supernus Stockholder Approval, (ii) for the absence of a quorum and/or (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Supernus has determined, after consultation with outside legal counsel, is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Supernus Stockholders prior to the Supernus Stockholders’ Meeting in accordance with applicable Law, provided that without the prior written consent of Indivior (not to be unreasonably withheld, conditioned or delayed), (A) no single such adjournment or postponement pursuant to clauses (i), (ii) or (iii) shall be for more than ten (10) Business Days, except as may be required by applicable Law and (B) all such adjournments and postponements together shall not total more than 30 days from the initial date of the Supernus Stockholder Meeting or cause the date of the Supernus Stockholders’ Meeting to be less than ten (10) Business Days prior to the Termination Date. Subject to Sections 6.4(b) and 6.4(c), Supernus shall postpone or adjourn the Supernus Stockholders’ Meeting up to two (2) times for up to ten (10) Business Days each time upon the reasonable request of Indivior. Supernus shall use reasonable efforts to, on a daily basis during the ten (10) Business Days prior to the date of the Supernus Stockholders’ Meeting, advise Indivior as to the aggregate number of Supernus Shares entitled to vote at the Supernus Stockholders’ Meeting for which proxies have been received by Supernus with respect to the Supernus Stockholder Approval and the number of such proxies authorizing the holder thereof to vote in favor of the Supernus Stockholder Approval.

(b) Indivior shall take any and all actions necessary in accordance with applicable Law and Indivior’s Organizational Documents to duly give notice of, convene and hold a meeting of the Indivior Stockholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purpose of obtaining the Indivior Stockholder Approval (the “Indivior Stockholders’ Meeting”). Subject to Sections 6.4(e) and 6.4(f), Indivior shall, through the Indivior Board, recommend that the Indivior Stockholders approve the Indivior Share Issuance and shall use reasonable best efforts to solicit from the Indivior Stockholders proxies in favor of approval of the Indivior Share Issuance and to take all other actions necessary or advisable to secure the Indivior Stockholder Approval. Subject to Sections 6.4(e) and 6.4(f) and the remainder of this Section 6.3(b), Indivior may only postpone or adjourn the Indivior Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Indivior Stockholder Approval, (ii) for the absence of a quorum and/or (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Indivior has determined, after consultation with outside legal counsel, is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Indivior Stockholders prior to the Indivior Stockholders’ Meeting in accordance with applicable Law, provided that without the prior written consent of Supernus (not to be unreasonably withheld, conditioned or delayed), (A) no single such adjournment or postponement pursuant to clauses (i), (ii) or (iii) shall be for more than ten (10) Business Days, except as may be required by applicable Law and (B) all such adjournments and postponements together shall not total more than 30 days from the initial date of the Indivior Stockholder Meeting or cause the date of the Indivior

Stockholders’ Meeting to be less than ten (10) Business Days prior to the Termination Date. Subject to Sections 6.4(e) and 6.4(f), Indivior shall postpone or adjourn the Indivior Stockholders’ Meeting up to two (2) times for up to ten (10) Business Days each time upon the reasonable request of Supernus. Indivior shall use reasonable efforts to, on a daily basis during the ten (10) Business Days prior to the date of the Indivior Stockholders’ Meeting, advise Supernus as to the aggregate number of Indivior Shares entitled to vote at the Indivior Stockholders’ Meeting for which proxies have been received by Indivior with respect to the Indivior Stockholder Approval and the number of such proxies authorizing the holder thereof to vote in favor of the Indivior Stockholder Approval.

(c) Supernus and Indivior shall use their reasonable best efforts to hold the Supernus Stockholders’ Meeting and the Indivior Stockholders’ Meeting on the same date and as soon as practicable after the date of this Agreement (but after the Registration Statement is declared effective).

(d) Except with the prior written consent of Supernus and Indivior, the only matters to be voted upon at each of the Supernus Stockholders’ Meeting and the Indivior Stockholders’ Meeting are (i) adoption of this Agreement, in the case of the Supernus Stockholders’ Meeting, and the Indivior Share Issuance, in the case of the Indivior Stockholders’ Meeting, (ii) any adjournment or postponement of the Supernus Stockholders’ Meeting or the Indivior Stockholders’ Meeting, as applicable and/or (iii) any other matters that are required by applicable Law.

6.4 Non-Solicitation.

(a) Supernus agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and Supernus shall, and shall cause its directors, officers and Subsidiaries to, instruct its and their respective Representatives not to, directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to Supernus; (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Supernus or any of its Subsidiaries or afford access to the properties, books or records of Supernus or any of its Subsidiaries to any Person or group of Persons (or any of their Affiliates or Representatives) that has made or could reasonably be expected to make, or in connection with, an Acquisition Proposal with respect to Supernus or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to an Acquisition Proposal with respect to Supernus (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.4). Supernus shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, immediately upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person or group of Persons, or any of their Affiliates or Representatives (other than Indivior and/or its Affiliates), conducted heretofore by Supernus or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, Supernus shall immediately discontinue access by any Person or group of Persons, and any of their Affiliates or Representatives (other than Indivior and its Affiliates), to any data room (virtual or otherwise) established by Supernus or its Representatives for such purpose. Within one (1) Business Day from the date hereof, Supernus shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with Supernus or any Subsidiary thereof or who have otherwise been provided with confidential, non-public information since January 1, 2025, relating to an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Supernus Stockholder Approval, Supernus and the Supernus Board may take any actions described in clause (ii) of this Section 6.4(a) with respect to a third party if (A) Supernus receives an unsolicited, bona fide written Acquisition Proposal with respect to Supernus from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 6.4) and (B) such proposal constitutes, or the Supernus Board determines in good faith after consultation with Supernus’ outside legal counsel and financial advisor that such proposal would reasonably be expected to lead to, a Superior Proposal with respect to Supernus, provided that, Supernus may deliver non-public information to such third party only pursuant to a confidentiality agreement containing terms no less favorable to Supernus with respect to confidentiality than the terms of the Confidentiality Agreement (including with respect to any standstill agreement or similar provisions) (an “Acceptable Confidentiality Agreement”) and so long as it sends a copy of such Acceptable Confidentiality Agreement to Indivior promptly following its execution. Nothing contained in this Section 6.4 shall prohibit Supernus or the Supernus Board from (1) taking and disclosing to the Supernus Stockholders a position with respect to an Acquisition Proposal with respect to Supernus pursuant to Rules 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any similar disclosure, if the Supernus Board has reasonably determined in good faith after consultation with Supernus’ outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties to the Supernus Stockholders or (2) directing any Person (or the Representatives of that Person) who makes an Acquisition Proposal regarding Supernus to the provisions of this Section 6.4, provided that this sentence shall not permit the Supernus Board to make a Supernus Adverse Recommendation Change, except to the extent permitted by Section 6.4(b) or Section 6.4(c). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.4(a) by any of Supernus’ or its Subsidiaries’ respective Representatives shall be deemed to be a breach of this Section 6.4(a) by Supernus.

(b) Neither the Supernus Board nor any committee thereof shall directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to Indivior or Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Indivior or Merger Sub), the approval, recommendation or declaration of advisability by the Supernus Board or any such committee of the transactions contemplated by this Agreement, (ii) propose publicly to recommend, adopt or approve any Acquisition Proposal with respect to Supernus, (iii) fail to publicly reaffirm or re-publish the Supernus Recommendation within five (5) Business Days of being requested by Indivior to do so (or if earlier, at least three (3) Business Days prior to the Supernus Stockholders’ Meeting), or (iv) fail to send to the Supernus Stockholders, within ten (10) Business Days after the commencement of a tender or exchange offer relating to the Supernus Shares (or if earlier, at least three (3) Business Days prior to the Supernus Stockholders’ Meeting), a statement disclosing that Supernus recommends rejection of such tender or exchange offer and reaffirming the Supernus Recommendation (any action described in this sentence being referred to as a “Supernus Adverse Recommendation Change”). For the avoidance of doubt, a change of the Supernus Recommendation to “neutral” is a Supernus Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining the Supernus Stockholder Approval, and subject to Supernus’ compliance at all times with the provisions of this Section 6.4 and Section 6.3, in response to an unsolicited Superior Proposal with respect to Supernus that has not been withdrawn and did not result from a breach of Section 6.4(a), the Supernus Board may make a Supernus Adverse Recommendation Change; provided, however, Supernus shall not make a Supernus Adverse Recommendation Change in response to a Superior Proposal with respect to Supernus (x) until five (5) Business Days after Supernus provides written notice to Indivior advising Indivior that the Supernus Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group of Persons making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice as provided herein, but with respect to any such subsequent notices references to a “five (5) Business Day period” shall be deemed references to a “three (3) Business Day period”); (y) if during such five (5) or three (3) Business Day period, as applicable, Indivior proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Supernus Board determines in good faith, after good faith negotiations between Supernus and Indivior (if such negotiations are requested by Indivior) during such five (5) or three (3) Business Day period, as applicable, (after consultation with Supernus’ outside legal counsel and financial advisor and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such alternative transaction proposal by Indivior is not at least as favorable to Supernus and the Supernus Stockholders as the Superior Proposal; and (z) unless the Supernus Board determines in good faith after consultation with its outside legal counsel and financial advisor that the failure to make a Supernus Adverse Recommendation Change would be inconsistent with its fiduciary duties to the Supernus Stockholders.

(c) Notwithstanding the first sentence of Section 6.4(b), at any time prior to obtaining the Supernus Stockholder Approval, in connection with any Intervening Event, the Supernus Board may make a Supernus Adverse Recommendation Change, after the Supernus Board (i) determines in good faith after consultation with Supernus’ outside legal counsel that the failure to make such Supernus Adverse Recommendation Change would be inconsistent with its fiduciary duties to the Supernus Stockholders, (ii) determines in good faith that the reasons for making such Supernus Adverse Recommendation Change are independent of and unrelated to any pending Acquisition Proposal with respect to Supernus and (iii) provides written notice to Indivior (a “Supernus Notice of Change”) advising Indivior that the Supernus Board is contemplating making a Supernus Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that, (x) the Supernus Board may not make such Supernus Adverse Recommendation Change until the fifth (5th) Business Day after receipt by Indivior of a Supernus Notice of Change and (y) during such five (5) Business Day period, at the request of Indivior, Supernus shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Supernus Board not to make such Supernus Adverse Recommendation Change, consistent with its fiduciary duties.

(d) Indivior agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and Indivior shall, and shall cause its directors, officers and Subsidiaries to, instruct its and their respective Representatives not to, directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to Indivior; (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Indivior or any of its Subsidiaries or afford access to the properties, books or records of Indivior or any of its Subsidiaries to any Person or group of Persons (or any of their Affiliates or Representatives) that has made or could reasonably be expected to make, or in connection with, an Acquisition Proposal with respect to Indivior or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to an Acquisition Proposal with respect to Indivior (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.4). Indivior shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, immediately upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person or group of Persons, or any of their Affiliates or Representatives (other than Supernus and/or its Affiliates), conducted heretofore by Indivior or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, Indivior shall immediately discontinue access by any Person or group of Persons, and any of their Affiliates or Representatives (other than Supernus and its Affiliates), to any data room (virtual or otherwise) established by Indivior or its Representatives for such purpose. Within one (1) Business Day from the date hereof, Indivior shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with Indivior or any Subsidiary thereof or who have otherwise been provided with confidential, non-public information since January 1, 2025, relating to an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Indivior Stockholder Approval, Indivior and the Indivior Board may take any actions described in clause (ii) of this Section 6.4(d) with respect to a third party if (A) Indivior receives an unsolicited, bona fide written Acquisition Proposal with respect to Indivior from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 6.4) and (B) such proposal constitutes, or the Indivior Board determines in good faith after consultation with Indivior’s outside legal counsel and financial advisor that such proposal would reasonably be expected to lead to, a Superior Proposal with respect to Indivior, provided that, Indivior may deliver non-public information to such third party only pursuant to an Acceptable Confidentiality Agreement (but in relation to Indivior rather than Supernus) and so long as it sends a copy of such Acceptable Confidentiality Agreement to Supernus promptly following its execution. Nothing contained in this Section 6.4 shall prohibit Indivior or the Indivior Board from (1) taking and disclosing to the Indivior Stockholders a position with respect to an Acquisition Proposal with respect to Indivior pursuant to Rules 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any similar disclosure, if the Indivior Board has reasonably determined in good faith after consultation with Indivior’s outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties to the Indivior Stockholders or (2) directing any Person (or the Representatives of that Person) who makes an Acquisition Proposal regarding Indivior to the provisions of this Section 6.4, provided that this sentence shall not permit the Indivior Board to make an Indivior Adverse Recommendation Change, except to the extent permitted by Section 6.4(e) or Section 6.4(f). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.4(d) by any of Indivior’s or its Subsidiaries’ respective Representatives shall be deemed to be a breach of this Section 6.4(d) by Indivior.

(e) Neither the Indivior Board nor any committee thereof shall directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to Supernus) or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Supernus), the approval, recommendation or declaration of advisability by the Indivior Board or any such committee of the transactions contemplated by this Agreement including the issuance of Indivior Shares in the Merger, (ii) propose publicly to recommend, adopt or approve any Acquisition Proposal with respect to Indivior, (iii) fail to publicly reaffirm or re-publish the Indivior Recommendation within five (5) Business Days of being requested by Supernus to do so (or if earlier, at least three (3) Business Days prior to the Supernus Stockholders’ Meeting), or (iv) fail to send to the Indivior Stockholders, within ten (10) Business Days after the commencement of a tender or exchange offer relating to the Indivior Shares (or if earlier, at least three (3) Business Days prior to the Indivior Stockholders’ Meeting), a statement disclosing that Indivior recommends rejection of such tender or exchange offer and reaffirming the Supernus Recommendation (any action described in this sentence being referred to as a “Indivior Adverse Recommendation Change”). For the avoidance of doubt, a change of the Indivior Recommendation to “neutral” is an Indivior Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining the Indivior Stockholder Approval, and subject to Indivior’s compliance at all times with the provisions of this Section 6.4 and Section 6.3, in response to an unsolicited Superior Proposal with respect to Indivior that has not been withdrawn and did not result from a breach of Section 6.4(d), the Indivior Board may make an Indivior Adverse Recommendation Change; provided, however, Indivior shall not make an Indivior Adverse Recommendation Change in response to a Superior Proposal with respect to Indivior (x) until five (5) Business Days after Indivior provides written notice to Supernus advising Supernus that the Indivior Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group of Persons making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice as provided herein, but with respect to any such subsequent notices references to a “five (5) Business Day period” shall be deemed references to a “three (3) Business Day period”); (y) if during such five (5) or three (3) Business Day period, as applicable, Supernus proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Indivior Board determines in good faith, after good faith negotiations between Indivior and Supernus (if such negotiations are requested by Supernus) during such five (5) or three (3) Business Day period, as applicable, (after consultation with Indivior’s outside legal counsel and financial advisor and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such alternative transaction proposal by Supernus is not at least as favorable to Indivior and the Indivior Stockholders as the Superior Proposal; and (z) unless the Indivior Board determines in good faith after consultation with Indivior’s outside legal counsel that the failure to make an Indivior Adverse Recommendation Change would be inconsistent with its fiduciary duties to the Indivior Stockholders.

(f) Notwithstanding the first sentence of Section 6.4(e), at any time prior to obtaining the Indivior Stockholder Approval, in connection with any Intervening Event, the Indivior Board may make an Indivior Adverse Recommendation Change, after the Indivior Board (i) determines in good faith after consultation with Indivior’s outside legal counsel that the failure to make such Indivior Adverse Recommendation Change would be inconsistent with its fiduciary duties to the Indivior Stockholders, (ii) determines in good faith that the reasons for making such Indivior Adverse Recommendation Change are independent of and unrelated to any pending Acquisition Proposal with respect to Supernus and (iii) provides written notice to Supernus (a “Indivior Notice of Change”) advising Supernus that the Indivior Board is contemplating making an Indivior Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that, (x) the Indivior Board may not make such Indivior Adverse Recommendation Change until the fifth (5th) Business Day after receipt by Supernus of an Indivior Notice of Change and (y) during such five (5) Business Day period, at the request of Supernus, Indivior shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Indivior Board not to make such Indivior Adverse Recommendation Change, consistent with its fiduciary duties.

(g) The parties agree that in addition to the other obligations of Supernus and Indivior set forth in paragraphs (a) through (f) of this Section 6.4, as promptly as practicable after receipt thereof (and in any event, within one (1) Business Day), Supernus or Indivior, as applicable, shall advise Indivior or Supernus, respectively, in writing of any request for information or any Acquisition Proposal with respect to such party received from any Person or group of Persons, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal with respect to such party, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and Supernus or Indivior, as applicable, shall promptly (and in any event, within one (1) Business Day) provide to Indivior or Supernus, respectively, copies of any written materials received by Supernus or Indivior, as applicable, in connection with any of the foregoing and the identity of the Person or group of Persons making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of Supernus and Indivior agrees that it shall substantially concurrently provide to the other any non-public information concerning itself or its Subsidiaries provided to any other Person or group of Persons in connection with any Acquisition Proposal which was not previously provided to the other. Supernus and Indivior shall keep Indivior and Supernus, respectively, reasonably informed on a current basis of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Each of Supernus and Indivior agrees not to release, or permit any of its Affiliates to release, any Person from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted under applicable Law, any such standstill or similar agreement to which it is a party; provided, however, that, if either the Supernus Board or Indivior Board determines in good faith after consultation with Supernus’ or Indivior’s outside legal counsel, as applicable, that the failure to waive (or amend or modify) a particular standstill provision, or other provision with similar effect, would be inconsistent with its directors’ fiduciary duties under applicable Law, Supernus or Indivior, as the case may be, may, with prior written notice to the other party, waive (or amend or modify) such standstill provision, or other provision with similar effect, solely to the extent necessary to permit the applicable Person (if it has not been solicited in violation of this Section 6.4) to make an Acquisition Proposal subject to the terms of this Section 6.4.

6.5 Regulatory Approvals; Additional Agreements.

(a) Supernus and Indivior shall promptly prepare and file, as soon as reasonably practical and in any event no later than fifteen (15) Business Days after the date of this Agreement, with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice Notification and Report Forms required pursuant to the HSR Act for the consummation of the transactions contemplated by this Agreement. Indivior and Supernus shall share the filing fees required by the HSR Act in proportion to the Indivior Fee Allocation Percentage and the Supernus Fee Allocation Percentage, respectively. Indivior and Supernus agree to request at the time of filing early termination of the applicable waiting period under the HSR Act.

(b) Indivior and Supernus each shall promptly (i) supply the other with any information reasonably required in order to effectuate the filing pursuant to the HSR Act described in this Section 6.5, (ii) supply additional information reasonably required by a Governmental Body and, (iii) subject to applicable legal limitations and the instructions of any Governmental Body, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of communications received from any Governmental Body. Neither Indivior nor Supernus shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Body in connection with such filings without using commercially reasonable efforts to give the other prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, a reasonable opportunity to attend or participate. The parties shall reasonably consult and cooperate with one another and permit the other party or its counsel to review in advance any proposed written communication by such party to any Governmental Body in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act in connection with the transactions contemplated by this Agreement.

(c) Each of Supernus and Indivior shall (i) give the other party prompt notice of the commencement or written threat of commencement of any legal proceeding by or before any Governmental Body with respect to the transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding or threat and (iii) reasonably cooperate with each other and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d) Subject to the conditions and upon the terms of this Agreement, each of Indivior and Supernus shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each party to this Agreement shall use reasonable best efforts (i) to cooperate with the other party, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) to give all notices required to be made and given by such party in connection with the transactions contemplated by this Agreement and (iii) to obtain each approval, consent, ratification, permission and waiver of authorization required to be obtained from a Governmental Body or a party to any material Contract; provided, that, notwithstanding anything to the contrary contained in this Agreement, in no event shall (A) Supernus or Indivior or any of their respective Subsidiaries be required to pay any fee, penalty or other consideration to any third party for any approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any material Contracts or (B) the receipt of any such approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any material Contracts be a condition to any party’s obligations hereunder.

(e) Neither Indivior nor Supernus, by itself or on behalf of any of its Subsidiaries or Affiliates, will acquire or agree to acquire (whether by merger, consolidation, purchase, license, or otherwise) any Person or portion thereof, or any assets, if entering into a definitive agreement relating to, or the consummation of, such acquisition, merger, consolidation, purchase or license would reasonably be expected to (i) increase the risk of not obtaining, any Permits, orders, or other approvals of any Governmental Body necessary to consummate the transactions or the expiration or termination of any applicable waiting period on or before the Termination Date, (ii) increase the risk of any Governmental Body entering an order prohibiting the consummation of the transactions, or (iii) prevent or delay the consummation of the transactions.

(f) Notwithstanding anything to the contrary contained in this Agreement, neither Indivior nor Supernus, by itself or on behalf of any of its Subsidiaries or Affiliates, (A) is required to divest, sell, dispose of, or license or agree to divest, sell, dispose of, or license any assets, businesses, rights or operations and (B) shall, without the prior written consent of the other, offer or agree to divest, sell, dispose of, or license any assets, businesses, rights or operations, in the case of each of (A) and (B), in order to satisfy the conditions in Section 7.1(d) and Section 7.1(e).

(g) In addition to the filing pursuant to the HSR Act, Indivior shall timely make (i) each notification to the FTC required under the FTC Order and (ii) each notification to the Liaison States required under the Stipulated Final Judgment and Dismissal with Prejudice in the matter of State of Wisconsin, et al. v. Indivior, Case No. 2:16-cv-5073 (E.D.Pa.), in each case in connection with the transactions contemplated by this Agreement. With respect to such notifications, Indivior shall (A) provide Supernus a reasonable opportunity to review and comment on the proposed notification in advance, (B) consider in good faith any reasonable comments of Supernus, and (C) promptly provide Supernus with a copy of such notification as submitted and any written communications received from the FTC or Liaison States in response. The parties shall reasonably cooperate to coordinate the timing of the notification with the Closing and with the filings and communications contemplated by Section 6.5(a) through (c).

6.6 Employee and Labor Matters.

(a) Except as otherwise provided in this Section 6.6, with respect to all (y) individuals who are employees or other services providers of Supernus or its Subsidiaries as of the Effective Time (the “Supernus Employees”), and (z) individuals who are employees or other service providers of Indivior or its Subsidiaries as of the Effective Time (the “Indivior Employees” and, together with Supernus Employees, the “Employees”) who, in each case, are located in the United States:

(i) Supernus and Indivior will use commercially reasonable efforts to, no later than sixty (60) days prior to the Closing Date, provide those Indivior Employees who do not receive offers of employment from Supernus or a subsidiary of the Combined Company with a WARN notice. The parties agree that the WARN notice will seek to ensure that Indivior Employees are reasonably informed with respect to the Merger and seek to address Indivior Employee concerns and reduce disruption to Indivior during the Pre-Closing Period. Indivior and Supernus will coordinate on all other required WARN notices and related communications to applicable Governmental Body, as well as any other communications regarding the Merger to Indivior Employees. For the avoidance of doubt, any decisions regarding offers of employment or terminations made prior to the Effective Time shall be planning decisions only, and any such offers or terminations shall be effective only if, and as of the time, the Merger is consummated.

(ii) As soon as practicable, but no later than five (5) Business Days after the date hereof, upon reasonable advance notice to Supernus, Indivior shall, and shall cause, its directors, employees, officers, and its other representatives to, provide Supernus and its representatives with reasonable access during Indivior’s normal business hours to Indivior’s officers, employees, and other personnel for the purpose of planning for integration or operation of the Combined Company and its Subsidiaries following the Closing or the satisfaction of any condition to Closing, including meeting with such persons employed by or providing services to Indivior or its Subsidiaries as Supernus deems necessary, in its sole discretion, in order to determine whether or not the Combined Company or one of its Subsidiaries (including Indivior or the Surviving Corporation) will continue such person’s employment from and after the Effective Time (provided, however, that any such access shall be conducted at Supernus’ sole expense, at a reasonable time, under the supervision of appropriate personnel of the Indivior or its Subsidiaries and in such a manner as not to unreasonably interfere with the normal operation of the business of the Indivior and its Subsidiaries). Supernus will consult with Indivior regarding which Indivior employees to retain, and any terminations of Indivior Employees, however, Supernus will have the final authority to make those decisions.

(iii) The parties understand that implementation of the Merger and integration of the Indivior Employees into the Surviving Corporation will not be completed at Closing due to, among other factors, differences in HRIS systems, benefits plans and Tax considerations. The Combined Company Board will determine when and how such integration will be accomplished. It is currently anticipated that the integration will be completed by the end of 2027, although some separation of operations may continue after that time. In order to minimize disruption to Indivior Employees, for a period of time after Closing and until the integration into the Surviving Corporation is completed, certain Contingent Continuing Employees will continue to be employed by their existing Indivior Subsidiary. During this period after Closing, the Combined Company Board may review and revise policies and procedures, health and welfare benefits and other matters, and determine which to continue, revise or terminate.

(iv) Section 6.6(a)(iv) of the Indivior Disclosure Letter sets forth a list of all Indivior Employees as of the date of this Agreement, including location, title or function, current base salary or hourly wage rate (as applicable), and date of hire. No later than sixty (60) days prior to the Closing Date, Supernus will determine, in its sole discretion, which Indivior Employees will receive contingent offers of continuing employment. Each contingent offer of continuing employment (i) shall include an annual base salary or hourly wage rate (as applicable) and annual cash incentive opportunities, which are, in each case, no less favorable than those in effect for such Indivior Employee immediately prior to the Closing Date and (ii) shall not require such Indivior Employee to relocate without such Employee’s consent ((i) and (ii), a “Qualified Offer”). Each contingent offer of continuing employment shall be expressly contingent upon the consummation of the Merger and effective as of the Closing Date. An Indivior Employee shall be considered a “Contingent Continuing Employee” for purposes of this Section 6.6 if such individual: (1) receives a Qualified Offer of at-will employment, or to continue employment, as applicable, pursuant to this Section 6.6 with the Combined Company or one of its Subsidiaries (and is not a Transition Employee); (2) affirmatively accepts such offer in accordance with its terms no later than ten (10) Business Days prior to the Closing Date; and (3) commences or continues, as applicable, active employment with the Combined Company or one of its Subsidiaries pursuant to the terms of such offer letter no later than the first Business Day immediately following the Closing Date. An Indivior Employee who receives a Qualified Offer of contingent employment with the Combined Company but declines such Qualified Offer will be considered to have resigned from their employment with Indivior as of the Closing and will not be entitled to any severance pay unless they have an individual employment agreement or other individual Contract that provides otherwise. Notwithstanding the terms of any Qualified Offer, the Combined Company shall have discretion during the integration process to review and revise the salaries and benefits of all Employees of the Combined Company and its Subsidiaries; provided, however, that it shall not make any changes to the annual base salary or hourly wage rate (as applicable) or annual cash incentive opportunities of former Indivior Employees who become employees of the Combined Company or its Subsidiaries until twelve (12) months after the Effective Time.

(v) Concurrent with the delivery of offer letters as set forth in Section 6.6(a)(iv), Supernus will notify any Indivior Employees who will be receiving contingent transitional offers of employment with the Combined Company or one of its Subsidiaries (all such Employees, collectively, the “Transition Employees”), including the terms and conditions of such offer. For the avoidance of doubt, no Supernus Employee will be a Transition Employee; each Supernus Employee will, as of the Effective Time, either continue in his or her position with the Surviving Corporation or be terminated in connection with the transactions contemplated by this Agreement. Such offers for Transition Employees will be Qualified Offers that generally provide for continuation of the Transition Employee’s existing base salary or hourly wage rate (as applicable) and existing health and welfare and other benefits, while also specifying the date on which the Employee’s transitional employment will terminate, but may involve a reduction in hours or a requirement to relocate. Employees must affirmatively accept the contingent transitional offer of at-will employment in accordance with its terms no later than ten (10) Business Days prior to the Closing Date to be considered a Transition Employee. An Indivior Employee who receives a contingent transitional offer of employment but declines such offer will be deemed to have voluntarily resigned from his or her employment with Indivior effective as of the Closing Date and will not be entitled to any severance pay unless such Employee has an individual employment agreement or other individual Contract that provides otherwise. To be eligible for severance pay, Transition Employees must (A) complete their entire term of transitional employment with the Combined Company, one of its Subsidiaries, or the third-party provider, and (B) remain in compliance, in all material respects, with the terms and conditions of their transitional employment throughout such term, unless the Surviving Corporation agrees otherwise, in its sole discretion.

(vi) Section 6.6(a)(vi) of the Indivior Disclosure Letter sets forth the names of the Indivior Employees who have employment agreements. All Indivior Employees who (i) do not receive offers of contingent continuing employment or contingent transitional offers of employment or (ii) who decline offers that are not Qualified Offers will be terminated by Indivior as of the Closing Date. Such terminated Indivior Employees will receive severance benefits in accordance with Section 6.6(a)(vi) of the Indivior Disclosure Letter. Transition Employees whose employment terminates at the end of their transitional employment will be provided severance benefits in accordance with Section 6.6(a)(vi) of the Indivior Disclosure Letter. Supernus Employees who are terminated in connection with the transactions contemplated by this Agreement will be entitled to severance in accordance with Supernus’ practices. Except as otherwise set out in this Section 6.6(a), after the Closing, the Combined Company will determine the terms and conditions of its severance policy and procedures. Receipt of severance pay pursuant to this Section 6.6(a)(vi) shall be conditioned upon the applicable Employee’s execution of a separation agreement, and, to the extent permitted under applicable law and any applicable existing employment agreement or severance plan, such separation agreement may include the post-Closing cooperation obligations described in Section 6.6(a)(xvii).

(vii) With respect to the compensation and benefits to be provided on and after the Effective Time to individuals who are Supernus Employees as of immediately after the Effective Time and to the Contingent Continuing Employees who are not represented by a union or labor organization with respect to the terms and conditions of their employment nor employed pursuant to the terms of a collective bargaining agreement, Supernus and Indivior have agreed that, consistent with the current practices of Supernus and Indivior, the Combined Company and its Subsidiaries (including, Indivior and the Surviving Corporation) shall seek, after the Effective Time and the completion of integration, to attract and retain superior quality executive, managerial, technical and administrative personnel in every market in which they conduct activities and will generally implement compensation and benefit plans and policies necessary or appropriate to achieve this objective. It is the intention that, in each of the domestic markets in which they operate, the compensation and benefit programs of the Combined Company and its Subsidiaries will be competitive with those provided generally in their industry, both with respect to the type and variety of programs as well as the level of benefits afforded. Without limiting the foregoing, the occurrence of the Effective Time will not, by itself, alter the eligibility of any Supernus Employee to participate in any Supernus Plan, and immediately following the Effective Time, each Supernus Employee will continue to be eligible to participate in the Supernus Plans in which such Supernus Employee participated immediately before the Effective Time, subject to the terms of such Supernus Plans and Section 6.6(a)(xii).

(viii) The Surviving Corporation may cause one or more Indivior Plans providing health or welfare benefits to remain in effect for a period following the Effective Time. Following the Effective Time, each Contingent Continuing Employee or Transition Employee shall, as determined by the Surviving Corporation, either (A) become eligible as of the Effective Time to participate in the applicable welfare benefit plans maintained, sponsored or otherwise made available by the Surviving Corporation or any of its Affiliates, or (B) continue to be eligible to participate in the applicable Indivior health and welfare benefit plans in which such employee participated immediately prior to the Effective Time for such period following the Effective Time as the Surviving Corporation determines, after which such employee may be transitioned to the applicable welfare benefit plans maintained, sponsored or otherwise made available by the Surviving Corporation or any of its Affiliates. The timing of any such transition may vary among employees, groups of employees and benefit plans. Upon the termination of a Transition Employee’s employment, such Transition Employee will be eligible for COBRA continuation coverage, if applicable, in accordance with Section 6.6(a)(xii). Following the Effective Time, Contingent Continuing Employees may become eligible to participate in any applicable retirement benefit plan maintained by the Surviving Corporation or any of its Affiliates, as determined by the Surviving Corporation, as of such date following the Effective Time as the Surviving Corporation determines, in each case subject to the terms of the applicable plans and arrangements. Notwithstanding the foregoing, the parties acknowledge that, as a result of differences in the parties’ payroll and human resources information systems, certain Contingent Continuing Employees may not be able to commence participation in the tax-qualified retirement plan maintained by the Surviving Corporation as of the Effective Time, and each such Contingent Continuing Employee will become eligible to participate as of the first administratively practicable date thereafter, subject to the terms of such plan and Section 6.6(a)(ix).

(ix) For purposes of eligibility to participate and vesting credit under any health or welfare benefit plan or tax-qualified retirement plan maintained by the Combined Company or its Subsidiaries, the Surviving Corporation shall use commercially reasonable efforts to provide, or cause its Subsidiaries or Affiliates to provide, each such Employee with credit for service with Indivior and its Subsidiaries before the Effective Time to the same extent such service was recognized under the comparable Indivior Plan immediately before the Effective Time; provided that such service credit will not be required to the extent it would result in a duplication of benefits, such service was not recognized under the corresponding Indivior Plan, or for purposes of benefit accrual under any defined benefit pension plan or retiree welfare plan.

(x) Upon the commencement of participation by a Contingent Continuing Employee or Transition Employee in an applicable health or welfare benefit plan maintained, sponsored or otherwise made available by the Combined Company or any of its Affiliates, other than an Indivior health or welfare benefit plan in which such employee participated immediately prior to such commencement, the Surviving Corporation shall use commercially reasonable efforts to cause such employee and his or her covered dependents to be eligible to participate in such plan without any waiting period, to waive any pre-existing condition exclusions and actively-at-work requirements applicable to such employee and his or her covered dependents, and to credit eligible expenses incurred by such employee and his or her covered dependents under the corresponding Indivior welfare benefit plan during the applicable plan year toward satisfying the applicable deductibles, coinsurance and out-of-pocket maximums under such plan.

(xi) Prior to the Closing Date, Indivior will take all actions necessary or appropriate to terminate each (y) Indivior Plan intended to be qualified under Section 401(a) of the Code that includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Indivior 401(k) Plan”) and (z) the Indivior Group Deferred Bonus Plan 2018 and the Indivior Deferred Compensation Plan, effective January 1, 2026 (each of which are non-qualified deferred compensation plans subject to Section 409A of the Code) (collectively, the “Indivior Deferred Compensation Plans”), unless Supernus otherwise requests in writing no later than ten (10) Business Days prior to the Closing Date. Such terminations shall be effective (i) in the case of the Indivior 401(k) Plan, as of the day immediately preceding the date of the Effective Time, contingent upon the occurrence of the Closing, and (ii) in the case of the Indivior Deferred Compensation Plan, as of the Effective Time. Prior to Closing, Supernus will take commercially reasonable efforts to find a lawful way to permit participants in the Indivior 401(k) Plan to rollover distributions from such Indivior 401(k) Plan of the account balances (including in-kind distributions of promissory notes evidencing all loans) of each Contingent Continuing Employee to another qualified plan if such rollover is elected in accordance with applicable Law by such Contingent Continuing Employee. In connection with the termination of the Indivior Deferred Compensation Plans, Indivior will cause all benefits under the Indivior Deferred Compensation Plans to be distributed in accordance with the terms of such plan and in compliance with Section 409A of the Code.

(xii) From and after the Effective Time, the Combined Company or its Subsidiaries shall cause an applicable group health plan maintained by the Surviving Corporation, Indivior, or one of their Affiliates to provide COBRA continuation coverage to each individual who is an “M&A qualified beneficiary” with respect to an Indivior Plan, and each other individual who becomes entitled to COBRA continuation coverage in connection with the transactions contemplated by this Agreement, including as a result of a termination of employment occurring after the Effective Time, in each case to the extent required by applicable Law. Each such individual who participated in an applicable Indivior Plan immediately prior to the applicable qualifying event, including a termination of employment occurring after the Effective Time, will be provided COBRA continuation coverage under such Indivior Plan, to the extent required by applicable Law.

(xiii) Indivior will also take all actions necessary or appropriate to terminate, effective no later than the Effective Time, each other Indivior Plan that Supernus has requested to be terminated by providing written notice to Indivior. It is currently anticipated that such a request will only be made when the continuation of an Indivior Plan would cause a conflict or other adverse consequences with another plan sponsored by the Combined Company or its Subsidiaries. During the Pre-Closing Period, Supernus will identify any such plans and provide Indivior with as much advance notice as practicable (but in no event no less than ten (10) Business Days). No later than the day immediately preceding the Closing Date, Indivior shall provide Supernus with evidence that such Indivior Plans have been terminated.

(xiv) The provisions of clauses (viii) through (ix) of this Section 6.6(a) shall not apply to the extent inconsistent with benefits provided under any Indivior Plans that the Combined Company or any of its Subsidiaries is required to maintain pursuant to a collective bargaining agreement or otherwise elects to continue following the Effective Time, including for purposes of providing active employee benefits or COBRA continuation coverage; provided that nothing in this Section 6.6(a)(xiv) shall limit any obligation under applicable Law.

(xv) It is the intent of the parties that awards under the Indivior Equity Plans shall remain outstanding in accordance with the applicable Indivior Equity Plan, subject to the treatment set forth in Section 6.6(a)(xvi) of the Indivior Disclosure Letter.

(xvi) The provisions of this Section 6.6 shall not be construed to prevent the termination of employment of any Employee or the amendment or termination of any particular Supernus Plan or Indivior Plan, to the extent permitted by its terms as in effect immediately before the Effective Time. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any Supernus Plan or Indivior Plan, and no Person participating in any such Plan shall have any claim or cause of action, under ERISA or otherwise, in respect of the provisions of this Agreement as it relates to any such plan or otherwise.

(xvii) As a condition to receiving severance benefits under this Agreement, the Indivior Severance Plan or any individual employment, severance, retention or award agreement, each employee whose employment is terminated in connection with or following the Closing and who becomes entitled to severance pay shall be required to execute a standard separation agreement, in a form reasonably acceptable to Supernus, which may consist of, or include, any release or separation agreement form required under such employee’s individual employment agreement, and, unless prohibited under any applicable employment, severance, retention or award agreement, the separation agreement may include customary post-Closing cooperation obligations. Such cooperation obligations shall include, without limitation, (A) cooperating reasonably with the Combined Company and its Subsidiaries in connection with any existing or future claims, litigation, investigations, audits, regulatory inquiries or other proceedings relating to matters that arose during such Employee’s employment, (B) providing truthful information and testimony, whether in writing, in meetings, or in depositions, hearings or trials, as reasonably requested by the Combined Company, and (C) making themselves reasonably available, upon reasonable notice and at mutually convenient times, for such cooperation. The Combined Company shall use commercially reasonable efforts to schedule any such cooperation so as not to unreasonably interfere with such Employee’s subsequent employment or personal obligations and shall reimburse such Employee for reasonable out-of-pocket expenses incurred in connection with such cooperation in accordance with the Combined Company’s applicable policies. Nothing in this Section 6.6(a)(xvii) shall require any Employee to cooperate in a manner that would (1) conflict with such Employee’s legal rights or obligations, including any rights under applicable Law, or (2) waive any applicable privilege (including attorney-client privilege) or protection.

(b) With respect to all Indivior Employees who reside outside of the United States, subject to compliance with applicable Antitrust Laws, during the Pre-Closing Period Indivior will continue to consult with Supernus regarding decisions relating to Indivior Employees, including which Indivior Employees will receive offers for continuing employment after Closing. While Indivior shall retain full discretion over its operations prior to the Closing, Supernus will be provided an opportunity for access to Indivior Employees who are employed by a foreign Subsidiary of Indivior (collectively, the “Indivior Non-U.S. Subs”), consistent with the Laws of the applicable country. Indivior and Supernus will cooperate to determine what legal and regulatory notices and other requirements apply to the Indivior Non-U.S. Subs, including, for example, advance notice of potential termination, and Supernus will assist, to the extent permissible, Indivior with any consultation with Employees or proposals that are made, and the terms of any offers of employment or separation agreement. Supernus and Indivior will cooperate on all communications with Indivior Employees who reside outside the United States in a manner similar to their cooperation on communications with U.S. Employees as described in Section 6.6(a)(i).

6.7 Indemnification of Officers and Directors.

(a) Indivior agrees that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Supernus (the “Indemnified Parties”) as provided in Supernus’ Amended and Restated Certificate of Incorporation (as amended), Supernus’ Amended and Restated Bylaws (as amended), or any indemnification Contract between such directors or officers and Supernus (in each case, as in effect on, and, in the case of any indemnification Contracts, to the extent made available to Indivior prior to, the date of this Agreement) shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Indivior shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of Supernus’ Amended and Restated Certificate of Incorporation (as amended), and Supernus’ Amended and Restated Bylaws (as amended), as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that all rights to indemnification with respect to any claim made for indemnification within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Indivior shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.7.

(b) Prior to or at the Effective Time, Supernus shall purchase a six (6)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Supernus’ existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Indivior shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided, however, that Supernus shall not be required to pay or to agree to pay, and the Surviving Corporation shall not be required to pay, in excess of 300% of the last annual premium paid by Supernus prior to the date of this Agreement in respect of such “tail” policy. Should Supernus be unable to purchase a 6-year tail policy for fiduciary liability, Supernus shall purchase the longest tail period available, which shall be deemed to satisfy this Section 6.7(b).

(c) Prior to or at the Effective Time, Indivior shall purchase a six (6)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Indivior’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Indivior shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided, however, that Indivior shall not pay or agree to pay, and Indivior shall not be required to pay or to agree to pay, in excess of 300% of the last annual premium paid by Indivior prior to the date of this Agreement in respect of such “tail” policy. Should Indivior be unable to purchase a 6-year tail policy for fiduciary liability, Indivior shall purchase the longest tail period available, which shall be deemed to satisfy this Section 6.7(c).

(d) The covenants contained in this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such person is entitled, whether pursuant to applicable Law, Contract or otherwise.

(e) If Indivior or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Indivior or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.7.

6.8 Public Disclosure. The initial press release relating to this Agreement shall be a joint press release in form and substance acceptable to each party, and thereafter Indivior and Supernus shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other transactions contemplated hereby, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, (b) any press release or public statement that is consistent with prior press releases issued or public statements made in compliance with this Section 6.8, (c) any internal announcements to employees regarding the Merger, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), or (d) subject to compliance by the parties in all respects with the terms of Section 6.4 of this Agreement, in connection with a Supernus Adverse Recommendation Change (or any responses thereto) or an Indivior Adverse Recommendation Change (or any responses thereto). No provision of this Agreement shall prohibit either Supernus or Indivior from issuing any press release or public statement in the event of a Supernus Adverse Recommendation Change or an Indivior Adverse Recommendation Change in compliance in all respects with the terms of Section 6.4 of this Agreement. During the Pre-Closing Period, Supernus and Indivior shall consult in good faith with each other prior to issuing or making, and provide each other the reasonable opportunity to review, any press releases or other public announcements with respect to such Party’s clinical or preclinical studies, tests or trials or other material information regarding its products or product candidates.

6.9 Nasdaq Listing of Additional Shares. Indivior shall, in accordance with the requirements of Nasdaq, file with Nasdaq a Listing of Additional Shares Notice covering the Indivior Shares to be issued to Supernus Stockholders pursuant to this Agreement (including, for the avoidance of doubt, Indivior Shares issuable with respect to the Supernus RSUs, Supernus PSUs and Supernus Options), as promptly as reasonably practicable after the date of this Agreement and shall use its reasonable best efforts to cause the Indivior Shares issued in the transactions to be approved for listing, and to be eligible for listing and trading, on Nasdaq, subject to official notice of issuance.

6.10 Trading Symbol. The parties shall use reasonable best efforts to take all actions necessary so that, effective as of the open of trading on the first Trading Day on or after the Effective Time, the Indivior Shares (which, from and after the Effective Time, shall be the shares of the Combined Company) shall trade on Nasdaq under the ticker symbol “SUPN” (the ticker symbol under which Supernus Shares trade on Nasdaq as of the date of this Agreement), and Indivior shall make all filings and notifications with Nasdaq required to effect such change.

6.11 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated by this Agreement, each of Indivior and Supernus shall, and shall cause the members of its board of directors to, to the extent permissible under applicable Law, grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that such Takeover Law does not prohibit or interfere with the prompt consummation of the transactions contemplated by this Agreement, the Indivior Voting Agreement and the Supernus Voting Agreement may be consummated as promptly as practicable following the date hereof, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and otherwise, and to the extent permissible under applicable Law, take such actions as are necessary to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement, the Indivior Voting Agreement or the Supernus Voting Agreement.

6.12 Section 16. Indivior shall, prior to the Effective Time, cause the Indivior Board to approve the issuance of Indivior Shares and other equity securities in connection with the Merger with respect to any employees and directors of Supernus who, as a result of their relationship with Indivior as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3. Prior to the Effective Time, the Supernus Board shall approve the disposition of Supernus equity securities (including derivative securities) in connection with the Merger by those directors and officers of Supernus subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

6.13 Qualifying Company Compliance. Indivior shall not, and shall cause each of its Subsidiaries not to, take or omit to take any action that could reasonably be expected to cause Indivior UK Limited to not be a “qualifying company” within the meaning of section 357B of the UK Corporation Tax Act 2010.

6.14 Certain Tax Matters.

(a) None of the parties shall (and each party shall cause its respective Subsidiaries not to) take any action (or knowingly fail to take any action) which action (or failure to act) would or would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties shall (and each party shall cause its respective Subsidiaries to) take all actions reasonably required to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties shall treat, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and no party shall take any position for Tax purposes inconsistent therewith.

(b) If required by the SEC, from and after the date of this Agreement and until the Closing, Indivior, on the one hand, and Supernus, on the other hand, shall cooperate with each other and each shall use its reasonable best efforts to obtain: (i) in the case of Indivior, a written opinion, in form and substance reasonably satisfactory to Indivior, of Goodwin Procter LLP (or other nationally recognized tax counsel reasonably acceptable to Indivior) (“Indivior Tax Counsel”); and (ii) in the case of Supernus, a written opinion, in form and substance reasonably satisfactory to Supernus, of Saul Ewing LLP (or other nationally recognized tax counsel reasonably acceptable to Supernus) (“Supernus Tax Counsel”) (each such opinion referred to in clauses (i) and (ii), a “Merger Tax Opinion”). Each Merger Tax Opinion shall be dated as of the Closing Date, and (a) be to the effect that, on the basis of customary representations, assumptions and undertakings set forth or referred to in such opinion and in the related Merger Tax Representation Letters, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) will address any supplemental matter reasonably requested by both Indivior and Supernus to be included in such opinion. Each of Indivior, Supernus, and Merger Sub shall deliver to Indivior Tax Counsel and Supernus Tax Counsel for purposes of the Merger Tax Opinions a representation letter dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement shall have been declared effective by the SEC or such other date(s) as determined necessary by Indivior Tax Counsel and Supernus Tax Counsel in connection with the filing of the registration statement or its exhibits) containing customary representations, assumptions and undertakings, reasonably satisfactory in form and substance to Indivior Tax Counsel and Supernus Tax Counsel (the “Merger Tax Representation Letters”). Indivior will promptly notify Supernus if, before the Closing, (i) it knows or has reason to believe that Indivior is no longer able to obtain the Merger Tax Opinion from Indivior Tax Counsel, or (ii) the terms of this Agreement would need to be amended in order to facilitate receipt of such opinion. Supernus will promptly notify Indivior if, before the Closing, (A) it knows or has reason to believe that Supernus is no longer able to obtain the Merger Tax Opinion from Supernus Tax Counsel, or (B) the terms of this Agreement would need to be amended in order to facilitate receipt of such opinion.

6.15 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Supernus, directly or indirectly, the right to control or direct Indivior’s operations or give Indivior, directly or indirectly, the right to control or direct Supernus’ operations prior to the Effective Time. Prior to the Effective Time, each of Supernus and Indivior shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

6.16 Special Dividend.

(a) Special Dividend. Other than in the Alternative Dividend Scenario:

(i) Subject to applicable Law and the satisfaction or waiver of all of the conditions set forth in Article VII (other than conditions that may only be satisfied on the Closing Date), prior to the Effective Time and in connection with the Closing, Indivior shall declare a cash dividend in an aggregate amount of $1,000,000,000 (the “Special Dividend”) which Special Dividend shall be payable to (i) holders of record of the issued and outstanding Indivior Shares as of a record date immediately prior to the Effective Time (such holders, the “Special Dividend Record Holders” and such date, the “Special Dividend Record Date”) and (ii) holders of Indivior Equity Awards outstanding as of the Special Dividend Record Date (such holders, the “Special Dividend Award Holders”), with respect to Indivior Shares underlying each such Indivior Equity Award, in accordance with and subject to the terms of the Indivior Equity Plan. The amount of the Special Dividend payable in respect of each Indivior Share (and, as applicable, each Indivior Share underlying an Indivior Equity Award) shall be equal to the quotient of (x) the aggregate amount of the Special Dividend divided by (y) the sum of (A) the total number of Indivior Shares issued and outstanding as of the Special Dividend Record Date and (B) the total number of Indivior Shares underlying Indivior Equity Awards outstanding as of the Special Dividend Record Date.

(ii) Prior to Closing, Indivior and the Indivior Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to effect the transactions described in Section 6.16(a) with respect to the Special Dividend.

(iii) Immediately following the Effective Time, the Combined Company shall (i) (A) provide to the transfer agent for Indivior Shares cash in an amount equal to the Special Dividend to the Special Dividend Record Holders in accordance with this Section 6.16(a), which cash shall not form part of the Exchange Fund and (B) direct such transfer agent to pay such Special Dividend to the Special Dividend Record Holders as promptly as practicable and (ii) take all actions necessary to pay the Special Dividend to the Special Dividend Award Holders in accordance with and subject to the terms of the applicable Indivior Equity Plan.

(b) Alternative Dividend. Only in the Alternative Dividend Scenario:

(i) Subject to applicable Law and the satisfaction or waiver of all of the conditions set forth in Article VII (other than conditions that may only be satisfied on the Closing Date), prior to the Effective Time and in connection with the Closing, Indivior shall declare a dividend (the “Alternative Dividend”) consisting of (i) $500,000,000 in the aggregate in cash (the “Alternative Closing Cash Dividend”) and (ii) rights to receive an aggregate of $529,500,000 in cash (each such dividend payment right, an “Alternative Dividend Right”), in accordance with the terms and conditions of the Dividend Payment Rights Agreement in the form attached hereto as Exhibit C (the “DPR Agreement”), which Alternative Closing Cash Dividend shall be payable to (i) the Special Dividend Record Holders as of the Special Dividend Record Date and (ii) the Special Dividend Award Holders, with respect to Indivior Shares underlying each such Indivior Equity Award, in accordance with and subject to the terms of the Indivior Equity Plan. The amount of the Alternative Closing Cash Dividend payable in respect of each Indivior Share (and, as applicable, each Indivior Share underlying an Indivior Equity Award) shall be equal to the quotient of (x) the aggregate amount of the Alternative Closing Cash Dividend divided by (y) the sum of (A) the total number of Indivior Shares issued and outstanding as of the Special Dividend Record Date and (B) the total number of Indivior Shares underlying Indivior Equity Awards outstanding as of the Special Dividend Record Date. Each Special Dividend Record Holder shall receive one Alternative Dividend Right for each Indivior Share held by such Special Dividend Record Holder as of the Special Dividend Record Date and each Special Dividend Award Holder shall receive one Alternative Dividend Right for each share underlying Indivior Equity Awards held by such Special Dividend Award Holder as of the Special Dividend Record Date, each representing the right to receive contingent payments upon the occurrence of the Alternative Dividend Scenario, and subject to and in accordance with the terms and conditions of, the DPR Agreement.

(ii) Prior to Closing, Indivior and the Indivior Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to effect the transactions described in Section 6.16(b) with respect to the Alternative Dividend.

(iii) Immediately following the Effective Time, the Combined Company shall (i) (A) provide to the transfer agent for Indivior Shares cash in an amount equal to the Alternative Closing Cash Dividend to the Special Dividend Record Holders in accordance with this Section 6.16(b), which cash shall not form part of the Exchange Fund and (B) direct such transfer agent to pay such Alternative Closing Cash Dividend to the Special Dividend Record Holders as promptly as practicable and (ii) take all actions necessary to pay the Alternative Closing Cash Dividend to the Special Dividend Award Holders in accordance with and subject to the terms of the applicable Indivior Equity Plan.

(iv) Immediately following the Effective Time, the Combined Company shall cause the DPR Agreement to be duly authorized, executed and delivered by the Combined Company and the Rights Agent.

6.17 Financing.

(a) Supernus and its Subsidiaries shall obtain customary payoff letters with respect to the Supernus Existing Loan Documents (the payoff of such facilities, together, the “Debt Payoff”) and deliver drafts of such payoff letters to Indivior on or prior to the date that is three (3) Business Days prior to Closing and executed copies of such payoff letters to Indivior on or prior to the date that is one (1) Business Day prior to Closing (or, in each case, such later date as Indivior may consent to), which payoff letters shall (i) set forth the aggregate amount required to be paid to the lenders and other parties to the Supernus Existing Loan Documents to pay the obligations thereunder (other than contingent indemnification obligations not yet payable) in full at Closing and the wire transfer instructions for the payment of such amount, (ii) confirm that upon the payment of the amounts set forth in clause (i) above, (x) all obligations of Supernus and its Subsidiaries under the Supernus Existing Loan Documents shall be paid in full (other than contingent indemnification obligations not yet payable), (y) all guarantees by Supernus and its Subsidiaries of, and any liens or security interests on the equity or assets of Supernus or any of its Subsidiaries securing, the obligations under the Supernus Existing Loan Documents shall be released and terminated in full and (z) the Supernus Existing Loan Documents shall be terminated in full (except for customary provisions that shall survive the payment in full of the obligations thereunder) and (iii) otherwise be in form and substance reasonably acceptable to Indivior, together with any other certificates, filings, notices and other documents reasonably requested by Indivior to effect or evidence the payoff and releases set forth in this sentence. Supernus shall, and shall cause its applicable Subsidiaries to, use their respective reasonable best efforts to, and to cause their respective Representatives to, provide cooperation reasonably requested by Indivior in connection with any Debt Payoff.

(b) From and after the date of this Agreement, Indivior shall lead, direct and control the arrangement, negotiation and syndication of the Financing, and Indivior and Supernus shall (and shall each cause their respective Subsidiaries to) cooperate in good faith and use their respective reasonable best efforts to cause Indivior to obtain the Financing on terms and conditions determined by Indivior (which terms and conditions shall be reasonably acceptable to Supernus, provided that Supernus shall have an absolute consent right with respect to the amount, pricing, lead lender, arranger, agent or underwriter of the Financing and any other material economic terms of the Financing; provided further that the parties and terms set forth in the Commitment Letter as in effect on the date hereof are acceptable to Supernus; provided further that, notwithstanding anything herein to the contrary, solely with respect to an Alternative Financing (as defined below) Supernus shall not withhold consent to any Alternative Financing which provides sufficient funding to consummate the Special Dividend if such Alternative Financing is (i) acceptable to Indivior in its sole discretion and (ii) is either (x) on terms and conditions taken as a whole no less advantageous to the Combined Company than the Financing set forth in the Commitment Letter as in effect on the date hereof or (ii) taken as a whole, available on the most favorable terms and conditions available to Indivior, after utilizing its reasonable best efforts to procure Alternative Financing in accordance with Section 6.17(f), at the time such Alternative Financing is entered into (the “Financing Consent Rights”)). Without limiting the foregoing, Indivior shall, in consultation with Supernus and subject to the Financing Consent Rights, (i) identify and select the Financing Sources, (ii) determine the structure, amount and terms of the Financing, and (iii) conduct and control all negotiations and communications with the Financing Sources; provided that Indivior shall keep Supernus reasonably informed on a current basis of the status and material terms of the Financing and shall afford Supernus a reasonable opportunity to participate in material meetings, negotiations and communications with the Financing Sources.

(c) Subject to the Financing Consent Rights, Indivior shall be entitled to negotiate and agree the terms of the Financing on behalf of the parties in accordance with Section 6.17(b); provided that no commitment letter, fee letter, engagement letter, credit agreement, indenture, note purchase agreement or other definitive financing documentation relating to the Financing shall be executed by, or be binding on or enforceable against, Supernus or any of its Subsidiaries (or, following the Effective Time, the Combined Company) unless Supernus has approved and executed such documentation, such approval not to be unreasonably withheld, conditioned or delayed (it being understood that it shall not be unreasonable for Supernus to withhold approval of terms in accordance with the Financing Consent Rights); provided that, for the avoidance of doubt, the Commitment Letter and the Fee Letter are hereby approved by Indivior in all respects with such approval evidenced by Indivior’s execution of this Agreement.

(d) Indivior and Supernus shall share all fees, costs and expenses of the Financing in proportion to the Supernus Fee Allocation Percentage and the Indivior Fee Allocation Percentage; provided that no such fees, costs or expenses shall be incurred, and no fee or engagement letter shall be entered into, without the prior written consent of both parties; provided, further that, for the avoidance of doubt, the Fee Letter is hereby approved by each party hereto in all respects with such approval evidenced by each such parties’ execution of this Agreement.

(e) Each party shall, and shall cause its Subsidiaries and Representatives to, use reasonable best efforts to provide (and to cause their and their respective Subsidiaries’, officers, directors, employees, accountants, auditors and other representatives to use commercially reasonable efforts to provide) such cooperation in connection with the arrangement of the Financing as is reasonably requested and mutually agreed (including participating in a reasonable number of lender meetings and furnishing information reasonably required for the Financing), it being understood that no such cooperation shall unreasonably interfere with the ongoing operations of either party.

(f) If any portion of any Financing becomes unavailable, Indivior shall lead, and the parties shall, use their respective reasonable best efforts to arrange and obtain replacement financing (“Alternative Financing”) on the same basis as set forth in this Section 6.17 (subject to the Financing Consent Rights), and any such Alternative Financing shall constitute a Financing for all purposes of this Agreement.

(g) Indivior shall keep Supernus reasonably informed on a current basis and in reasonable detail of the status of the efforts to obtain the Financing and to satisfy the conditions thereof, including providing copies of any material amendment, modification or replacement thereof. Notwithstanding the foregoing, in no event shall either party be under any obligation to disclose any information pursuant to this clause (g) that would waive the protection of attorney-client or similar privilege to the extent such privilege is asserted in good faith, but such party shall use reasonable best efforts to disclose such information in a way that would not jeopardize such privilege.

(h) Without limiting the generality of the foregoing, from and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, Indivior and Supernus shall, and shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their respective Representatives to, use their respective reasonable best efforts to provide (and to cause their and their respective Subsidiaries’, officers, directors, employees, accountants, auditors and other representatives to use commercially reasonable efforts to provide) such customary cooperation as is reasonably requested by the other party in the arrangement and consummation of the Financing, in each case, upon reasonable written request of the requesting party, including using reasonable best efforts to:

(i) cause the management team of Supernus or Indivior, as applicable, to participate in reasonable number of requested meetings (including customary one-on-one meetings and conference calls with the parties acting as lead arrangers, agents, underwriters or initial purchasers and prospective lenders or investors and Supernus’ or Indivior’s senior management and Representatives, as applicable) and due diligence sessions, drafting sessions and similar presentations to and with prospective lenders, investors and rating agencies reasonably required in connection with the Financing, in each case upon reasonable and advance written notice and at mutually agreed upon dates and times during normal business hours;

(ii) provide reasonable assistance with the preparation of (1) materials for rating agency presentations and (2) bank information memoranda (including a public-side version thereof), lender and investor presentations, offering memoranda, registration statements, prospectuses, and other similar documents and materials in each case, as required or customary in connection with a financing of the type contemplated by the Financing and reasonably requested by Indivior or Supernus, as applicable, and limited to information to be contained therein with respect to the other party and its Subsidiaries;

(iii) assist with the preparation of any definitive documentation and the schedules and exhibits thereto contemplated or required by the Financing, and any other customary definitive documents relating to the Financing, including any certificates and schedules related thereto;

(iv) assist with the preparation of customary pro forma financial statements to the extent reasonably requested by any of the Financing Sources;

(v) provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing a customary representation that such information does not contain a material misstatement or omission and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about Supernus or Indivior, as applicable, or its Subsidiaries or their respective securities, but only to the extent any confidential information memorandum or presentation to which such authorization letters relate contains customary disclaimers to Supernus or Indivior, as applicable, its Affiliates, and their respective Representatives with respect to the responsibility for the use or misuse of the contents of such confidential information memorandum or presentation to which such authorization letter relates;

(vi) provide Indivior or Supernus, as applicable, at least five (5) Business Days prior to the Closing Date (to the extent requested in writing at least ten (10) Business Days prior to the Closing Date) with all documentation and other information with respect to Supernus or Indivior, as applicable, and its Subsidiaries as is reasonably requested in writing by the other party that is required in connection with the Financing in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L. 107-56 (the “PATRIOT Act”), the Office of Foreign Assets Control regulations and the FCPA;

(vii) cooperate with the due diligence of the Financing Sources, to the extent customary and reasonable, and as promptly as reasonably practicable upon reasonable request by Indivior or Supernus, as applicable, (I) furnish the other party and its Financing Sources, as applicable, with such financial statements as are required by the terms of the Committed Financing (the “Required Financial Information”), (II) periodically update any Required Financial Information provided to Indivior or Supernus, as applicable, as may be necessary so such Required Financial Information is compliant and (III) furnish to Indivior or Supernus, as applicable, such other financial information with respect to the other party and its Subsidiaries as is historically prepared in the ordinary course by, and readily available to, the other party and its Subsidiaries;

(viii) cause Supernus’ or Indivior’s, as applicable, independent public accountants to provide, consistent with customary practice for financings similar to the Financing or the requirements or Regulation S-K: (A) customary auditor consents (including consents of accountants for use of their reports in any materials (including any registration statement) relating to the Financing) and/or the other party’s filing and reporting obligations with the SEC, (B) customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to Supernus or Indivior, as applicable, and its Subsidiaries as reasonably requested by the other party or the Financing Sources and (C) participation in a reasonable number of accounting due diligence sessions;

(ix) execute and deliver as of and subject to the occurrence of the Closing (and solely with respect to directors and officers that remain in the same capacity after giving effect to the Closing) any credit agreements, indentures, supplemental indentures, notes, guarantees, purchase agreements, underwriting agreements, pledge and security documents (including reasonable assistance with the preparation of any customary schedules thereto) borrowing requests, fee letters, other definitive financing documents, or other certificates or documents as may be reasonably requested by Indivior or Supernus, as applicable, including customary certificates of the chief financial officer (or other executive officer) of such other party with respect to solvency matters in the form set forth as an exhibit to the definitive documentation evidencing the Financing and otherwise customarily required to facilitate the pledging of collateral (including, but not limited to, using commercially reasonable efforts to arrange for the delivery of any original stock certificates or trust certificates and related powers, any original promissory notes and related powers, in each case, at or promptly following the Closing); and

(x) taking all corporate and other organizational actions reasonably requested by Indivior or Supernus, as applicable, necessary to permit the Financing as of, and subject to the occurrence of, the Closing Date (and solely with respect to directors and officers that remain in the same capacity after giving effect to the Closing).

(i) The parties hereby consent to the customary use of its and its Subsidiaries’ names, logos and trademarks in connection with the Financing; provided that such names, trademarks and logos are used solely in a manner that does not, is not intended to and is not reasonably likely to harm or disparage any party or any of their respective Subsidiaries, such names, trademarks and logos or the reputation or goodwill of such party or any of its Subsidiaries.

(j) Solely in the event that: (i) the Closing has not occurred by the later of (x) the 150th day following the date hereof and (y) three (3) Business Days after the time of satisfaction of all conditions to Closing (other than those conditions that by their terms are to be satisfied at the Closing); (ii) the Parties have complied in all material respects with the provisions of this Section 6.17; (iii) despite the Parties’ compliance with the provisions of this Section 6.17 the Financing is unavailable and no Alternative Financing is available; and (iv) all of the conditions set forth in Section 7.1 and Section 7.2 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which would be capable of being satisfied if the Closing were to occur) (such event the “Alternative Dividend Scenario”), the Parties shall proceed without the Financing or an Alternative Financing, in lieu of the Special Dividend Indivior shall declare the Alternative Dividend, and, following declaration of the Alternative Dividend, the Parties shall proceed to Closing (subject to continued satisfaction of the conditions to Closing).

6.18 Certain Insurance Matters.

(a) Effective as of the Closing, the Combined Company will obtain and maintain insurance policies (including, as applicable, directors’ and officers’ liability, general liability, property, and such other coverages) that are consistent in type and scope with insurance customarily maintained by companies of comparable size operating in the same industry as the Combined Company, taking into account the nature and scope of the Combined Company’s business and operations.

(b) Indivior shall, and shall cause each of its Subsidiaries to, at the request of Supernus, take such actions as may be reasonably requested by Supernus and as may be required to obtain insurance, effective as of the Closing, for certain risks as may be identified by Supernus, including, without limitation, obtaining an opinion of counsel or such other supporting evidence or advice as may be required to obtain such insurance. Indivior and Supernus shall share the fees incurred in connection with obtaining such insurance in proportion to the Indivior Fee Allocation Percentage and the Supernus Fee Allocation Percentage, respectively. Notwithstanding the foregoing, and for the avoidance of doubt, the failure of any insurer to issue, bind, or otherwise provide such insurance coverage, for reasons other than Indivior’s failure to take the actions required of it pursuant to this Section 6.18(b), shall not constitute a breach by Indivior of this Section 6.18(b).

6.19 Transaction Litigation. Each of Indivior and Supernus shall as promptly as reasonably practicable notify the other party (including by providing copies of all pleadings and any material correspondence with respect thereto) of any Transaction Litigation and shall keep the other party reasonably informed with respect to the status thereof. Each of Indivior and Supernus shall provide the other party with the opportunity to participate in the defense of any Transaction Litigation with respect to the first party or the transactions contemplated by this Agreement, including the Merger, other than with respect to any Transaction Litigation where the parties are adverse to each other or in the context of any Transaction Litigation related to or arising out of an Acquisition Proposal. For purposes of this Section 6.19, “participate” means that Indivior or Supernus, as applicable, shall keep the other party reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation, and the other party may, at its own expense, offer comments or suggestions with respect to such Transaction Litigation which the first party shall consider in good faith. Prior to the Effective Time, other than with respect to any Transaction Litigation where the parties are adverse to each other or in the context of any Transaction Litigation related to or arising out of an Acquisition Proposal, neither Indivior nor Supernus shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation, without the prior written consent of the other party, which, with respect to any such settlement that only requires payment of monetary amounts by Indivior or Supernus, as applicable, shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Section 6.19, (a) in the event of any conflict with any other covenant or agreement contained in Section 6.5 that expressly addresses the subject matter of this Section 6.19, Section 6.5 shall govern and control, and (b) this Section 6.19 shall be in addition to and not limit or otherwise modify the Parties’ respective obligations under Section 6.4.

6.20 Resignation of Indivior Directors and Officers. Prior to the Closing, Indivior shall deliver to Supernus duly executed letters of resignation, in form and substance reasonably acceptable to Supernus and effective as of the Effective Time, from (a) each director serving on the Indivior Board or the board of directors of any of its Subsidiaries and (b) each officer of Indivior or any of its Subsidiaries, in each case who, as of the Effective Time, will not continue to serve as a director or officer, respectively, of the Combined Company or any of its Subsidiaries.

6.21 FTC Order Compliance. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, Indivior shall, and shall cause each of its Subsidiaries to, (a) comply in all material respects with the FTC Order; (b) not take, or omit to take, any action that would reasonably be expected to result in a breach or violation of, or non-compliance with, the FTC Order; and (c) not consent or agree to any modification, amendment, or extension of the FTC Order, nor enter into any new order, decree, judgment, or written undertaking with the FTC relating to the subject matter of the FTC Order, in each case of this clause (c) without the prior written consent of Supernus (such consent not to be unreasonably withheld, conditioned, or delayed). Indivior shall promptly, and in any event within three (3) Business Days, notify Supernus in writing of any written communication from the FTC or any other Governmental Body alleging non-compliance with, or proposing or requesting any modification to, the FTC Order, and shall keep Supernus reasonably informed regarding any such matter.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to All Parties’ Obligations. The obligations of Indivior and Supernus to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Indivior and Supernus), at or prior to the Closing, of the following conditions:

(a) the Indivior Stockholder Approval shall have been attained;

(b) the Supernus Stockholder Approval shall have been attained;

(c) the Registration Statement shall have become effective under the Securities Act and shall remain in effect, and shall not be the subject of any stop order or any Action by the SEC seeking a stop order;

(d) any waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated;

(e) no Governmental Body of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no applicable Law shall have been enacted or promulgated after the date of this Agreement, in each case, that (whether temporary or permanent) is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger; and

(f) the Indivior Shares issuable in connection with the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

7.2 Conditions to Indivior’s and Merger Sub’s Obligations. The obligations of Indivior and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Indivior), at or prior to the Closing, of the following conditions:

(a) (i) the representations and warranties contained in Section 3.1(a) (Organization and Corporate Power), Section 3.2 (Authorization; Valid and Binding Agreement), Section 3.3 (solely with respect to the first two sentences of clause (c)) (Capital Stock) Section 3.5 (solely with respect to clause (a)) (No Breach), Section 3.24 (Brokerage) and Section 3.26 (Board Approval; Vote Required) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all material respects as of such date), (ii) the representations and warranties contained in Section 3.3 (solely with respect to clauses (a), (b) and the last sentence of (c)) (Capital Stock) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all respects as of such date), except where a failure of such representations and warranties to be true or correct is de minimis in nature, (iii) the representations and warranties contained in Section 3.9(a) (Absence of Certain Developments) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date and (iv) the representations and warranties contained in ARTICLE III of this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) shall be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all respects as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Supernus Material Adverse Effect;

(b) Supernus shall have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;

(c) since the date of this Agreement, there shall not have been or occurred any Supernus Material Adverse Effect; and

(d) Supernus shall have delivered to Indivior a certificate of Supernus executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Sections 7.2(a), (b) and (c) have been satisfied.

7.3 Conditions to Supernus’ Obligations. The obligations of Supernus to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Supernus), at or prior to the Closing, of the following conditions:

(a) (i) the representations and warranties contained in Section 4.1(a) (Organization and Corporate Power), Section 4.2 (Authorization; Valid and Binding Agreement), Section 4.3 (solely with respect to the first two sentences of clause (c)) (Capital Stock), Section 4.5 (solely with respect to clause (a)) (No Breach), Section 4.25 (Brokerage) and Section 4.27 (Board Approval; Vote Required) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all material respects as of such date), (ii) the representations and warranties contained in Section 4.3 (solely with respect to clauses (a), (b) and the last sentence of (c)) (Capital Stock) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all respects as of such date), except where a failure of such representations and warranties to be true or correct is de minimis in nature, (iii) the representations and warranties contained in Section 4.9(a) (Absence of Certain Developments) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date and (iv) the representations and warranties contained in ARTICLE IV of this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) shall be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all respects as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, an Indivior Material Adverse Effect;

(b) each of Indivior and Merger Sub shall have performed in all material respects all of its respective covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;

(c) since the date of this Agreement, there shall not have been or occurred any Indivior Material Adverse Effect; and

(d) Indivior shall have delivered to Supernus a certificate of Indivior executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Sections 7.3(a), (b) and (c) have been satisfied.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby, including the Merger, may be abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of Indivior and Supernus;

(b) by Indivior, if:

(i) at any time prior to the Effective Time, any of Supernus’ covenants, obligations, representations or warranties contained in this Agreement shall have been breached or any of Supernus’ representations or warranties shall have become untrue, such that any of the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied, and any such breach or failure of a representation or warranty to be true is (A) is incapable of being cured by Supernus or (B) shall not have been cured within thirty (30) days of receipt by Supernus of written notice from Indivior of such breach or failure to be true describing in reasonable detail such breach or failure to be true; provided, however, that Indivior shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if any of Indivior or Merger Sub is then in material breach of any covenant, obligation, representation or warranty hereunder;

(ii) at any time prior to the Supernus Stockholder Approval being obtained, the Supernus Board or any committee thereof (A) shall make a Supernus Adverse Recommendation Change, (B) shall not include the Supernus Recommendation in the Joint Proxy Statement or (C) shall publicly propose or allow Supernus to publicly propose to take any of the actions in clause (A) or (B) of this Section 8.1(b)(ii); or

(iii) at any time prior to obtaining the Indivior Stockholder Approval, Indivior terminates in order to enter into a definitive agreement with respect to a Superior Proposal and Indivior has otherwise complied with its obligations under Section 6.4, and prior to or concurrently with the termination of this Agreement, Indivior pays to Supernus in immediately available funds any fees required to be paid pursuant Section 8.3.

(c) by Supernus, if:

(i) at any time prior to the Effective Time, any of Indivior’s or Merger Sub’s covenants, obligations, representations or warranties contained in this Agreement shall have been breached or any of Indivior’s or Merger Sub’s representations or warranties shall have become untrue, such that any of the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied, and any such breach or failure of a representation or warranty to be true is (A) is incapable of being cured by Indivior or Merger Sub or (B) shall not have been cured within thirty (30) days of receipt by Indivior of written notice from Supernus of such breach or failure to be true describing in reasonable detail such breach or failure to be true; provided, however, that Supernus shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Supernus is then in material breach of any covenant, obligation, representation or warranty hereunder;

(ii) at any time prior to the Indivior Stockholder Approval being obtained, the Indivior Board or any committee thereof (A) shall make an Indivior Adverse Recommendation Change, (B) shall not include the Indivior Recommendation in the Joint Proxy Statement or (C) shall publicly propose or allow Indivior to publicly propose to take any of the actions in clause (A) or (B) of this Section 8.1(c)(ii); or

(iii) at any time prior to obtaining Supernus Stockholder Approval, Supernus terminates in order to enter into a definitive agreement with respect to a Superior Proposal and Supernus has otherwise complied with its obligations under Section 6.4, and prior to or concurrently with the termination of this Agreement, Supernus pays to Indivior in immediately available funds any fees required to be paid pursuant Section 8.3.

(d) by either Indivior or Supernus, if:

(i) (A) any Governmental Body of competent jurisdiction shall have issued or entered any Order after the date of this Agreement that shall have become final and non-appealable or any applicable Law shall have been enacted or promulgated after the date of this Agreement, in each case, that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, or (B) any expiration, termination authorization or consent from a Governmental Body required to be obtained pursuant to Section 7.1(d) shall have been denied and such denial shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to any party if a material breach by such party of its obligations under Section 6.5 or any other provision of this Agreement has been a principal cause of, or principally resulted in, such Order or Law;

(ii) the Merger contemplated hereby has not been consummated by the date that is six (6) months following the date of this Agreement (the “Termination Date”); provided, however, that (A) if the Merger shall not have been consummated by the Termination Date but on that date the condition set forth in Section 7.1(d) (Antitrust Approval) shall have not been satisfied or waived, but all other conditions to the parties’ obligations to consummate the transactions contemplated by this Agreement set forth in ARTICLE VII shall have been satisfied or waived (other than those conditions that by their terms are to be fulfilled at the Closing, provided that each such condition would be capable of being fulfilled if the Closing were to occur on such date), then either Indivior or Supernus may extend the Termination Date by written notice to the other party up to a date not beyond the date that is nine (9) months after the date of this Agreement, and (B) if the Termination Date is so extended pursuant to clause (A) hereof and the Merger shall not have been consummated by the Termination Date but on that date the condition set forth in Section 7.1(d) (Antitrust Approval) shall have not been satisfied or waived, but all other conditions to the parties’ obligations to consummate the transactions contemplated by this Agreement set forth in ARTICLE VII shall have been satisfied or waived (other than those conditions that by their terms are to be fulfilled at the Closing, provided that each such condition would be capable of being fulfilled if the Closing were to occur on such date), then either Indivior or Supernus may extend the Termination Date by written notice to the other party up to a date not beyond the date that is twelve (12) months after the date of this Agreement; provided, further, that the right to terminate this Agreement under this Section 8.1(d)(ii) shall not be available to any party if a material breach by such party of its obligations under any provision of this Agreement has been the principal cause of, or principally resulted in, the failure of the Merger to be consummated by the Termination Date;

(iii) the Supernus Stockholder Approval at a vote taken thereon at the Supernus Stockholders’ Meeting, or at any adjournment or postponement thereof at which a vote upon the adoption of this Agreement was taken, shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d)(iii) shall not be available to Supernus if a material breach by Supernus of its obligations under any provision of this Agreement has been the principal cause of, or principally resulted in, the failure to obtain the Supernus Stockholder Approval;

(iv) the Indivior Stockholder Approval at a vote taken thereon at the Indivior Stockholders’ Meeting, or at any adjournment or postponement thereof at which a vote upon the issuance of the Indivior Shares in connection with the Merger was taken, shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d)(iv) shall not be available to Indivior if a material breach by Indivior of its obligations under any provision of this Agreement has been the principal cause of, or principally resulted in, the failure to obtain the Indivior Stockholder Approval.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1 of this Agreement, this Agreement shall be of no further force or effect; provided, however, that (a) Section 6.1(b), this Section 8.2, Section 8.3 and ARTICLE IX of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability or damages for any Intentional and Material Breach or Fraud. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

8.3 Termination Fees.

(a) In the event that (i) this Agreement is terminated by Supernus pursuant to Section 8.1(c)(ii) (Indivior Adverse Recommendation Change) or (ii) this Agreement is terminated by Indivior pursuant to Section 8.1(b)(iii) (Indivior Superior Proposal), then Indivior shall pay to Supernus the Indivior Termination Fee (1) as promptly as possible (but in any event within three (3) Business Days) following such termination in the case of a termination pursuant to clause (i) above or (2) concurrently with and as a condition to termination of this Agreement in the case of a termination pursuant to clause (ii) above.

(b) In the event that (i) this Agreement is terminated by Indivior pursuant to Section 8.1(b)(ii) (Supernus Adverse Recommendation Change) or (ii) this Agreement is terminated by Supernus pursuant to Section 8.1(c)(iii) (Indivior Superior Proposal), then Supernus shall pay to Indivior the Supernus Termination Fee (1) as promptly as possible (but in any event within three (3) Business Days) following such termination in the case of a termination pursuant to clause (i) above or (2) concurrently with and as a condition to termination of this Agreement in the case of a termination pursuant to clause (ii) above.

(c) In the event that, prior to the Indivior Stockholders’ Meeting, (i) an Acquisition Proposal with respect to Indivior is publicly proposed or publicly disclosed and this Agreement is terminated by Supernus pursuant to Section 8.1(c)(i) (Indivior Breach) or by Indivior or Supernus pursuant to Section 8.1(d)(ii) (Termination Date) or Section 8.1(d)(iv) (Indivior Stockholder Approval), and such Acquisition Proposal is not withdrawn, and concurrently with or within twelve (12) months after any such termination described in the immediately preceding sentence, Indivior enters into a definitive agreement (which is ultimately consummated) with respect to, or consummates, any Acquisition Proposal with respect to Indivior (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 8.3(c)), then Indivior shall pay to Supernus the Indivior Termination Fee concurrently with the consummation of such Acquisition Proposal.

(d) In the event that, prior to the Supernus Stockholders’ Meeting, (i) an Acquisition Proposal with respect to Supernus is publicly proposed or publicly disclosed and this Agreement is terminated by Indivior pursuant to Section 8.1(b)(i) (Supernus Breach) or by Indivior or Supernus pursuant to Section 8.1(d)(ii) (Termination Date) or Section 8.1(d)(iii) (Supernus Stockholder Approval), and such Acquisition Proposal is not withdrawn, and concurrently with or within twelve (12) months after any such termination described in the immediately preceding sentence, Supernus enters into a definitive agreement (which is ultimately consummated) with respect to, or otherwise consummates, any Acquisition Proposal with respect to Supernus (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 8.3(d)), then Supernus shall pay to Indivior the Supernus Termination Fee concurrently with the consummation of such Acquisition Proposal.

(e) As used in this Agreement, “Indivior Termination Fee” shall mean $174.0 million and “Supernus Termination Fee” shall mean $101.0 million.

(f) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Supernus nor Indivior would enter into this Agreement. Accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.3 (such party, the “Defaulting Party”), and, in order to obtain such payment, the other party (the “Non-Defaulting Party”) commences a suit which results in a judgment against the Defaulting Party for any payments set forth in this Section 8.3, the Defaulting Party shall pay to the Non-Defaulting Party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Indivior Termination Fee or the Supernus Termination Fee, as applicable, from the date payment was required to be made until the date of such payment at the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made. If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 8.3, it shall not be a defense to either party’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time. Other than with respect to claims for, or arising out of or in connection with an Intentional and Material Breach hereunder or Fraud, the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.12 shall be the sole and exclusive remedy available to (i) Indivior against Supernus or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby for any loss suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, and, upon such payment of the Supernus Termination Fee, if any, in accordance with this Section 8.3, none of Supernus’ or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and (ii) to Supernus against Indivior or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby for any loss suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, and, upon such payment of the Indivior Termination Fee, if any, in accordance with this Section 8.3, none of Indivior’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The parties hereto acknowledge and agree that in no event shall Supernus or Indivior be required to pay the Supernus Termination Fee or the Indivior Termination Fee, as applicable, on more than one occasion.

ARTICLE IX

MISCELLANEOUS

9.1 Expenses. Except as otherwise expressly provided herein, Indivior and Merger Sub, on the one hand, and Supernus, on the other hand, shall each pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

9.2 Amendment. At any time prior to the Effective Time, any provision of this Agreement may be amended (whether before or after any required approval by Supernus Stockholders or Indivior Stockholders) if, and only if, such amendment or waiver is in writing and signed by Indivior, Supernus, and Merger Sub; provided, however, that after the receipt of Supernus Stockholder Approval or Indivior Stockholder Approval, no amendment shall be made which by applicable Laws or the rules of Nasdaq requires further approval of Supernus Stockholders or Indivior Stockholders without the further approval of such stockholders; provided further, that this Section 9.2, Section 9.8, Section 9.13, and the definitions of “Lenders” and “Debt Financing Sources” (and any other definitions or other provisions hereof to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any way adverse to the Financing Sources without the prior written consent of the Lenders.

9.3 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4 No Survival of Representations and Warranties. None of the representations, warranties or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

9.5 Entire Agreement; Counterparts. This Agreement (including the exhibits and schedules hereto, the Supernus Disclosure Letter and the Indivior Disclosure Letter), the Confidentiality Agreement, the Indivior Voting Agreement and the Supernus Voting Agreement constitute the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission in .pdf format or by electronic signature complying with the federal ESIGN Act of 2000 or the Delaware Uniform Electronic Transactions Act, such as via DocuSign or a comparable platform), each of which shall be deemed an original and all of which shall constitute one and the same instrument. Any electronic signature shall be deemed an original signature for all purposes and shall have the same force and effect as a manually executed signature, and each party consents to the use of electronic signatures and to conducting this transaction by electronic means.

9.6 Applicable Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(b) The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be the Court of Chancery in the State of Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be the United States District Court for the District of Delaware or, in the event such federal district court lacks subject matter jurisdiction, then the Superior Court in the State of Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts. Notwithstanding the foregoing, nothing in this Section 9.6 shall limit the rights of any party to obtain execution of a judgment of any of the above specified courts in any other jurisdiction outside of those specified in this Section 9.6, and the parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 9.6(b).

9.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect; provided that the parties hereto may assign (or designate) any or all of its rights or obligations hereunder for collateral security purposes to an administrative agent for the Lenders at the Closing.

9.9 No Third Party Beneficiaries. Except for following the Effective Time, the right of the Indemnified Parties to enforce the provisions of Section 6.7 only and the right of current or former directors or officers of Indivior to enforce the provisions of Section 6.18(a) solely with respect to Item 1 on Section 6.18(a) of the Indivior Disclosure Letter, Indivior, Supernus and Merger Sub agree that (a) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

9.10 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for overnight delivery, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail, provided that the sender does not receive a written notification of delivery failure. Notices, demands and other communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Indivior or Merger Sub prior to the Closing Date:

Indivior Pharmaceuticals Inc.

10710 Midlothian Turnpike, Suite 125

North Chesterfield, VA 23235

Attention: [***]

Email: [***]

with copies (which shall not constitute notice) to:

Goodwin Procter LLP

3025 John F Kennedy Blvd

Philadelphia, PA 19104

Attention:   Rachael Bushey

  Jennifer Porter

  Stephanie Isaia

Email: RBushey@goodwinlaw.com, JPorter@goodwinlaw.com

SIsaia@goodwinlaw.com

Notices to Supernus:

Supernus Pharmaceuticals, Inc.

9710 Medical Center Drive, Suite 200

Rockville, MD 20850

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Saul Ewing LLP

1800 M Street NW

Suite 1000N

Washington, DC 20036

Attention:   Mark I. Gruhin

Email: Mark.Gruhin@saul.com

9.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, and only in such situation, without invalidating the remainder of such provision or the remaining provisions of this Agreement (or in any other situations), and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

9.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Supernus, Indivior or Merger Sub in accordance with their specific terms or were otherwise breached by Supernus, Indivior or Merger Sub. It is accordingly agreed that (a) Supernus shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Indivior or Merger Sub and to enforce specifically the terms and provisions hereof, in each case, without proof of actual damages, against Indivior or Merger Sub in the courts specified in Section 9.6(b), this being in addition to any other remedy to which Supernus is entitled at law or in equity, without posting any bond or other undertaking, and (b) Indivior and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Supernus and to enforce specifically the terms and provisions hereof, in each case, without proof of actual damages, against Supernus in the courts specified in Section 9.6(b), this being in addition to any other remedy to which Indivior or Merger Sub is entitled at law or in equity, without posting any bond or other undertaking. The parties acknowledge that the agreements contained in this Section 9.12 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Supernus nor Indivior would enter into this Agreement.

9.13 Debt Financing. Notwithstanding anything herein to the contrary, Supernus, Indivior and Merger Sub:

(a) agree that any Action of any kind or description, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to this Agreement, the Commitment Letter or the Financing or any definitive documentation relating to the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, Borough of Manhattan or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court;

(b) agree that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Commitment Letter or other applicable definitive document relating to the Financing;

(c) agree not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Sources in any way arising out of or relating to this Agreement, the Financing, the Commitment Letter, any definitive document relating to the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, Borough of Manhattan or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such courts;

(d) irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court;

(e) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST THE DEBT FINANCING SOURCES IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING, THE COMMITMENT LETTER, ANY DEFINITIVE DOCUMENT RELATING TO THE FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER;

(f) agree that none of the Financing Sources will have any liability to Indivior, Supernus or Merger Sub or any of their respective Affiliates or Representatives relating to or arising out of this Agreement, the Financing, the Commitment Letter, any definitive document relating to the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise;

(g) agree that (and each other party hereto agrees that) the Financing Sources are express third-party beneficiaries of, and may enforce any of the provisions of this Section 9.13; and

(h) acknowledges and agrees that none of the Financing Sources shall have any liability or obligation to Indivior, Supernus or Merger Sub or any of their respective Affiliates or Representatives arising out of their breach or failure to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under the Commitment Letter, except as expressly set forth in the Commitment Letter.

This Section 9.13 shall, with respect to the matters referenced herein, supersede any provision herein to the contrary.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Supernus:

SUPERNUS PHARMACEUTICALS, INC.

By:	/s/ Jack A. Khattar
Name:	Jack A. Khattar
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

INDIVIOR PHARMACEUTICALS, INC.

By:	/s/ Ryan Preblick
Name:	Ryan Preblick
Title:	Chief Financial Officer

ARTEMIS MERGER SUB INC.

By:	/s/ Ryan Preblick
Name:	Ryan Preblick
Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Indivior Voting Agreement

[See attached]

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of August 1, 2026, by and between Supernus Pharmaceuticals, Inc., a Delaware corporation (“Supernus”) and the undersigned stockholder (the “Stockholder”) of Indivior Pharmaceuticals, Inc., a Delaware corporation (“Indivior”).

WITNESSETH:

WHEREAS, contemporaneously with the execution of this Agreement, Supernus, Indivior and Artemis Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Indivior (“Merger Sub”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into Supernus (the “Merger”) with Supernus continuing as the surviving corporation and a wholly owned Subsidiary of Indivior;

WHEREAS, pursuant to the Merger, all outstanding shares of capital stock of Supernus will be converted into the right to receive the consideration set forth in Section 2.8 of the Merger Agreement, subject to and conditioned upon the terms and conditions therein;

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined below) of Indivior Shares as set forth on Schedule A hereto; and

WHEREAS, as a condition and inducement to the willingness of Supernus and Indivior to enter into the Merger Agreement, the Stockholder (in the Stockholder’s capacity as such) has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) shall have the meaning set forth in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance).

(b) “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article 8 thereof, (ii) such date and time of any material modification, waiver or amendment to any provision of the Merger Agreement without the Stockholder’s consent that reduces the amount or changes the form of the Special Dividend payable to the Stockholder pursuant to the

Merger Agreement as in effect on the date hereof (iii) the Effective Time; provided that the termination hereof shall not relieve the Stockholder of any liability arising out of any breach hereof, (iv) the time that the Indivior Stockholder Approval has been obtained, and (v) a Indivior Adverse Recommendation Change effected in compliance with Section 6.4 of the Merger Agreement.

(c) “Shares” shall mean (i) all shares of capital stock of Indivior (including the Supernus Shares) beneficially owned by the Stockholder or the Stockholder’s Affiliates as of the date hereof and (ii) all additional shares of capital stock of Indivior (including the Indivior Shares) which the Stockholder or the Stockholder’s Affiliates acquires beneficial ownership of during the period from the date of this Agreement through the Expiration Date (including by way of exercise of any convertible or derivative security (including any Indivior PSU, Indivior RSU, Supernus ESPP Purchase Right, stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(d) “Transfer” A Person shall be deemed to have effected a “Transfer” of a Share if such Person directly or indirectly (i) offers, sells, pledges, encumbers, hypothecates, assigns, loans, grants an option with respect to (or otherwise enters into a hedging arrangement with respect to), transfers, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise) of such Share or any interest in or right to such Share, (ii) deposits any Share into a voting trust or enters into a voting agreement or arrangement or grants any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii).

2. Transfer.

(a) The Stockholder agrees that from the date hereof until the Expiration Date, the Stockholder shall not Transfer (or cause, permit or commit to the Transfer of) any of the Shares, or enter into any agreement relating thereto. Any Transfer (other than a Permitted Transfer), or purported Transfer (other than a Permitted Transfer), of Shares in breach or violation of this Agreement shall be void and of no force or effect.

(b) Section 2(a) shall not prohibit a Transfer of Shares by the Stockholder (a) if the Stockholder is an individual, (i) to any member of the Stockholder’s immediate family, or to a trust for the benefit of the Stockholder or any member of the Stockholder’s immediate family, or otherwise for estate planning purposes, or (ii) by will or under the laws of intestacy upon the death of the Stockholder; (b) to Affiliates of the Stockholder; (c) to any custodian or nominee for the purpose of holding such Shares for the account of the Stockholder or the Stockholder’s Affiliates; (d) if such Transfers or dispositions do not involve a change in beneficial ownership; (e) if the Stockholder is a trust, to any beneficiary of the Stockholder or the estate of any such beneficiary; (f) to Supernus to cover tax withholding obligations of the Stockholder in connection with any option exercise or the vesting of any restricted stock or restricted stock unit award, provided that the underlying Shares shall continue to be subject to the restrictions on transfer set forth in this Agreement; or (g) with Indivior’s prior written consent; provided, however, that a Transfer referred to in clauses (a), (b), (d), and (e) of this sentence shall be permitted only if (as a precondition to such Transfer) the transferee agrees in writing to be bound by all of the terms of this Agreement applicable to the Stockholder (clauses (a) through (g), as qualified by the proviso herein, each referred to as “Permitted Transfers”).

3. Agreement to Vote Shares.

(a) From the date hereof until the earlier of (x) the receipt of the Indivior Stockholder Approval and (y) the Expiration Date, at every meeting of the Indivior Stockholders, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Indivior Stockholders, the Stockholder (in the Stockholder’s capacity as such) agrees, unconditionally and irrevocably, to appear at each such meeting or otherwise cause all Shares to be counted as present thereat for purposes of calculating a quorum and to vote, or to cause the holder of record on any applicable record date to vote, all Shares that are then-owned by the Stockholder and entitled to vote or act by written consent:

(i) in favor of (A) Indivior Share Issuance, and (B) each of the transactions contemplated by the Merger Agreement;

(ii) against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger or any of the transactions contemplated thereby;

(iii) against any action that is intended to, or would reasonably be expected to materially, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated thereby, including against any Acquisition Proposal;

(iv) in favor of any proposal to adjourn or postpone any Indivior Stockholders’ Meeting to a later date if there are not sufficient votes for the approval of the Indivior Share Issuance on the date on which such meeting is held to the extent permitted or required pursuant to Section 6.3 of the Merger Agreement; and

(v) in favor of any other matter necessary or appropriate to effect the consummation of the transactions contemplated by the Merger Agreement, including the Indivior Share Issuance.

(b) From the date hereof until the earlier of (x) the receipt of the Indivior Stockholder Approval and (y) the Expiration Date, the Stockholder shall retain at all times the right to vote the Stockholder’s Shares in the Stockholder’s sole discretion and without any other limitation on any matters other than those set forth in Section 3(a) above, that are at any time or from time to time presented for consideration to the Supernus Stockholders generally.

(c) The Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder, or a designee of the Stockholder, who is a director or officer of Indivior from acting in such capacity or fulfilling the obligations of such office, including by voting, in the Stockholder’s capacity as a director of Indivior, in the Stockholder’s, or the Stockholder’s designee’s, sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a Indivior Stockholder). In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of Supernus.

5. Certain Other Actions. The Stockholder hereby agrees not to commence or participate in as a class member or named plaintiff, and to take all actions necessary to opt out of any class in any class action with respect to, any legal action, derivative or otherwise, against Indivior, Supernus or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Supernus Board or Indivior Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

6. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Supernus as follows:

(a) Power; Organization; Binding Agreement. The Stockholder has full power and authority (or capacity, if the Stockholder is a natural person) to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If the Stockholder is not a natural person, the Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Supernus, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights or general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) No Conflicts. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of the Stockholder’s obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the Stockholder is a party or by which the Stockholder may be bound, including any voting agreement or voting trust, (ii) violate any Law or order applicable to the Stockholder or (iii) if the Stockholder is not a natural person, violate the constituent or organizational document of the Stockholder, except, in each case, as would not prevent or materially delay the Stockholder from performing the Stockholder’s obligations under this Agreement.

(c) Ownership of Shares. The Stockholder (i) is the sole beneficial owner of the Indivior capital stock and equity awards set forth on Schedule A hereto, all of which are free and clear of any Lien (except any Permitted Lien) and (ii) except as set forth on Schedule A hereto, does not own, beneficially or otherwise, any voting securities of Indivior.

(d) Voting Power. The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Indivior Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and arising under the terms of this Agreement.

(e) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in the Stockholder’s capacity as such.

(f) Legal Proceedings. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of the Stockholder’s properties or assets (whether tangible or intangible) or, if the Stockholder is an entity, any of the Stockholder’s officers or directors (in their capacities as such), arising out of or relating to: (i) the Stockholder’s beneficial ownership of the Indivior capital stock or any right to acquire the same, (ii) the Stockholder’s capacity as a Indivior Stockholder or (iii) any other Contract between the Stockholder (or any of its Affiliates) and Indivior (or any of its Affiliates), nor to the knowledge of the Stockholder is there any reasonable basis therefor that would reasonably be expected to impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder.

(g) Reliance by Supernus. The Stockholder understands and acknowledges that Supernus is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

7. Representations and Warranties of Supernus. Supernus hereby represents and warrants to the Stockholder as follows:

(a) Power; Organization; Binding Agreement. Supernus has full corporate power and authority to execute and deliver this Agreement, to perform Supernus’s obligations hereunder and to consummate the transactions contemplated hereby. Supernus is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. This Agreement has been duly executed and delivered by Supernus, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Supernus, enforceable against Supernus in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights or general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) No Conflicts. None of the execution and delivery by Supernus of this Agreement, the performance by Supernus of its obligations hereunder or the consummation by Supernus of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which Supernus is a party or by which Supernus may be bound, including any voting agreement or voting trust, (ii) violate any Law or order applicable to Supernus or (iii) violate the constituent or organizational document of Supernus, except, in each case, as would not prevent or materially delay Supernus from performing Supernus’ obligations under this Agreement.

8. Disclosure. The Stockholder shall permit Supernus and Indivior to disclose in all documents and schedules filed with the SEC (including the Joint Proxy Statement and Registration Statement) that Supernus and Indivior, as applicable, reasonably determines to be necessary in connection with the Merger and the transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement. The Stockholder shall as promptly as practicable to notify Indivior and Supernus of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Supernus any direct or indirect ownership or incidence of ownership of or with respect to any Indivior Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Indivior Shares shall remain vested in and belong to the Stockholder.

10. Further Assurances. Subject to the terms and conditions of this Agreement, upon the reasonable request of Supernus, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

11. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Stockholder hereby authorizes Indivior or its counsel to notify Indivior’s transfer agent that there is a stop transfer order with respect to all of the Indivior Shares of the Stockholder (and that this Agreement places limits on the voting and transfer of such Indivior Shares).

12. Termination. This Agreement, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any willful breach of this Agreement prior to the Expiration Date, provided that in no event shall the Stockholder’s monetary damages exceed the aggregate value of the Indivior Shares subject to this Agreement, calculated as the number of such Indivior Shares multiplied by $38.85. This Section 12 and Sections 1, 4, and 13 shall survive the Expiration Date.

13. Miscellaneous.

(a) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Body of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the original intent of the parties hereto with respect to such provision.

(b) Survival of Representations and Warranties. Except for the provisions that survive pursuant to Section 12, all representations, warranties, covenants and agreements in this Agreement, and all rights and remedies with respect thereto, shall not survive the Expiration Date.

(c) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties (whether by operation of law or otherwise) without prior written consent of the other.

(d) Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(e) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Indivior shall be irreparably harmed and that there shall be no adequate remedy at law for a breach of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Supernus upon any such breach (or threatened breach), Supernus shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Supernus at law or in equity.

(f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) when personally delivered, (ii) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for overnight delivery, (iii) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (iv) when sent by electronic mail, provided that the sender does not receive a written notification of delivery failure. Notices, demands and other communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Supernus:

Supernus Pharmaceuticals, Inc.

9710 Medical Center Drive, Suite 200

Rockville, MD 20850

Attention: [•]

Email: [•]

with copies (which shall not constitute notice) to:

Saul Ewing LLP

1800 M Street NW

Suite 1000N

Washington, DC 20036

Attention: Mark I. Gruhin

Email: Mark.Gruhin@saul.com

Notices to the Stockholder:

Indivior Pharmaceuticals Inc.

10710 Midlothian Turnpike, Suite 125

North Chesterfield, VA 23235

Attention: [•]

Email: [•]

(g) No Waiver.

(i) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(ii) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(h) No Third-Party Beneficiaries. This Agreement is not intended to confer and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any conflict of Laws principles of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(j) Submission to Jurisdiction. The parties agree that the Forum for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be the Court of Chancery in the State of Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be the United States District Court for the District of Delaware or, in the event such federal district court lacks subject matter jurisdiction, then the Superior Court in the State of Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts. Notwithstanding the foregoing, nothing in this Section 13(j) shall limit the rights of any party to obtain execution of a judgment of any of the above specified courts in any other jurisdiction outside of those specified in this Section 13, and the parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(k) Waiver of Jury Trial. The parties hereto irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this agreement.

(l) Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(m) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and thereof.

(n) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(o) Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(p) Counterparts. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission in .pdf format or by electronic signature complying with the federal ESIGN Act of 2000 or the Delaware Uniform Electronic Transactions Act, such as via DocuSign or a comparable platform), each of which shall be deemed an original and all of which shall constitute one and the same instrument. Any electronic signature shall be deemed an original signature for all purposes and shall have the same force and effect as a manually executed signature, and each party consents to the use of electronic signatures and to conducting this transaction by electronic means.

(q) No Agreement Until Executed. Irrespective of negotiations between the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) each of the Indivior Board and Supernus Board, as applicable, has approved, for purposes of any applicable anti-takeover laws and regulations, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by each party hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

Supernus Pharmaceuticals, Inc.

By:
Name:
Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

STOCKHOLDER:

[Name]

[Signature Page to Voting Agreement]

SCHEDULE A

INDIVIOR SHARES, INDIVIOR PSUS, INDIVIOR RSUS AND INDIVIOR ESPP PURCHASE RIGHTS

Stockholder	Indivior Shares	Indivior Shares underlying Indivior PSUs	Indivior Shares underlying Indivior RSUs	Indivior Shares underlying Indivior ESPP Purchase Rights	Total Shares

[Schedule A to Voting Agreement]

EXHIBIT B

Form of Supernus Voting Agreement

[See attached]

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of August 1, 2026, by and between Indivior Pharmaceuticals, Inc., a Delaware corporation (“Indivior”) and the undersigned stockholder (the “Stockholder”) of Supernus Pharmaceuticals, Inc., a Delaware corporation (“Supernus”).

WITNESSETH:

WHEREAS, contemporaneously with the execution of this Agreement, Supernus, Indivior and Artemis Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Indivior (“Merger Sub”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into Supernus (the “Merger”) with Supernus continuing as the surviving corporation and a wholly owned Subsidiary of Indivior;

WHEREAS, pursuant to the Merger, all outstanding shares of capital stock of Supernus will be converted into the right to receive the consideration set forth in Section 2.8 of the Merger Agreement, subject to and conditioned upon the terms and conditions therein;

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined below) of Supernus Shares as set forth on Schedule A hereto; and

WHEREAS, as a condition and inducement to the willingness of Supernus and Indivior to enter into the Merger Agreement, the Stockholder (in the Stockholder’s capacity as such) has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) shall have the meaning set forth in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance).

(b) “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article 8 thereof, (ii) such date and time of any material modification, waiver or amendment to any provision of the Merger Agreement without the Stockholder’s consent that reduces the amount or changes the form of consideration payable to the Stockholder pursuant to the Merger Agreement as in effect on the date hereof (iii) the Effective Time; provided that the termination hereof shall not relieve the Stockholder of any liability arising out of any breach hereof, (iv) the time that the Supernus Stockholder Approval has been obtained, and (v) a Supernus Adverse Recommendation Change effected in compliance with Section 6.4 of the Merger Agreement.

(c) “Shares” shall mean (i) all shares of capital stock of Supernus (including the Supernus Shares) beneficially owned by the Stockholder or the Stockholder’s Affiliates as of the date hereof and (ii) all additional shares of capital stock of Supernus (including the Supernus Shares) which the Stockholder or the Stockholder’s Affiliates acquires beneficial ownership of during the period from the date of this Agreement through the Expiration Date (including by way of exercise of any convertible or derivative security (including any Supernus Option, Supernus RSU, Supernus PSU, Supernus ESPP Purchase Right, stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(d) “Transfer” A Person shall be deemed to have effected a “Transfer” of a Share if such Person directly or indirectly (i) offers, sells, pledges, encumbers, hypothecates, assigns, loans, grants an option with respect to (or otherwise enters into a hedging arrangement with respect to), transfers, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise) of such Share or any interest in or right to such Share, (ii) deposits any Share into a voting trust or enters into a voting agreement or arrangement or grants any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii).

2. Transfer.

(a) The Stockholder agrees that from the date hereof until the Expiration Date, the Stockholder shall not Transfer (or cause, permit or commit to the Transfer of) any of the Shares, or enter into any agreement relating thereto. Any Transfer (other than a Permitted Transfer), or purported Transfer (other than a Permitted Transfer), of Shares in breach or violation of this Agreement shall be void and of no force or effect.

(b) Section 2(a) shall not prohibit a Transfer of Shares by the Stockholder (a) if the Stockholder is an individual, (i) to any member of the Stockholder’s immediate family, or to a trust for the benefit of the Stockholder or any member of the Stockholder’s immediate family, or otherwise for estate planning purposes, or (ii) by will or under the laws of intestacy upon the death of the Stockholder; (b) to Affiliates of the Stockholder; (c) to any custodian or nominee for the purpose of holding such Shares for the account of the Stockholder or the Stockholder’s Affiliates; (d) if such Transfers or dispositions do not involve a change in beneficial ownership; (e) if the Stockholder is a trust, to any beneficiary of the Stockholder or the estate of any such beneficiary; (f) to Supernus to cover tax withholding obligations of the Stockholder in connection with any option exercise or the vesting of any restricted stock or restricted stock unit award, provided that the underlying Shares shall continue to be subject to the restrictions on transfer set forth in this Agreement; or (g) with Indivior’s prior written consent; provided, however, that a Transfer referred to in clauses (a), (b), (d), and (e) of this sentence shall be permitted only if (as a precondition to such Transfer) the transferee agrees in writing to be bound by all of the terms of this Agreement applicable to the Stockholder (clauses (a) through (g), as qualified by the proviso herein, each referred to as “Permitted Transfers”).

3. Agreement to Vote Shares.

(a) From the date hereof until the earlier of (x) the receipt of the Supernus Stockholder Approval and (y) the Expiration Date, at every meeting of the Supernus Stockholders, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Supernus Stockholders, the Stockholder (in the Stockholder’s capacity as such) agrees, unconditionally and irrevocably, to appear at each such meeting or otherwise cause all Shares to be counted as present thereat for purposes of calculating a quorum and to vote, or to cause the holder of record on any applicable record date to vote, all Shares that are then-owned by the Stockholder and entitled to vote or act by written consent:

(i) in favor of (A) the Merger, (B) the adoption and approval of the Merger Agreement and the terms thereof, and (C) each of the transactions contemplated by the Merger Agreement;

(ii) against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger or any of the transactions contemplated thereby;

(iii) against any action that is intended to, or would reasonably be expected to materially, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated thereby, including against any Acquisition Proposal;

(iv) in favor of any proposal to adjourn or postpone any Supernus Stockholders’ Meeting to a later date if there are not sufficient votes for the approval of the Merger Agreement on the date on which such meeting is held to the extent permitted or required pursuant to Section 6.3 of the Merger Agreement; and

(v) in favor of any other matter necessary or appropriate to effect the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

(b) From the date hereof until the earlier of (x) the receipt of the Supernus Stockholder Approval and (y) the Expiration Date, the Stockholder shall retain at all times the right to vote the Stockholder’s Shares in the Stockholder’s sole discretion and without any other limitation on any matters other than those set forth in Section 3(a) above, that are at any time or from time to time presented for consideration to the Supernus Stockholders generally.

(c) The Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder, or a designee of the Stockholder, who is a director or officer of Supernus from acting in such capacity or fulfilling the obligations of such office, including by voting, in the Stockholder’s capacity as a director of Supernus, in the Stockholder’s, or the Stockholder’s designee’s, sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a Supernus Stockholder). In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of Supernus.

5. Certain Other Actions. The Stockholder hereby agrees not to commence or participate in as a class member or named plaintiff, and to take all actions necessary to opt out of any class in any class action with respect to, any legal action, derivative or otherwise, against Indivior, Supernus or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Supernus Board or Indivior Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

6. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Indivior as follows:

(a) Power; Organization; Binding Agreement. The Stockholder has full power and authority (or capacity, if the Stockholder is a natural person) to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If the Stockholder is not a natural person, the Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Indivior, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights or general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) No Conflicts. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of the Stockholder’s obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the Stockholder is a party or by which the Stockholder may be bound, including any voting agreement or voting trust, (ii) violate any Law or order applicable to the Stockholder or (iii) if the Stockholder is not a natural person, violate the constituent or organizational document of the Stockholder, except, in each case, as would not prevent or materially delay the Stockholder from performing the Stockholder’s obligations under this Agreement.

(c) Ownership of Shares. The Stockholder (i) is the sole beneficial owner of the Supernus capital stock and equity awards set forth on Schedule A hereto, all of which are free and clear of any Lien (except any Permitted Lien) and (ii) except as set forth on Schedule A hereto, does not own, beneficially or otherwise, any voting securities of Supernus.

(d) Voting Power. The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Supernus Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and arising under the terms of this Agreement.

(e) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in the Stockholder’s capacity as such.

(f) Legal Proceedings. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of the Stockholder’s properties or assets (whether tangible or intangible) or, if the Stockholder is an entity, any of the Stockholder’s officers or directors (in their capacities as such), arising out of or relating to: (i) the Stockholder’s beneficial ownership of the Supernus capital stock or any right to acquire the same, (ii) the Stockholder’s capacity as a Supernus Stockholder or (iii) any other Contract between the Stockholder (or any of its Affiliates) and Supernus (or any of its Affiliates), nor to the knowledge of the Stockholder is there any reasonable basis therefor that would reasonably be expected to impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder.

(g) Reliance by Indivior. The Stockholder understands and acknowledges that Indivior is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

7. Representations and Warranties of Indivior. Indivior hereby represents and warrants to the Stockholder as follows:

(a) Power; Organization; Binding Agreement. Indivior has full corporate power and authority to execute and deliver this Agreement, to perform Indivior’s obligations hereunder and to consummate the transactions contemplated hereby. Indivior is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. This Agreement has been duly executed and delivered by Indivior, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Indivior, enforceable against Indivior in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights or general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) No Conflicts. None of the execution and delivery by Indivior of this Agreement, the performance by Indivior of its obligations hereunder or the consummation by Indivior of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which Indivior is a party or by which Indivior may be bound, including any voting agreement or voting trust, (ii) violate any Law or order applicable to Indivior or (iii) violate the constituent or organizational document of Indivior, except, in each case, as would not prevent or materially delay Indivior from performing Indivior’s obligations under this Agreement.

8. Disclosure. The Stockholder shall permit Supernus and Indivior to disclose in all documents and schedules filed with the SEC (including the Joint Proxy Statement and Registration Statement) that Supernus and Indivior, as applicable, reasonably determines to be necessary in connection with the Merger and the transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement. The Stockholder shall as promptly as practicable to notify Indivior and Supernus of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Indivior any direct or indirect ownership or incidence of ownership of or with respect to any Supernus Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Supernus Shares shall remain vested in and belong to the Stockholder.

10. Further Assurances. Subject to the terms and conditions of this Agreement, upon the reasonable request of Indivior, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

11. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Stockholder hereby authorizes Supernus or its counsel to notify Supernus’ transfer agent that there is a stop transfer order with respect to all of the Supernus Shares of the Stockholder (and that this Agreement places limits on the voting and transfer of such Supernus Shares).

12. Termination. This Agreement, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any willful breach of this Agreement prior to the Expiration Date, provided that in no event shall the Stockholder’s monetary damages exceed the value of the aggregate consideration to which the Stockholder and the Stockholder’s Affiliates would be entitled pursuant to the Merger Agreement. This Section 12 and Sections 1, 4, and 13 shall survive the Expiration Date.

13. Miscellaneous.

(a) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Body of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the original intent of the parties hereto with respect to such provision.

(b) Survival of Representations and Warranties. Except for the provisions that survive pursuant to Section 12, all representations, warranties, covenants and agreements in this Agreement, and all rights and remedies with respect thereto, shall not survive the Expiration Date.

(c) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties (whether by operation of law or otherwise) without prior written consent of the other.

(d) Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(e) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Indivior shall be irreparably harmed and that there shall be no adequate remedy at law for a breach of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Indivior upon any such breach (or threatened breach), Indivior shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Indivior at law or in equity.

(f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) when personally delivered, (ii) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for overnight delivery, (iii) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (iv) when sent by electronic mail, provided that the sender does not receive a written notification of delivery failure. Notices, demands and other communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Indivior:

Indivior Pharmaceuticals Inc.

10710 Midlothian Turnpike, Suite 125

North Chesterfield, VA 23235

Attention: [•]

Email: [•]

with copies (which shall not constitute notice) to:

Goodwin Procter LLP

3025 John F Kennedy Blvd

Philadelphia, PA 19104

Attention:	Rachael Bushey

 Jennifer Porter

 Stephanie Isaia

Email: RBushey@goodwinlaw.com, JPorter@goodwinlaw.com

SIsaia@goodwinlaw.com

Notices to the Stockholder:

Supernus Pharmaceuticals, Inc.

9710 Medical Center Drive, Suite 200

Rockville, MD 20850

Attention: [•]

Email: [•]

(g) No Waiver.

(i) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(ii) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(h) No Third-Party Beneficiaries. This Agreement is not intended to confer and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any conflict of Laws principles of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(j) Submission to Jurisdiction. The parties agree that the Forum for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be the Court of Chancery in the State of Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be the United States District Court for the District of Delaware or, in the event such federal district court lacks subject matter jurisdiction, then the Superior Court in the State of Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts. Notwithstanding the foregoing, nothing in this Section 13(j) shall limit the rights of any party to obtain execution of a judgment of any of the above specified courts in any other jurisdiction outside of those specified in this Section 13, and the parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(k) Waiver of Jury Trial. The parties hereto irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this agreement.

(l) Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(m) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and thereof.

(n) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(o) Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(p) Counterparts. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission in .pdf format or by electronic signature complying with the federal ESIGN Act of 2000 or the Delaware Uniform Electronic Transactions Act, such as via DocuSign or a comparable platform), each of which shall be deemed an original and all of which shall constitute one and the same instrument. Any electronic signature shall be deemed an original signature for all purposes and shall have the same force and effect as a manually executed signature, and each party consents to the use of electronic signatures and to conducting this transaction by electronic means.

(q) No Agreement Until Executed. Irrespective of negotiations between the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) each of the Indivior Board and Supernus Board, as applicable, has approved, for purposes of any applicable anti-takeover laws and regulations, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by each party hereto.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

Indivior Pharmaceuticals, Inc.

By:
Name:
Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

STOCKHOLDER:

[Name]

[Signature Page to Voting Agreement]

Schedule A

Supernus Shares, Supernus Options, Supernus RSUs, Supernus PSUs and Supernus ESPP Purchase Rights

Stockholder	Supernus Shares	Supernus Shares underlying Supernus Options	Supernus Shares underlying Supernus RSUs	Supernus Shares underlying Supernus PSUs	Supernus Shares underlying Supernus ESPP Purchase Rights	Total Shares

[Schedule A to Voting Agreement]

EXHIBIT C

Form of Dividend Payment Rights Agreement

[See Attached]

DIVIDEND PAYMENT RIGHTS AGREEMENT

BETWEEN

INDIVIOR PHARMACEUTICALS, INC.

and

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

Dated as of [●], 2026

i

Section 7.11	Counterparts; Effectiveness	17

Section 7.12	Termination	17

This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder upon the expiration of the DPR Period.		17

Section 7.13	Construction	18

ii

FORM OF

DIVIDEND PAYMENT RIGHTS AGREEMENT

THIS DIVIDEND PAYMENT RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2026, is entered into by and between Indivior Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a [●] (“Computershare”), as initial Rights Agent (as defined herein).

PREAMBLE

WHEREAS, the Company, Artemis Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Supernus Pharmaceuticals, Inc., a Delaware corporation (“Supernus”), have entered into an Agreement and Plan of Merger, dated as of August 1, 2026 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Supernus (the “Merger”), with Supernus surviving the Merger as a wholly owned subsidiary of the Company (the “Surviving Corporation”);

WHEREAS, in connection with the Merger Agreement and only in the event of the Alternative Dividend Scenario (as defined therein), the Company has agreed to provide, by way of dividend, to the Holders (as defined herein), DPRs as hereinafter described by way of a dividend or distribution consistent with the Merger Agreement;

WHEREAS, the parties have done all things necessary to make the dividend payment rights, when issued hereunder, the valid obligations of the Company and to make this Agreement a valid and binding agreement of the Company, in accordance with its terms; and

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are closed in New York, New York.

“Closing” means the closing of the Merger.

“Common Stock” means the common stock, $0.001 par value, of the Company.

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“DPR” means a contingent contractual right of Holders to receive the DPR Payment under the Merger Agreement and this Agreement in the event of the Alternative Dividend Scenario.

“DPR Payment” means, in the event of the Alternative Dividend Scenario, $529,500,000.00.

“DPR Period” means the period beginning immediately following the Effective Time and ending on the earlier of (i) the first (1st) anniversary of the Closing Date and (ii) the DPR Payment Date.

“DPR Payment Date” shall mean the date that is the first (1st) anniversary of the Closing Date and or an earlier date as determined by the Board of Directors.

“DPR Register” has the meaning set forth in Section 2.3(b).

“Effective Time” means the time at which the Merger shall become effective at the time of the filing of the Certificate of Merger and the acceptance by the Secretary of State of the State of Delaware, or at such later time as may be specified in such Certificate of Merger with the consent of the Company and Supernus.

“Holder” means, at the relevant time, a Person in whose name DPRs are registered in the DPR Register.

“Majority of Holders” means, at any time, the registered Holder or Holders of more than 35% of the total number of DPRs registered at such time, as set forth on the DPR Register.

“Officer’s Certificate” means a certificate signed by the chief executive officer or the chief financial officer of the Company, in their respective official capacities.

“Permitted Transfer” means a Transfer of one or more DPRs (i) upon death of a Holder by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the DPRs are to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of DPRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as permitted by The Depository Trust Company; (vi) to the Company or its Subsidiaries; or (vii) as provided in Section 2.6.

“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity, and shall include any successor (by merger or otherwise) of any such Person.

“Record Date” means the Special Dividend Record Date.

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“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have been appointed pursuant to Article 3 of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Transfer” means transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

ARTICLE 2

DIVIDEND PAYMENT RIGHTS

Section 2.1 Holders of DPRs; Appointment of Rights Agent.

(a) The DPRs shall be issued to the holders of shares of Common Stock as of the Record Date.

(b) The Company hereby appoints the Rights Agent to act as rights agent for the Company in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2 Non-transferable.

A Holder may not at any time Transfer DPRs, other than pursuant to a Permitted Transfer. Any attempted Transfer that is not a Permitted Transfer, in whole or in part, will be void ab initio and of no effect. The DPRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) Holders’ rights and obligations in respect of DPRs derive solely from this Agreement; DPRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will maintain an up-to-date register (the “DPR Register”) for the purposes of (i) identifying the Holders of DPRs, (ii) determining Holders’ entitlement to DPRs and (iii) registering the DPRs and Permitted Transfers thereof. The DPR Register will initially show one position for The Depository Trust Company (or its nominee) representing all of the DPRs provided to the holders of shares of Common Stock held as of the Record Date. Except as expressly provided herein with respect to the rights of the Rights Agent, neither the Company nor its Subsidiaries will have any responsibility or liability whatsoever to any person other than the Holders.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to Transfer DPRs must be in writing and accompanied by a written instrument of Transfer reasonably acceptable to the Rights Agent, together with the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association (a “signature guarantee”) and other requested documentation in a form reasonably satisfactory to the Rights Agent, duly executed and properly completed, as

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applicable, by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination in accordance with its own internal procedures that the Transfer instrument is in proper form and the Transfer is a Permitted Transfer and otherwise complies on its face with the other terms and conditions of this Agreement, register the Transfer of the applicable DPRs in the DPR Register. All Transfers of DPRs registered in the DPR Register will be the valid obligations of the Company, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. Each of the Company and the Rights Agent may require payment (without duplication) of a sum sufficient to cover any stamp or other transfer Tax or governmental charge that is imposed in connection with (and would not have been imposed but for) any such registration of transfer, unless the transferee shall have established to the reasonable satisfaction of the Company or the Rights Agent, as applicable, that such Tax, if any, has been paid. No transfer of DPRs shall be valid until registered in the DPR Register and any transfer not duly registered in the DPR Register shall be void. The Company shall not be responsible for any costs and expenses related to any transfer or assignment of the DPRs (including the cost of any transfer tax).

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the DPR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the DPR Register.

Section 2.4 Payment Procedures.

(a) No later than the date that is five (5) days prior to the DPR Payment Date the Company shall deliver to the Rights Agent, or as the Rights Agent directs, the DPR Payment, by wire transfer of immediately available funds to an account designated in writing by the Rights Agent not less than ten (10) Business Days prior to the DPR Payment Date. Upon receipt of the wire transfer referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within ten (10) Business Days) pay, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the DPR Register at such time or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent, an amount equal to the product determined by multiplying (i) the quotient determined by dividing (A) the DPR Payment by (B) the total number of DPRs registered in the DPR Register at such time, by (ii) the number of DPRs registered to such Holder in the DPR Register at such time. For the avoidance of doubt the Company shall have no further liability in respect of the relevant DPR Payment upon delivery of such DPR Payment in accordance with this Section 2.4(a) and the satisfaction of each of the Company’s obligations set forth in this Section 2.4(a).

(b) Except to the extent otherwise required pursuant to a change in applicable Law after the date hereof, the parties hereto agree to treat the issuance of the DPRs as not constituting a current distribution and all DPR Payments for U.S. federal (and applicable state and local) income Tax purposes as distributions of money governed by Section 301 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), which will constitute a dividend to the extent payable out of the Company and its Subsidiaries’ current and accumulated “earnings and profits” (pursuant to Section 316 of the Code) in the taxable year in which any such DPR Payment is made.

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The parties hereto will not take any position to the contrary on any Tax Return or for other Tax purposes except as required by a change in applicable Law after the date hereof. The Rights Agent shall solicit from each Holder an IRS Form W-9 or applicable IRS Form W-8 (or a successor form) at such time or times as is necessary to permit any payment under this Agreement to be made without withholding under any provision of U.S. federal, state, local or non-U.S. tax law.

(c) Notwithstanding anything to the contrary herein, the Company and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from the DPR Payment otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Body, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. Prior to making any such deductions or withholdings or causing any such deductions or withholdings to be made with respect to any Holder, the Rights Agent will, to the extent reasonably practicable, provide notice to the Holder of such potential Tax deduction or withholding and a reasonable opportunity for the Holder to provide any necessary Tax forms in order to avoid or reduce such withholding amounts; provided that the time period for payment of the DPR Payment by the Rights Agent set forth in Section 2.4(a) will be extended by a period equal to any delay caused by the Holder providing such forms; provided, further, that in no event shall such period be extended for more than ten (10) Business Days, unless otherwise requested by the Holder for the purpose of delivering such forms and agreed to by the Rights Agent.

(d) Any portion of a DPR Payment that remains undistributed to the Holders six (6) months after the DPR Payment Date (including by means of uncashed checks or invalid addresses on the DPR Register) will be delivered by the Rights Agent to the Company or a person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent), and any Holder will thereafter look only to the Company for payment of such DPR Payment (which shall be without interest).

(e) If any DPR Payment (or portion thereof) remains unclaimed by a Holder two (2) years after the applicable fiscal quarter end (or immediately prior to such earlier date on which such DPR Payment would otherwise escheat to or become the property of any Governmental Body), such DPR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of the Company and will be transferred to the Company or a person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither the Company nor the Rights Agent will be liable to any Person in respect of any DPR Payment amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, the Company agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to the Company, a public official or a person nominated in writing by the Company.

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Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) DPRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of DPRs.

(b) DPRs will not represent any equity or ownership interest in the Company or any of its Subsidiaries or in the Surviving Corporation. The sole right of the Holders to receive property hereunder is the right to receive DPR Payment in accordance with the terms hereof. It is hereby acknowledged and agreed that a DPR shall not constitute a security of the Company or any of its Subsidiaries or of the Surviving Corporation.

(c) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the DPRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of the Company or any of its Subsidiaries either at law or in equity. The rights of any Holder and the obligations of the Company and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

Section 2.6 Ability to Abandon DPR.

A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by DPRs by transferring such DPR to the Company or a person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent) without consideration or compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by the Company of such transfer and cancellation. Nothing in this Agreement is intended to prohibit the Company or its Subsidiaries from offering to acquire or acquiring DPRs, in private transactions or otherwise, for consideration in its sole discretion.

ARTICLE 3

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith, fraud or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent in connection with this Agreement (but not including reimbursable expenses and other charges) during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought, except in the case of the willful misconduct, bad faith or fraud of the Rights Agent (in each case as determined by a final non appealable judgment of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

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(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

Section 3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and will be protected by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it in the absence of bad faith to be genuine and to have been signed or presented by or on behalf of the Company.

(c) The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, fraud, gross negligence or willful misconduct (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(d) Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(e) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(f) The Company agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, fraud, bad faith or willful misconduct.

(g) In addition to the indemnification provided under Section 3.2(e), the Company agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and the Company on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement

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and the exercise and performance of its duties hereunder, including all taxes (other than income, receipt, franchise or similar taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that the Company will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section 3.2(f), if the Company is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(h) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(i) The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.

(j) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(k) The Company shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(l) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

(m) The Rights Agent shall act hereunder solely as agent for the Company and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the DPRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

(n) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (i) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other

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comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (ii) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(o) The Rights Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable Law.

(p) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate and (ii) incur no liability and be held harmless the Company for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(q) All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

(r) The obligations of the Company and the rights of the Rights Agent under this Section 3.2, Section 3.1 and Section 2.4 shall survive the expiration of the DPRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by written notice to the Company. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least sixty (60) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (i) the date so specified and (ii) the appointment of a successor Rights Agent.

(b) The Company will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

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(c) If the Rights Agent resigns, is removed or becomes incapable of acting, the Company will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if the Company fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d) The Company will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If the Company fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of the Company.

(e) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Majority of Holders, the Company will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f) The Rights Agent will reasonably cooperate with the Company and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the DPR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing without compensation or reimbursement by the Company.

Section 3.4 Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to the Company and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of the Company or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

ARTICLE 4

COVENANTS

Section 4.1 List of Holders.

The Company will furnish or cause to be furnished to the Rights Agent, in such form as the Company receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within fifteen (15) Business Days following the Closing Date.

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Section 4.2 [Reserved].

Section 4.3 [Reserved].

Section 4.4 Books and Records.

Until the end of the DPR Period, the Company shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to support the applicable DPR Payments, if any, payable hereunder in accordance with the terms specified in this Agreement.

Section 4.5 Audits.

Until the expiration of this Agreement and for a period of one (1) year thereafter, the Company shall keep complete and accurate records in sufficient detail to support the accuracy of the payments due hereunder. The Majority of Holders shall have the right to cause an independent accounting firm reasonably acceptable to the Company to audit such records for the sole purpose of confirming payments for a period covering not more than the date commencing with the fiscal quarter in which the DPR Payment Date occurs and ending on the last day of the DPR Period. The Company may require such accounting firm to execute a reasonable confidentiality agreement with the Company prior to commencing the audit. The accounting firm shall disclose to Rights Agent or the Majority of Holders, as applicable, only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared, and in no event shall the Company be required to provide any Tax returns or any other Tax information it deems confidential to the of Holders or any other party. Such audits may be conducted during normal business hours upon reasonable prior written notice to the Company, but no more than frequently than once per year. No accounting period of the Company shall be subject to audit more than one time by the Majority of Holders, as applicable. Adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by the Company to reflect the results of such audit, which adjustments shall be paid promptly following receipt of an invoice therefor. Whenever such an adjustment is made, the Company shall promptly prepare a certificate setting forth such adjustment, and a brief, reasonably detailed statement of the facts, computation and methodology accounting for such adjustment to the extent not already reflected in the audit report and promptly file with the Rights Agent a copy of such report for the relevant fiscal quarter. The Rights Agent shall be fully protected in relying on any such report and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such report. The Majority of Holders, as applicable, shall bear the full cost and expense of such audit unless such audit discloses an underpayment by the Company of twenty percent (20%) or more of the DPR Payment due under this Agreement, in which case the Company shall bear the full cost and expense of such audit. The Rights Agent shall be entitled to rely on any audit report delivered by the independent accounting firm pursuant to this Section 4.5.

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ARTICLE 5

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders or Rights Agent.

(a) The Company, at any time and from time to time, may (without the consent of any Person, other than the Rights Agent, which such consent not to be unreasonably withheld, conditioned, or delayed) enter into one or more amendments to this Agreement for any of the following purposes, without the consent of any of the Holders or the Rights Agent:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) subject to Section 6.1, to evidence the succession of another person to the Company and the assumption of any such successor of the covenants of the Company outlined herein in a transaction contemplated by Section 6.1;

(iii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions for the protection and benefit of the Holders; provided that in each case, such provisions shall not adversely affect the interests of the Holders;

(iv) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such provisions shall not adversely affect the interests of the Holders;

(v) as may be necessary or appropriate to ensure that DPRs are not subject to registration under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws;

(vi) as may be necessary or appropriate to ensure that the Company is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vii) to cancel DPRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6, or (ii) following a transfer of such DPRs to the Company or its Subsidiaries in accordance with Section 2.2 or Section 2.3;

(viii) as may be necessary or appropriate to ensure that the Company complies with applicable Law; or

(ix) to effect any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.

(b) Promptly after the execution by the Company of any amendment pursuant to this Section 5.1, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

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Section 5.2 Amendments with Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by the Company without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Majority of Holders, the Company and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b) Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.3 Effect of Amendments.

Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Article 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

ARTICLE 6

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1 The Company May Not Consolidate, Etc.

During the DPR Period, the Company shall not consolidate with or merge into any other Person or convey, transfer or lease all or substantially all of its properties and assets to any Person, unless:

(a) the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, all or substantially all of the properties and assets of the Company (the “Surviving Person”) shall expressly assume the Company’s obligations under this Agreement, including payment of amounts on all DPRs in accordance with the applicable terms; and

(b) The Company has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article 6.

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Section 6.2 Successor Substituted.

Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Notices to Rights Agent and to the Company.

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for overnight delivery, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail, provided that the sender does not receive a written notification of delivery failure. Notices, demands and other communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

if to the Rights Agent, to:

Computershare Trust Company, N.A.

[●]

if to the Company, to:

[●]

with a copy, which shall not constitute notice, to:

Saul Ewing LLP

1800 M Street NW

Suite 1000N

Washington, DC 20036

Attention: Mark I. Gruhin

Email: Mark.Gruhin@saul.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

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Section 7.2 Notice to Holders.

All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the DPR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Section 7.3 Entire Agreement.

As between The Company and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 7.4 Merger or Consolidation or Change of Name of Rights Agent.

Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.4.

Section 7.5 Successors and Assigns.

This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, the Company and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 7.4, the Rights Agent may not assign this Agreement without the Company’s prior written consent. Subject to Section 5.1(a)(ii) and Article 6 hereof, the Company may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom the Company is merged or consolidated, or any entity resulting from any merger or consolidation to which the Company shall be a party (each, an “Assignee”); provided, however, that in connection with any assignment to an Assignee, the Company shall agree to remain liable for the performance by the Company of its obligations hereunder (to the extent the Company exists following such assignment). The Company or an Assignee may not otherwise assign this Agreement without the prior consent of the Majority of Holders. Any attempted assignment of this Agreement in violation of this Section 7.5 will be void ab initio and of no effect.

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Section 7.6 Benefits of Agreement; Action by Majority of Holders.

Nothing in this Agreement, express or implied, will give to any Person (other than the Company, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Company, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Majority of Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 7.7 Governing Law.

This Agreement and the DPRs shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

Section 7.8 Jurisdiction.

(a) The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be the Court of Chancery in the State of Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be the United States District Court for the District of Delaware or, in the event such federal district court lacks subject matter jurisdiction, then the Superior Court in the State of Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts. Notwithstanding the foregoing, nothing in this Section 7.8 shall limit the rights of any party to obtain execution of a judgment of any of the above specified courts in any other jurisdiction outside of those specified in this Section 7.8(a), and the parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 7.8(a).

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Section 7.9 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

Section 7.10 Severability Clause.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written Notice to the Company.

Section 7.11 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 7.12 Termination.

This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder upon the expiration of the DPR Period.

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Section 7.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and the Company and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(e) All references herein to “$” are to United States Dollars.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

INDIVIOR PHARMACEUTICALS, INC.

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:
Name:
Title:

[Signature Page to DPR Agreement]